     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1996

                                                     REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       BACHMAN INFORMATION SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

          MASSACHUSETTS                          7399                           04-2784044
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

  8 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MASSACHUSETTS 01803 (617) 273-9003 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 PETER J. BONI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       BACHMAN INFORMATION SYSTEMS, INC.
                          8 NEW ENGLAND EXECUTIVE PARK
                        BURLINGTON, MASSACHUSETTS 01803
                                 (617) 273-9003
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
           JOHN D. PATTERSON, JR., ESQ.                       WILLIAM B. SIMMONS, JR., ESQ.
               DAVID W. WALKER, ESQ.                         TESTA, HURWITZ & THIBEAULT LLP
              FOLEY, HOAG & ELIOT LLP                                125 HIGH STREET
              ONE POST OFFICE SQUARE                           BOSTON, MASSACHUSETTS 02110
            BOSTON, MASSACHUSETTS 02109

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                            PROPOSED         PROPOSED
                                                             MAXIMUM          MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE   AMOUNT TO BE   OFFERING PRICE      AGGREGATE      REGISTRATION
  REGISTERED                             REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2)      FEE(3)
- -----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share................................  4,850,000 shs.      $7.313         $35,468,050      $12,230.34
===========================================================================================================

(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to former shareholders of Cadre Technologies Inc. pursuant to the Merger described herein.

(2) Approximately every 3.311 shares of Cadre Technologies Inc. will be converted into one share of Common Stock of the Registrant, subject to certain possible adjustments, pursuant to the Merger described herein. Pursuant to Rule 457(f) under the Securities Act of 1933, the registration fee has been calculated as of June 11, 1996.

(3) The amount of the registration fee includes $8,851.25 previously paid pursuant to Section 14(g) of the Securities Exchange Act, as amended, in connection with the filing by the Registrant of a preliminary
    Prospectus/Joint Proxy Statement related to the proposed acquisition.

================================================================================

                       BACHMAN INFORMATION SYSTEMS, INC.

   CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS/JOINT PROXY STATEMENT
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-4

       ITEM OF FORM S-4                            LOCATION IN PROSPECTUS/JOINT PROXY STATEMENT
       -----------------------------------------   ---------------------------------------------
  1.   Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus...   Facing Page; Cross-Reference Sheet; Outside
                                                   Front Cover Page
  2.   Inside Front and Outside Back Cover Pages
       of Prospectus............................   Available Information; Incorporation of
                                                   Certain Documents by Reference; Inside Front
                                                   and Outside Back Cover Pages of Prospectus
  3.   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............   Summary; Risk Factors; Selected Historical
                                                   and Unaudited Pro Forma Condensed Combined
                                                   Financial Information; Comparative Historical
                                                   and Pro Forma Share Data; The Merger
                                                   Proposals
  4.   Terms of the Transaction.................   The Merger Proposals; The Merger Agreement;
                                                   Other Matters Related to the Merger;
                                                   Description of Bachman Capital Stock;
                                                   Comparison of Stockholders' Rights; Annex A.
                                                   Merger Agreement
  5.   Pro Forma Financial Information..........   Selected Historical and Unaudited Pro Forma
                                                   Condensed Combined Financial Information; Pro
                                                   Forma Condensed Combined Financial Statements
  6.   Material Contacts With the Company Being
       Acquired.................................   Summary; The Merger Proposals
  7.   Additional Information Required For
       Reoffering by Persons and Parties Deemed
       to be Underwriters.......................   *
  8.   Interests of Named Experts and Counsel...   Legal Matters; Experts
  9.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................   *
 10.   Information With Respect to S-3
       Registrants..............................   Available Information; Incorporation of
                                                   Certain Documents by Reference
 11.   Incorporation of Certain Information by
       Reference................................   Incorporation of Certain Documents by
                                                   Reference
 12.   Information With Respect to S-2 or S-3
       Registrants..............................   *
 13.   Incorporation of Certain Information by
       Reference................................   *
 14.   Information With Respect to Registrants
       Other Than S-2 or S-3 Registrants........   *
 15.   Information With Respect to S-3
       Companies................................   *
 16.   Information With Respect to S-2 or S-3
       Companies................................   *
 17.   Information With Respect to Companies
       Other Than S-2 or S-3 Companies..........   Cadre; Financial Statements of Cadre
 18.   Information if Proxies, Consents or
       Authorizations Are to be Solicited.......   Summary; Introduction; The Bachman Special
                                                   Meeting; The Cadre Special Meeting; The
                                                   Merger Proposals; Other Matters Related to
                                                   the Merger
 19.   Information if Proxies, Consents or
       Authorizations are not to be Solicited,
       or in an Exchange Offer..................   *

               [LETTERHEAD OF BACHMAN INFORMATION SYSTEMS, INC.]

                                                                   June 19, 1996

Dear Stockholder:

     The Board of Directors of Bachman Information Systems, Inc. ("Bachman") has called a Special Meeting of Stockholders (the "Special Meeting") to be held on July 18, 1996 at 10:00 a.m. local time at the offices of Foley, Hoag & Eliot LLP located at One Post Office Square, Boston, Massachusetts. The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated March 25, 1996, (the "Merger Agreement"), by and among Bachman, Cadre Technologies Inc. ("Cadre"), and B.C. Acquisition Corp., a wholly-owned subsidiary of Bachman, and to approve the issuance of Bachman Common Stock as contemplated by the Merger Agreement. In addition, stockholders will be asked to consider and vote upon proposals to (i) change Bachman's name to Cayenne Software, Inc. upon the consummation of the merger, (ii) increase the number of authorized shares of Bachman Common Stock by 26.2 million shares, and
(iii) adjourn the Special Meeting if and to the extent adjournment is proposed by Bachman's management, in order to afford management time to solicit additional proxies, if necessary, in support of one or more of the Proposals.

     Under the Merger Agreement, B.C. Acquisition Corp. would be merged with and into Cadre, with Cadre being the surviving corporation. B.C. Acquisition Corp.'s separate corporate existence would cease. Up to 4,850,000 shares of Bachman Common Stock, which is listed on the Nasdaq National Market under the symbol "BACH," would be issued to Cadre stockholders, option holders and one warrant holder. Subject to statutory dissenters' appraisal rights, approximately every
3.311 shares of Cadre Common Stock would be converted into the right to receive one share of Bachman Common Stock. All stock options to purchase Cadre Common Stock would become options to purchase Bachman Common Stock. All warrants to purchase Cadre Common Stock would become warrants to purchase Bachman Common Stock.

     After the merger, the assets and business of Cadre would continue to be owned and operated by Cadre, which would be a wholly-owned subsidiary of Bachman. Subject to approval by Bachman's stockholders, Bachman would change its name to Cayenne Software, Inc. upon consummation of the merger.

     Bachman's Board of Directors has unanimously determined that the proposed merger is in the best interests of Bachman and its stockholders. The Board believes that the merger will provide Bachman with greater market penetration through the acquisition of additional products, broader direct and indirect channels of distributors and more strategic business partnerships.

     The Board has also unanimously determined that the proposed increase in the number of authorized shares of Bachman Common Stock is in the best interests of Bachman and its stockholders. The Board believes that increasing the number of authorized shares of Bachman Common Stock will allow Bachman to acquire or invest in complementary businesses or technologies and have additional shares available for employee stock option, purchase and other benefit plans, and for other corporate purposes approved by the Board of Directors of Bachman.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE YOUR SHARES OF BACHMAN STOCK FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE ISSUANCE OF BACHMAN COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT. The Board also recommends that you vote FOR the proposal to change Bachman's name to Cayenne Software, Inc., FOR the proposal to increase the number of authorized shares of Bachman Common Stock by 26.2 million and FOR the proposal to adjourn the Special Meeting if and to the extent adjournment is proposed by Bachman's management.

Bachman Stockholders
June 19, 1996
Page Two

     The merger will be effected only if the Merger Agreement and the related issuance of Bachman Common Stock are approved by the affirmative vote of a majority of the shares of Bachman Common Stock present in person or by a properly executed proxy and entitled to vote at the Special Meeting.

     A Notice of Special Meeting of Stockholders, Prospectus/Joint Proxy Statement and proxy card are enclosed for your review. The Prospectus/Proxy Statement consists of Bachman and Cadre's joint proxy statement, relating to the actions to be taken by Bachman stockholders and Cadre stockholders, and Bachman's prospectus with respect to the shares of Bachman Common Stock issuable to holders of Cadre stock upon consummation of the proposed merger. THE BACHMAN BOARD RECOMMENDS THAT YOU READ THE PROSPECTUS/JOINT PROXY STATEMENT CAREFULLY.

     It is important that your shares of Bachman stock be represented at the Special Meeting. EVEN THOUGH YOU MAY PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the Special Meeting, you may vote in person even if you have previously returned a completed proxy.

                                          Sincerely,

                                          /S/ PETER J. BONI

                                          --------------------------------------
                                          Peter J. Boni,
                                          President and Chief Executive Officer

               [LETTERHEAD OF BACHMAN INFORMATION SYSTEMS, INC.]

                                 June 19, 1996

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 18, 1996

     A Special Meeting of Stockholders (the "Special Meeting") of BACHMAN INFORMATION SYSTEMS, INC. ("Bachman") will be held on July 18, 1996 at 10:00 a.m. local time at the offices of Foley, Hoag & Eliot LLP located at One Post Office Square, Boston, Massachusetts for the following purposes:

     1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated March 25, 1996 (the "Merger Agreement") by and among Bachman, B.C. Acquisition Corp. and Cadre Technologies Inc., a copy of which agreement is included as Annex A to the accompanying Prospectus/Joint Proxy Statement, and to approve the issuance of up to 4,850,000 shares of Bachman's Common Stock, par value $.01 per share (subject to adjustment as provided in the Merger Agreement), as contemplated by the Merger Agreement;

     2. to consider and vote upon a proposal to change Bachman's name to Cayenne Software, Inc. upon consummation of the proposed merger;

     3. to consider and vote upon a proposal to increase the number of shares of Common Stock, par value $.01 per share, that Bachman shall have authority to issue by 26.2 million shares;

     4. to consider and vote upon a proposal to approve in advance one or more adjournments of the Special Meeting if and to the extent such adjournments are proposed by the management of Bachman; and

     5. to transact such other business as may properly come before the Special Meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Prospectus/Joint Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on June 7, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any continuation or adjournment thereof.

                                          By Order of the Board of Directors,

                                          /S/ JOHN D. PATTERSON, JR.

                                          --------------------------------------
                                          John D. Patterson, Jr., Clerk

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING.
     WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, DATE AND
         SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE
              ENCLOSED STAMPED ENVELOPE. YOU MAY STILL VOTE IN
                   PERSON IF YOU ATTEND THE SPECIAL MEETING.

                    [LETTERHEAD OF CADRE TECHNOLOGIES INC.]

                                 June 19, 1996

Dear Stockholder:

     The Board of Directors of Cadre Technologies Inc. ("Cadre") has called a Special Meeting of Stockholders (the "Special Meeting") to be held on July 18, 1996 at 10:00 a.m. local time at the offices of Testa, Hurwitz & Thibeault LLP located at 125 High Street, Boston, Massachusetts. The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated March 25, 1996, (the "Merger Agreement"), by and among Cadre, Bachman Information Systems, Inc. ("Bachman"), and B.C. Acquisition Corp., a wholly-owned subsidiary of Bachman.

     Under the Merger Agreement, B.C. Acquisition Corp. would be merged with and into Cadre, with Cadre being the surviving corporation. B.C. Acquisition Corp.'s separate corporate existence would cease. Up to 4,850,000 shares of Bachman Common Stock, which is listed on the Nasdaq National Market under the symbol "BACH," would be issued to Cadre Stockholders, option holders and one warrant holder. Subject to statutory dissenters' appraisal rights, approximately every
3.311 shares of Cadre Common Stock would be converted into the right to receive one share of Bachman Common Stock. All stock options to purchase Cadre Common Stock would become options to purchase Bachman Common Stock. All warrants to purchase Cadre Common Stock would become warrants to purchase Bachman Common Stock.

     After the merger, the assets and business of Cadre would continue to be owned and operated by Cadre, which would be a wholly-owned subsidiary of Bachman. Subject to approval by Bachman's stockholders, Bachman would change its name to Cayenne Software, Inc. upon consummation of the merger. William H.D. Goddard, Director of Cadre would serve as a director of Cayenne Software, Inc. upon consummation of the merger. We also expect a second representative of Cadre to be added to the Cayenne Board.

     Cadre's Board of Directors has unanimously determined that the proposed merger is in the best interests of Cadre and its stockholders. The Board believes that the merger will provide Cadre with the benefits of a broader combined product line of Bachman and Cadre products and access to the market in which Bachman products are now sold. In entering into the Merger Agreement, Cadre also seeks to maximize shareholder value by providing Cadre stockholders with access to a public market for investment liquidity.

     ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE YOUR SHARES OF CADRE STOCK FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. The Board also recommends that you vote FOR the proposal to adjourn the Special Meeting if and to the extent adjournment is proposed by Cadre's management, in order to afford management time to solicit additional proxies, if necessary, in support of the Merger Agreement proposal. The merger will be effected only if the Merger Agreement is approved by the affirmative vote of at least 66 2/3% of the outstanding shares of Cadre Common Stock.

     A Notice of Special Meeting of Stockholders, Prospectus/Joint Proxy Statement and proxy card are enclosed for your review. The Prospectus/Joint Proxy Statement consists of Cadre and Bachman's joint proxy statement, relating to the actions to be taken by Bachman stockholders and Cadre stockholders, and Bachman's prospectus with respect to the shares of Bachman Common Stock issuable to holders of Cadre stock upon consummation of the proposed merger. THE CADRE BOARD RECOMMENDS THAT YOU READ THE PROSPECTUS/JOINT PROXY STATEMENT CAREFULLY.

Cadre Stockholders
June 19, 1996
Page Two

     It is important that your shares of Cadre stock be represented at the Special Meeting. EVEN THOUGH YOU MAY PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the Special Meeting, you may vote in person even if you have previously returned a completed proxy.

                                          Sincerely,

                                          /S/ LAWRENCE T. SUTTER

                                          --------------------------------------
                                          Lawrence T. Sutter,
                                          Chairman and Chief Executive Officer

                    [LETTERHEAD OF CADRE TECHNOLOGIES INC.]

                                                                   June 19, 1996

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 18, 1996

     A Special Meeting of Stockholders (the "Special Meeting") of CADRE TECHNOLOGIES INC. ("Cadre") will be held on July 18, 1996 at 10:00 a.m. local time at the offices of Testa, Hurwitz & Thibeault LLP located at 125 High Street, Boston, Massachusetts for the following purposes:

     1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated March 25, 1996 by and among Bachman Information Systems, Inc., B.C. Acquisition Corp. and Cadre, a copy of which agreement is included as Annex A to the accompanying Prospectus/Joint Proxy Statement;

     2. to consider and vote upon a proposal to approve in advance one or more adjournments of the Special Meeting if and to the extent such adjournments are proposed by the management of Cadre; and

     3. to transact such other business as may properly come before the Special Meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Prospectus/Joint Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on May 31, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any continuation or adjournment thereof.

                                          By Order of the Board of Directors,

                                          /S/ EDSON H. WHITEHURST, JR.

                                          --------------------------------------
                                          Edson H. Whitehurst, Jr., Secretary

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING.
     WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, DATE AND
         SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE
              ENCLOSED STAMPED ENVELOPE. YOU MAY STILL VOTE IN
                   PERSON IF YOU ATTEND THE SPECIAL MEETING.

BACHMAN INFORMATION SYSTEMS, INC.                        CADRE TECHNOLOGIES INC.

                        PROSPECTUS/JOINT PROXY STATEMENT

     Bachman Information Systems, Inc., a Massachusetts corporation ("Bachman"), has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of up to 4,850,000 shares of its Common Stock, $.01 par value ("Bachman Common Stock"), to be issued upon conversion of outstanding shares of Cadre Technologies Inc. ("Cadre") in connection with the proposed merger (the "Merger") of B.C. Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Bachman ("Acquisition Corp."), with and into Cadre, a Delaware corporation, pursuant to the terms set forth in the Agreement and Plan of Merger dated as of March 25, 1996 (the "Merger Agreement"), by and among Bachman, Acquisition Corp. and Cadre.

     Pursuant to the Merger, in which Cadre will become a wholly-owned subsidiary of Bachman, between 3,697,333 and 4,850,000 shares of Bachman Common Stock will be issued to Cadre stockholders, option holders and one warrant holder. Shares of Cadre's Common Stock, par value $.01 per share ("Cadre Common Stock"), (other than duly qualified dissenting shares) will be converted into shares of Bachman Common Stock, according to a formula set forth in the Merger Agreement. The maximum amount of Bachman shares that may be issued is 4,850,000 (approximately 28% of the total outstanding after the Merger), or 0.3169 share of Bachman for each share of Cadre (based on Cadre's outstanding shares at May 31, 1996). That amount may be adjusted downward based on Cadre's negative net worth at the end of the month preceding the Closing. Based on Cadre's estimated net worth at May 31, 1996, the actual amount of Bachman shares to be issued would be 4,621,667 (approximately 27% of the total outstanding), or 0.3020 share of Bachman for each share of Cadre. The Merger Agreement does not limit the possible adjustment, but if the formula would result in fewer than 3,697,334 shares (approximately 22% of the total outstanding, or 0.2416 share of Bachman for each share of Cadre) being issued, Bachman and Cadre will resolicit votes for approval by their respective stockholders before consummating the Merger. All stock options to purchase Cadre Common Stock will become options to purchase Bachman Common Stock, and all warrants to purchase Cadre Common Stock will become warrants to purchase Bachman Common Stock.

     This Prospectus/Joint Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of Bachman and Cadre on or about June 19, 1996.

     This Prospectus/Joint Proxy Statement constitutes (a) the Proxy Statement of Cadre relating to the Special Meeting of Stockholders of Cadre, scheduled to be held on July 18, 1996 (the "Cadre Special Meeting"), (b) the Proxy Statement of Bachman relating to the Special Meeting of Stockholders of Bachman, scheduled to be held on July 18, 1996 (the "Bachman Special Meeting"), and (c) the Prospectus of Bachman filed as part of the Registration Statement. All information herein with respect to Cadre has been furnished by Cadre, and all information herein with respect to Bachman has been furnished by Bachman.

     SEE "RISK FACTORS" AT PAGE 21 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED CAREFULLY BY BACHMAN STOCKHOLDERS AND CADRE STOCKHOLDERS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE BACHMAN SPECIAL MEETING AND CADRE SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.
                            ------------------------

     NEITHER THIS TRANSACTION NOR THE SECURITIES OF BACHMAN OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus/Joint Proxy Statement is June 14, 1996.

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                             AVAILABLE INFORMATION

     Bachman is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The information filed by Bachman with the Commission may be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Bachman Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information filed by Bachman with the Nasdaq National Market may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Third Floor, Washington, D.C. 20006.

     This Prospectus/Joint Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4 of which this Prospectus/Joint Proxy Statement forms a part (together with all exhibits and any amendments thereto, the "Registration Statement"), as filed by Bachman with the Commission under the Securities Act of 1933 (the "Securities Act"). For further information, reference is made to the Registration Statement, a copy of which may be obtained, at prescribed rates, from the Public Reference Section of the Commission at the address set forth above.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THIS SOLICITATION AND OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CADRE OR BACHMAN. THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF BACHMAN COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SHARES OF BACHMAN COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS/JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF BACHMAN COMMON STOCK MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Bachman are incorporated herein by reference:

     1. Bachman's Annual Report on Form 10-K for the year ended June 30, 1995;

     2. Bachman's Proxy Statement dated October 23, 1995 in connection with the Bachman Special Meeting in Lieu of Annual Meeting of Stockholders held on November 15, 1995;

     3. Bachman's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

     4. Bachman's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995;

     5. Bachman's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     6. Bachman's Current Report on Form 8-K filed April 1996; and

     7. The description of Bachman's Common Stock contained in Bachman's Registration Statement on Form 8-A (File No. 0-19682), dated November 26, 1991.

     THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM BACHMAN INFORMATION SYSTEMS, INC., 8 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MASSACHUSETTS 01803, ATTN: INVESTOR RELATIONS (TELEPHONE (617) 273-9003). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 11, 1996.

     Statements contained in this Prospectus/Joint Proxy Statement as to the contents of any contract or other document are not necessarily complete. If the contract or other document is filed as an exhibit to the Registration Statement, reference is hereby made to the copy filed as an exhibit and each such statement is qualified in all respects by such reference.

     All reports and definitive proxy or information statements filed by Bachman pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act subsequent to the date of this Prospectus/Joint Proxy Statement and prior to the termination of the offering of the Bachman Common Stock to which this Prospectus/Joint Proxy Statement relates shall be deemed to be incorporated by reference into this Prospectus/Joint Proxy Statement from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus/Joint Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Joint Proxy Statement.
                            ------------------------

     "BACHMAN" is a registered trademark and "Cayenne" and "Cayenne Software, Inc." are trademarks of Bachman. "Cadre," "ObjectTeam," and "Teamwork" are registered trademarks of Cadre, and "ObjectTeam Application Factory" and "VantageTeam" are trademarks of Cadre. This Prospectus/Joint Proxy Statement also includes the trademarks of companies other than Bachman and Cadre.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     3
SUMMARY...............................................................................     7
BACHMAN AND CADRE
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION.........................................................................    15
BACHMAN AND CADRE
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA...................................    19
INTRODUCTION..........................................................................    21
RISK FACTORS..........................................................................    21
THE COMPANIES.........................................................................    28
THE BACHMAN SPECIAL MEETING...........................................................    28
  Proposals...........................................................................    28
  Voting and Proxy Information........................................................    29
  Solicitation of Proxies.............................................................    29
THE CADRE SPECIAL MEETING.............................................................    30
  Proposals...........................................................................    30
  Voting and Proxy Information........................................................    30
  Solicitation of Proxies.............................................................    31
THE MERGER PROPOSALS..................................................................    31
  Effects of the Merger...............................................................    31
  Background and Purpose of the Merger................................................    31
  Financial Advisor To Bachman........................................................    35
  Interests of Certain Persons in the Merger..........................................    39
  Recommendation of the Board of Directors of Bachman.................................    40
  Recommendation of the Board of Directors of Cadre...................................    40
THE MERGER AGREEMENT..................................................................    40
  Manner and Basis of Converting Shares...............................................    41
  Exchanges of Stock Certificates.....................................................    42
  Representations and Covenants.......................................................    43
  Conditions to the Merger............................................................    43
  Conditions Precedent to Obligations of Bachman and Acquisition Corp. to Effect the
     Merger...........................................................................    43
  Conditions Precedent to Obligation of Cadre to Effect the Merger....................    44
  Termination.........................................................................    44
  Expenses............................................................................    44
  Escrow Agreement....................................................................    44
  Holder's Agent......................................................................    45
  Bachman Board Representation........................................................    45
  Affiliate Agreements................................................................    45
  Indemnification of Cadre Officers and Directors.....................................    46

                                                                                        PAGE
                                                                                        ----
OTHER MATTERS RELATED TO THE MERGER...................................................    46
  Guarantee of Cadre Loan by Bachman..................................................    46
  Operation of Cadre's Business After the Merger......................................    46
  Promotional Programs................................................................    46
  Regulatory Matters..................................................................    47
  Certain Federal Income Tax Consequences.............................................    47
  Carryforward of Net Operating Losses and Tax Credits................................    49
  Anticipated Accounting Treatment....................................................    49
  Appraisal Rights of Dissenting Stockholders.........................................    49
BACHMAN PRICE RANGE OF COMMON STOCK AND DIVIDENDS.....................................    52
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS..................................................................    53
DESCRIPTION OF BACHMAN CAPITAL STOCK..................................................    61
  Bachman Preferred Stock.............................................................    61
  Bachman Common Stock................................................................    61
CADRE.................................................................................    62
  Absence of Market for Cadre Stock; Dividend Policy..................................    62
  Cadre Management's Discussion and Analysis of Financial Condition and
     Results of Operations............................................................    62
  Business of Cadre...................................................................    75
  Principal Stockholders of Cadre.....................................................    80
COMPARISON OF STOCKHOLDERS' RIGHTS....................................................    83
THE BACHMAN NAME CHANGE PROPOSAL......................................................    90
THE AUTHORIZED BACHMAN COMMON STOCK PROPOSAL..........................................    90
THE BACHMAN ADJOURNMENT PROPOSAL......................................................    90
THE CADRE ADJOURNMENT PROPOSAL........................................................    91
OTHER MATTERS.........................................................................    91
LEGAL MATTERS.........................................................................    91
EXPERTS...............................................................................    91
INDEX TO FINANCIAL STATEMENTS OF CADRE................................................   F-1
ANNEX A. MERGER AGREEMENT
ANNEX B. DELAWARE GCL SECTION 262 ("APPRAISAL RIGHTS")
ANNEX C. STRATAGEM FAIRNESS OPINION

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus/Joint Proxy Statement and the accompanying exhibits. Each Bachman stockholder and Cadre stockholder should read carefully the entire Prospectus/Joint Proxy Statement and accompanying exhibits before voting on the matters discussed herein. Except as otherwise indicated, share and per share data for Bachman Common Stock have been retroactively adjusted to reflect a one-for-three split of Bachman Common Stock and the conversion of all of Bachman's then-outstanding preferred stock into Bachman Common Stock, both effected in the quarter ended December 31, 1991.

                                 THE COMPANIES

     BACHMAN INFORMATION SYSTEMS, INC. ("BACHMAN"), organized as a Massachusetts corporation in 1983, develops, markets and supports a comprehensive suite of software products and services. Fortune 1000 companies and government agencies around the world use Bachman products as they develop, implement, and maintain enterprise-wide, business-critical information systems. Bachman's products are designed around an innovative open architecture that enables organizations to create applications that integrate diverse information sources into new high-performance computing environments, to modify applications as business and technology change, and to run those applications on a variety of platforms. Bachman's approach to reusability and its open architecture directly support mainframe and client/server initiatives and partnerships with other leading software vendors.

     Bachman targets its products to Fortune 1000 companies, government agencies, and organizations of similar size throughout the world that use workstations, mid-range and mainframe computers and relational database management systems for data-intensive applications.

     As Bachman continues to make the transition from providing tools focused solely on mainframe application development to supporting customers' needs for a more open and flexible set of solutions aimed at the growing client/server market, it faces many challenges. Bachman's plan is to enhance its product offerings through development efforts, strategic alliances and acquisitions to improve its long-term performance. The transition has had an adverse effect on Bachman's operating results during fiscal 1993, 1994, and 1995 and the first nine months of fiscal 1996, and will continue to affect operating results throughout the remainder of fiscal 1996. Bachman anticipates that it will be able to satisfy its cash requirements and other cash needs through fiscal 1996. Bachman's cash requirements thereafter will depend on the results of future operations, which cannot be foreseen.

     B.C. ACQUISITION CORP. ("ACQUISITION CORP.") was incorporated in Delaware in February 1996 for purposes of effecting the Merger. Acquisition Corp. is a direct, wholly-owned subsidiary of Bachman. The principal executive offices of both Bachman and Acquisition Corp. are located at 8 New England Executive Park, Burlington, Massachusetts 01803, and their telephone number is (617) 273-9003.

     CADRE TECHNOLOGIES INC. ("CADRE"), organized as a Delaware corporation in 1988, is the successor of Cadre Technologies Inc. and MicroCASE Inc., both of which merged into Cadre on January 31, 1989. Cadre develops, markets and supports software tools for the creation of complex computer software. Most of the products sold by Cadre help to automate the process of requirements analysis and software design by groups of software engineers. Customers use the tools to capture, traverse, and analyze abstract models of the system to be built. These models assist users, and sometimes their customers, in understanding a software system, planning its implementation, and making engineering trade-offs. Additional Cadre products address document generation, model configuration management, software construction, and the "reverse engineering" (understanding) of existing software.

     Cadre's customers are generally developers of complex software systems in both the Information System ("IS") and the "technical" sectors. While most of Cadre's current customers consider themselves in the technical sector, Cadre expects a shift toward IS customers as it concentrates on "object-oriented" ("OO") technology. Cadre's strategy is to maintain its position as a leading provider of tools to the technical market, while introducing new products and enhancements for its OO product line. See "Cadre -- Business."

     Cadre's principal executive offices are located at 222 Richmond Street, Providence, Rhode Island 02903 and its telephone number is (401) 351-5950.

                   SPECIAL MEETING OF STOCKHOLDERS OF BACHMAN

     A Special Meeting of the stockholders of Bachman will be held on July 18, 1996 at 10:00 a.m. local time at the offices of Foley, Hoag & Eliot LLP located at One Post Office Square, Boston, Massachusetts (the "Bachman Special Meeting"). The purpose of the Bachman Special Meeting is to vote on proposals to
(a) approve and adopt the Agreement and Plan of Merger, dated as of March 25, 1996, by and among Bachman, Cadre and Acquisition Corp. (the "Merger Agreement"), providing for the merger of Acquisition Corp. with and into Cadre, with Cadre becoming a wholly-owned subsidiary of Bachman, and to approve the issuance of shares of Bachman Common Stock in connection with the Merger Agreement (the "Merger/Stock Issuance Proposal"), (b) change the corporate name of Bachman to Cayenne Software, Inc. upon consummation of the proposed merger (the "Bachman Name Change Proposal"), (c) increase the number of authorized shares of Bachman Common Stock by 26.2 million (the "Authorized Bachman Common Stock Proposal"), and (d) approve in advance one or more adjournments of the Bachman Special Meeting if and to the extent such adjournments are proposed by the management of Bachman (the "Bachman Adjournment Proposal"). Holders of Bachman Common Stock are being asked to approve the Merger/Stock Issuance Proposal in order to comply with Section 6 of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc., which requires that Nasdaq National Market issuers obtain stockholder approval if, in connection with the acquisition of the stock or assets of another company, the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

     The close of business on June 7, 1996 has been fixed as the record date for the determination of the Bachman stockholders entitled to notice of and to vote at the Bachman Special Meeting or any adjournment thereof (the "Bachman Record Date"). The presence, in person or by a properly executed proxy, of the holders of a majority in interest of all the capital stock issued, outstanding and entitled to vote is necessary to constitute a quorum at the Bachman Special Meeting. The stockholders present in person or represented by proxy at the Bachman Special Meeting may approve the Bachman Adjournment Proposal, despite the absence of a quorum for other purposes. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but broker non-votes will be treated as not voting on the Merger/Stock Issuance Proposal, the Bachman Name Change Proposal, the Authorized Bachman Common Stock Proposal and the Bachman Adjournment Proposal.

     Approval and adoption of the Merger/Stock Issuance Proposal and the Bachman Adjournment Proposal require the affirmative vote of the holders of a majority in interest of the shares of Bachman Common Stock present in person or by a properly executed proxy and entitled to vote. Approval and adoption of the Bachman Name Change Proposal and the Authorized Bachman Common Stock Proposal require the affirmative vote of the holders of a majority in interest of all the shares of Bachman Common Stock issued, outstanding and entitled to vote.

     As of the Bachman Record Date, there were 12,742,120 shares of Bachman Common Stock issued and outstanding of which 48,359 shares (or less than 1%) were held by directors and executive officers of Bachman and their affiliates. To the best of Bachman's knowledge, each of Bachman's directors and executive officers who owns shares of Bachman Common Stock eligible to be voted intends to vote those shares in favor of the Merger/Stock Issuance Proposal, the Bachman Name Change Proposal, the Authorized Bachman Common Stock Proposal and the Bachman Adjournment Proposal. See "The Bachman Special Meeting."

                    SPECIAL MEETING OF STOCKHOLDERS OF CADRE

     A Special Meeting of the stockholders of Cadre will be held on July 18, 1996 at 10:00 a.m. local time at the offices of Testa, Hurwitz & Thibeault LLP located at 125 High Street, Boston, Massachusetts ("the Cadre Special Meeting"). The purpose of the Cadre Special Meeting is to approve and adopt the Merger Agreement (the "Merger Proposal"). Cadre stockholders are also asked to vote upon a proposal to approve in advance one or more adjournments of the Cadre Special Meeting if and to the extent such adjournments are proposed by the management of Cadre (the "Cadre Adjournment Proposal").

     The close of business on May 31, 1996 has been fixed as the record date for the determination of the Cadre stockholders entitled to notice of and to vote at the Cadre Special Meeting or any adjournment thereof (the "Cadre Record Date"). The presence in person or by a properly executed proxy of the holders of a majority of the outstanding shares of Cadre Common Stock is necessary to constitute a quorum at the Cadre Special Meeting. The stockholders present in person or represented by proxy at the Cadre Special Meeting may approve the Cadre Adjournment Proposal, despite the absence of a quorum for other purposes. Abstentions will be included as present or represented for purposes of establishing a quorum for the transaction of business.

     Under Cadre's Certificate of Incorporation, approval and adoption of the Merger Proposal requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Cadre Common Stock. Approval of the Cadre Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes properly cast at the Cadre Special Meeting.

     As of the Cadre Record Date, there were 14,364,846 shares of Cadre Common Stock issued and outstanding of which 18% were held by directors and executive officers of Cadre and their affiliates. To the best of Cadre's knowledge, each of the Cadre directors and executive officers who owns shares of Cadre Common Stock intends to vote those shares in favor of both the Merger Proposal and the Cadre Adjournment Proposal. See "The Cadre Special Meeting."

                              THE MERGER PROPOSALS

EFFECTS OF THE MERGER; OPERATION OF CADRE'S BUSINESS AFTER THE MERGER

     If the Merger/Stock Issuance Proposal is approved by Bachman's stockholders and the Merger Proposal is approved by Cadre's stockholders, Acquisition Corp. will be merged with and into Cadre (the "Merger"), subject to the terms of the Merger Agreement by and among Bachman, Acquisition Corp. and Cadre. Up to 4,850,000 shares of Bachman Common Stock approximately 28% of the shares outstanding will be issued to Cadre stockholders, option holders and one warrant holder. Based on estimates as of May 31, 1996, the actual number of shares issued would be 4,621,677 (approximately 26.6% of the total outstanding), and every share of Cadre Common Stock (other than duly qualified dissenting shares) will be converted into the right to receive 0.3020 share of Bachman Common Stock, subject to possible adjustments (see "The Merger Agreement -- Manner and Basis of Converting Shares"), rounded up to the nearest whole number. Options to purchase shares of Cadre Common Stock will become options to purchase shares of Bachman Common Stock in accordance with the terms of Article 6.8 of the Merger Agreement. Each outstanding warrant will become exercisable for Bachman Common Stock in accordance with the terms of Article 6.9 of the Merger Agreement. Based upon the number of shares of Bachman Common Stock issued and outstanding as of the Bachman Record Date, and after giving effect to the issuance of 4,850,000 shares of Bachman Common Stock in connection with the Merger, former holders of Cadre Common Stock will hold approximately 28% of Bachman's total issued and outstanding shares on a fully diluted basis.

     After the Merger, the assets and business of Cadre will continue to be owned and operated by Cadre, which will be a wholly-owned subsidiary of Bachman. The separate corporate existence of Acquisition Corp. will cease. If the Bachman Name Change Proposal is approved by Bachman's stockholders, Bachman will change its name to Cayenne Software, Inc.

     Neither Bachman nor Cadre is aware of any approval or other action by any governmental, administrative, or regulatory agency or authority that will be required prior to the consummation of the Merger. See "The Merger
Proposal -- Effects of the Merger" and "Other Matters Related to the
Merger -- Operation of Cadre's Business After the Merger."

BACKGROUND AND PURPOSE OF THE MERGER

     Bachman, Cadre and Acquisition Corp. executed the Merger Agreement on March 25, 1996. The Merger Agreement was preceded by a letter of intent entered into by Bachman and Cadre on December 6, 1995, as amended.

     The Board of Directors of Bachman believes that the acquisition of Cadre's business will provide it with greater market penetration through the acquisition of additional products, broader direct and indirect channels of distributors and more strategic business partnerships.

     The Board of Directors of Cadre believes that the Merger will provide Cadre with the benefits of a broader combined product line of Bachman and Cadre products and access to the markets in which Bachman products are now sold. In entering into the Merger Agreement, Cadre also seeks to maximize stockholder value by providing Cadre stockholders with access to a public market for investment liquidity. Since completion of Bachman's initial public offering in November 1991, the closing price of Bachman Common Stock, as reported by the Nasdaq National Market, has ranged from $1 3/4 to $37 3/4. The closing price of Bachman Common Stock reached $37 3/4 in February 1992, which was before Bachman began its transition from the mainframe application market to the client/server market. During fiscal 1995 and the first three quarters of fiscal 1996, the low and high closing prices of Bachman Common Stock, as reported by the Nasdaq National Market, were $1.750 and $7.875, and $5.8125 and $11.50, respectively. See "The Merger Proposals -- Background and Purpose of the Merger." The closing sale price on December 6, 1995, the last trading day preceding the public announcement of the proposed Merger, was $6.875. The closing sale price on March 25, 1996, the day that the Merger Agreement was signed, was $9.625.

FAIRNESS OPINION

     Bachman's financial adviser, Stratagem, has delivered to the Board of Directors of Bachman its written opinion to the effect that, as of February 16, 1996, the Merger was fair from a financial point of view to the stockholders of Bachman. The full text of the opinion of Stratagem, which sets forth assumptions made and matters considered is attached hereto as Annex C to this Prospectus/Joint Proxy Statement and is incorporated herein by reference. HOLDERS OF BACHMAN STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. Bachman expects to receive prior to the date of first mailing of this Prospectus/Joint Proxy Statement to stockholders an updated written opinion from Stratagem to the effect that, as of that date, the Merger is fair, from a financial point of view, to the stockholders of Bachman. See "The Merger Proposals -- Bachman's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Cadre Record Date, the directors and executive officers of Cadre as a group beneficially owned an aggregate of 4,053,321 shares of Cadre Common Stock (including shares purchasable upon the exercise of outstanding options). All of those shares would be treated in the Merger in the same manner as the shares of Cadre Common Stock held by other Cadre stockholders. Each of the directors and executive officers of Cadre has entered into an agreement restricting his sale of Bachman shares for a period following the Effective Date (as defined below). See "The Merger Proposals -- Interests of Certain Persons in the Merger -- Cadre Stock Ownership" and "The Merger Agreement -- Affiliate Agreements."

     Certain directors and officers of Cadre, including Lawrence T. Sutter, a director and President, Ronald H. Imbriale, Vice President, and Edson H. Whitehurst, Jr., Vice President and Secretary, have entered into employment agreements under which they will be entitled to certain compensation in the event that they are involuntarily terminated during the terms of their agreements. See "The Merger Proposals -- Interests of Certain Persons in the Merger -- Cadre Employment Agreements."

EFFECTIVE DATE AND TIME OF THE MERGER

     The effective date of the Merger (the "Effective Date") will be the date upon which a certificate of merger in the form required by, and executed in accordance with, the Delaware General Corporation Law

(the "Certificate of Merger") shall have been filed with the Secretary of State of the State of Delaware and the effective time of the Merger (the "Effective Time") will be the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Date will be on or about July 18, 1996.

CONDITIONS

     The conditions to the obligations of each of Cadre, Bachman and Acquisition Corp. to consummate the Merger include, among other things, (a) approval of the Merger Agreement by the holders of at least 66 2/3% of the outstanding shares of Cadre Common Stock, (b) approval of the Merger/Stock Issuance Proposal by the holders of a majority of the shares of Bachman Common Stock voting on the Proposal at the Bachman Special Meeting, and (c) the average of the closing bid and asked prices of Bachman Common Stock as quoted on the Nasdaq National Market on the twenty trade days immediately prior to the Effective Date being not be less than $3.28 (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, recapitalization or like change with respect to Bachman Common Stock occurring after the date hereof and prior the Effective Time). The obligations of Bachman and Acquisition Corp. to effect the Merger are also conditioned on, among other things, the representations and warranties of Cadre contained in the Merger Agreement being true and correct in all material respects at the Effective Time. The obligation of Cadre to effect the Merger is also conditioned on, among other things, the representations and warranties of Bachman and Acquisition Corp. contained in the Merger Agreement being true and correct in all material respects at the Effective Time. If any of the above listed conditions are not met, one or more of the parties to the Merger Agreement will have the right not to consummate the Merger. See "The Merger Proposals -- Conditions to Merger, -- Conditions Precedent to Obligations of Bachman and Acquisition Corp. to Effect the Merger and -- Conditions Precedent to Obligation of Cadre to Effect the Merger."

EXPENSES

     Bachman estimates that its expenses to be incurred in connection with the Merger will total approximately $1.5 million, and Cadre estimates that its expenses to be incurred in connection with the Merger will total approximately $300,000. If the Merger is not consummated, each party will be and remain responsible for its costs and expenses, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants. If the Merger is consummated, all of such costs and expenses will be allocated between Bachman and Cadre, as the surviving corporation.

EXCHANGES OF STOCK CERTIFICATES

     As soon as practicable after the Effective Time, State Street Bank and Trust Company, the transfer agent for Bachman Common Stock (the "Transfer Agent"), will send a transmittal form to each person who held shares of Cadre Common Stock (other than duly qualified dissenting shares) immediately prior to the Effective Time. The transmittal form will contain instructions with respect to the surrender of certificates formerly representing Cadre Common Stock in exchange for certificates expressly representing Bachman Common Stock and a section to be completed by each former Cadre stockholder (the "Transmittal Form"). CADRE STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND SHOULD NOT FORWARD THOSE CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. See "The Merger Agreement -- Exchanges of Stock Certificates."

ESCROW AGREEMENT

     The Merger Agreement provides that, subject to certain limitations, Cadre stockholders will indemnify Bachman and its subsidiaries for a period of one year from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys fees and disbursements) suffered, incurred or paid by Bachman or any of its subsidiaries, which would not have been suffered, incurred or paid if all the representations and warranties made by Cadre in the Merger Agreement or in any other writing delivered by Cadre in connection with the Merger Agreement had been true, complete and correct in all material respects (the "Bachman Claims").

     As security for potential Bachman Claims incurred by Bachman, an aggregate of approximately 485,000 shares of Bachman Common Stock (which amount represents approximately 10% of each Cadre stockholder's portion of the total number of shares of Bachman Common Stock into which such stockholder's shares of Cadre Common Stock will be converted) will be transferred to State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement by and among Bachman, the Escrow Agent and James P. Lally, as agent with power of attorney for the Cadre stockholders (the "Escrow Fund"). All claims for indemnification by Bachman with respect to Bachman Claims shall be recovered solely by the return to Bachman of property from the Escrow Fund. See "The Merger Agreement -- Escrow Agreement."

HOLDER'S AGENT

     Each Cadre stockholder who votes for the Merger Proposal or who surrenders his certificates representing Cadre Common Stock to the Transfer Agent in exchange for certificates representing Bachman Common Stock shall, without any further action, be deemed to have irrevocably appointed James P. Lally (the "Holder's Agent") as his attorney-in-fact with authority to act for and on behalf of him in connection with the indemnity provisions in the Merger Agreement, the Escrow Agreement, the notice provision of the Merger Agreement and such other matters as are reasonably necessary for the consummation of the Merger. Bachman and Acquisition Corp. and each of their respective affiliates shall be entitled to rely on such appointment and treat the Holder's Agent as the duly appointed attorney-in-fact of such Cadre stockholder. See "The Merger Agreement -- Holder's Agent."

BACHMAN BOARD REPRESENTATION

     Bachman has agreed that its Board of Directors will take appropriate action to fill the two vacancies on its Board of Directors with Cadre representatives, effective upon the consummation of the Merger. One vacancy will be filled by William H.D. Goddard, and the second vacancy will be filled by a person selected by Bachman and the Holder's Agent. See "The Merger Agreement -- Bachman Board Representation."

AFFILIATE AGREEMENTS

     The persons identified by Cadre as "affiliates" (as that term is defined for purposes of Rule 145 promulgated under the Securities Act) of Cadre will, prior to the consummation of the Merger, enter into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Cadre Common Stock held by them prior to the Merger and the shares of Bachman Common Stock received by them in the Merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes. The persons identified by Bachman as affiliates of Bachman will enter into similar agreements with respect to the Bachman Common Stock held by them. See "The Merger Agreement -- Affiliate Agreements."

GUARANTEE OF CADRE LOAN BY BACHMAN

     Bachman has agreed to guarantee a $1,500,000 loan made by Silicon Valley Bank to Cadre (the "Cadre Loan"). If Bachman is required pursuant to its guarantee to pay any of Cadre's obligation to the Bank, Bachman will have a right of subrogation in the Bank's security interest in all of Cadre's assets. Bachman's guarantee is limited to the Cadre Loan and does not extend to other amounts that Cadre may now or later owe to Silicon Valley Bank. See "Other Matters Related to the Merger -- Guarantee of Cadre Loan by Bachman."

PROMOTIONAL PROGRAMS

     From April through June 1996, each company has entered into certain promotional programs whereby it will distribute certain products of the other company. These programs are designed to introduce customers of each company to the products of the other and to try to get competitors of Cadre and Bachman to try Cadre-Bachman products. See "Other Matters Related to the
Merger -- Promotional Programs."

APPRAISAL RIGHTS OF DISSENTING CADRE STOCKHOLDERS

     A holder of shares of Cadre Common Stock as of the Cadre Record Date who elects to dissent from the approval of the Merger Agreement and who follows the procedures set forth in Section 262 of the Delaware General Corporation Law (the "Delaware GCL") will be entitled, as an alternative to receiving Bachman Common Stock in exchange for those shares, to a judicial determination of the fair value in cash of those shares. A copy of Section 262 of the Delaware GCL is attached as Annex B to this Prospectus/Joint Proxy Statement. See "Other Matters Related to the Merger -- Appraisal Rights of Dissenting Stockholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by Cadre stockholders for federal income tax purposes, except for holders of dissenting shares. The qualification of the Merger as a reorganization, however, depends on a number of factual matters, including among other things the extent to which Cadre stockholders perfect their dissenters' rights and the extent to which, and circumstances under which, participating Cadre stockholders dispose of Bachman Common Stock received in the Merger. Accordingly, no assurance can be given that the Merger will qualify as a reorganization for federal income tax purposes. CADRE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING ALL TAX CONSEQUENCES OF THE MERGER. See "Other Matters Related to the Merger -- Certain Federal Income Tax Considerations."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BACHMAN

     On February 16, 1996, the Board of Directors of Bachman met and unanimously approved and adopted the Merger Agreement and the issuance of shares of Bachman Common Stock as contemplated by the Merger Agreement. At the meeting, the Board of Directors of Bachman also unanimously resolved to present the Merger/Stock Issuance Proposal for consideration by Bachman's stockholders. Those resolutions were reaffirmed at a meeting of the Board of Directors held March 19, 1996. THE BOARD OF DIRECTORS OF BACHMAN HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS OF BACHMAN VOTE FOR THE MERGER/STOCK ISSUANCE PROPOSAL.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CADRE

     On March 22, 1996, the Board of Directors of Cadre met and unanimously approved and adopted the Merger Agreement. At the meeting, the Board of Directors of Cadre also unanimously resolved to present the Merger Proposal for consideration by Cadre's stockholders. THE BOARD OF DIRECTORS OF CADRE HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS OF CADRE VOTE FOR THE MERGER PROPOSAL.

                        THE BACHMAN NAME CHANGE PROPOSAL

     Changing Bachman's name to Cayenne Software, Inc. upon consummation of the Merger will reflect the new synergy of the resources of Bachman and Cadre joined in the mission to focus on delivery of a suite of practical solutions for the design and development needs of software teams. THE BOARD OF DIRECTORS OF BACHMAN HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS OF BACHMAN VOTE FOR THE PROPOSAL TO CHANGE BACHMAN'S NAME TO CAYENNE SOFTWARE, INC. UPON CONSUMMATION OF THE MERGER.

                  THE AUTHORIZED BACHMAN COMMON STOCK PROPOSAL

     The Authorized Bachman Common Stock Proposal is intended to allow Bachman to acquire or invest in complementary businesses or technologies and to have additional shares available for employee stock option, purchase and other benefit plans, and for other corporate purposes approved by the Board of Directors of Bachman. THE BOARD OF DIRECTORS OF BACHMAN HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS OF BACHMAN VOTE FOR THE AUTHORIZED BACHMAN COMMON STOCK PROPOSAL.

                        THE BACHMAN ADJOURNMENT PROPOSAL

     The Bachman Adjournment Proposal is intended to permit Bachman's management to propose one or more adjournments of the Bachman Special Meeting in order to permit further solicitation of proxies with respect to approval of any of the Proposals. THE BOARD OF DIRECTORS OF BACHMAN HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS OF BACHMAN VOTE FOR THE BACHMAN ADJOURNMENT PROPOSAL.

                         THE CADRE ADJOURNMENT PROPOSAL

     The Cadre Adjournment Proposal is intended to permit Cadre's management to propose one or more adjournments of the Cadre Special Meeting in order to permit further solicitation of proxies with respect to the approval of the Merger Agreement or for other reasons. THE BOARD OF DIRECTORS OF CADRE HAS UNANIMOUSLY RECOMMENDED THAT THE STOCKHOLDERS OF CADRE VOTE FOR THE CADRE ADJOURNMENT PROPOSAL.

     This Prospectus/Joint Proxy Statement contains forward-looking statements which involve risks and uncertainties. Bachman's and Cadre's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                               BACHMAN AND CADRE
                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

     The following selected historical information of Bachman and Cadre has been derived from their respective historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto, certain of which are incorporated by reference in this Prospectus/Joint Proxy Statement. The Bachman and Cadre unaudited financial information for the nine months ended March 31, 1996 and 1995 has been prepared on the same basis as the annual audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results of operations for such periods. The selected pro forma financial information of Bachman and Cadre is derived from the pro forma condensed combined financial statements of Bachman and Cadre, and should be read in conjunction with such pro forma statements and notes thereto which are included in this Proxy Statement/Prospectus. For the purpose of the pro forma statement of operations data, Bachman's financial data for the nine months ended March 31, 1996 and 1995 and the three years ended June 30, 1995, 1994 and 1993 have been combined with Cadre's financial data for the nine month periods ended March 31, 1996 and 1995 and the twelve month periods ended June 30, 1995 and December 31, 1994 and 1993, respectively. In this presentation Cadre's financial data for the period July 1, 1994 to December 31, 1994 is included in the twelve month periods ended June 30, 1994 and 1995. No cash dividends have been declared or paid on Bachman Common Stock or Cadre Common Stock. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated operating results or financial position that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                       SELECTED HISTORICAL FINANCIAL DATA

                                    BACHMAN
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         NINE MONTHS ENDED
                                             MARCH 31,                      YEAR ENDED JUNE 30,
                                         -----------------   --------------------------------------------------
                                          1996      1995       1995       1994       1993      1992      1991
                                         -------   -------   --------   --------   --------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenues...............................  $23,982   $23,758   $ 33,322   $ 36,502   $ 36,022   $47,997   $31,528
Income (loss) from operations(1).......   (2,817)   (9,896)   (10,474)   (11,546)   (15,541)    2,783     2,671
Extraordinary item -- reduction of
  income taxes due to utilization of
  prior years, net operating losses....       --        --         --         --         --       909       833
Net income (loss)......................   (2,994)   (9,783)   (10,260)   (11,541)   (14,729)    2,808     2,364
Income (loss) per share:
  Income (loss) before extraordinary
    item...............................  $ (0.27)  $ (1.07)  $  (1.12)  $  (1.30)  $  (1.81)  $  0.25   $  0.23
  Extraordinary item...................       --        --         --         --         --      0.12      0.12
  Net income (loss)....................  $ (0.27)  $ (1.07)  $  (1.12)  $  (1.30)  $  (1.81)  $  0.37   $  0.35
Weighted average number of common and
  common equivalent shares
  outstanding..........................   11,059     9,135      9,181      8,844      8,125     7,501     6,744

- ---------------
(1) Income (loss) from operations includes restructuring costs of $2,000, $2,000, and $6,316 for the nine months ended March 31, 1995, the years ended June 30, 1995 and 1993, respectively; also includes a charge for purchased research and development of $1,736 for the year ended June 30, 1994.

                                                                                  JUNE 30,
                                                   MARCH 31,   -----------------------------------------------
                                                     1996       1995      1994      1993      1992      1991
                                                   ---------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital..................................   $10,590    $ 5,388   $ 6,865   $16,694   $28,363   $ 7,089
Total assets.....................................    24,873     21,209    26,040    37,345    52,265    20,518
Long-term obligations............................        14         51        --       151       668     1,421
Redeemable preferred stock.......................       475      5,493        --        --        --        --
Stockholders' equity.............................    13,011      3,640    12,508    21,840    36,094     9,548


                                     CADRE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            NINE MONTHS ENDED
                                                MARCH 31,                   YEAR ENDED DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             1996      1995      1995      1994      1993      1992      1991
                                            -------   -------   -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA
Revenues..................................  $27,082   $30,904   $39,467   $40,576   $42,274   $50,537   $50,272
Income (loss) from operations(1)..........   (4,124)   (2,813)  (14,355)   (1,814)   (5,381)      624    (3,997)
Net income (loss).........................   (4,939)   (2,613)  (14,630)   (1,661)   (5,304)      362    (4,161)
Income (loss) per share...................  $  (.35)  $  (.22)  $ (1.08)  $ (0.14)  $ (0.46)  $  0.04   $ (0.38)
Weighted average number of common and
  common equivalent shares outstanding....   14,276    11,884    13,501    11,789    11,460    12,969    11,066

- ---------------
(1) Income (loss) from operations includes restructuring costs of $1,852, $3,483, $3,428, $1,495 and $3,141 for the nine months ended March 31, 1996, the years ended December 31, 1995, 1993, 1992 and 1991, respectively. Also included in income (loss) from operations is a charge of $7,300 for purchased research and development for the year ended December 31, 1995.

                                                                                DECEMBER 31,
                                                   MARCH 31,   -----------------------------------------------
                                                     1996       1995      1994      1993      1992      1991
                                                   ---------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
Working capital..................................   $(8,376)   $(7,026)  $ 1,328   $ 4,640   $ 8,870   $ 5,292
Total assets.....................................    14,269     14,175    20,399    25,136    28,829    28,114
Long-term obligations............................     2,384      2,483        --     2,400     2,381        --
Stockholders' equity.............................    (8,074)    (6,393)    4,828     6,389    11,326    11,432

                          UNAUDITED SELECTED PRO FORMA
                            COMBINED FINANCIAL DATA

                               BACHMAN AND CADRE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       NINE MONTHS ENDED
                                                           MARCH 31,               YEAR ENDED JUNE 30,
                                                       ------------------     ------------------------------
                                                        1996       1995         1995       1994       1993
                                                       -------   --------     --------   --------   --------
STATEMENT OF OPERATIONS DATA:(1)
Revenues.............................................  $51,064   $ 54,662     $ 74,860   $ 77,078   $ 78,296
Income (loss) from operations........................   (6,941)   (12,709)     (23,453)   (13,360)   (20,922)
Net income (loss)....................................   (7,933)   (12,396)     (23,092)   (13,202)   (20,033)
Income (loss) per share..............................  $ (0.52)  $  (0.97)    $  (1.79)  $  (1.06)  $  (1.73)
Weighted average number of common and common
  equivalent shares..................................   15,371     12,724       12,891     12,405     11,586

                                                       MARCH
                                                        31,
                                                        1996
                                                      --------
BALANCE SHEET DATA:(1)
Working capital.....................................  $(4,786)
Total assets........................................   39,059
Long-term obligations...............................      798
Redeemable preferred stock..........................      475
Stockholders' equity................................     (463)

- ---------------
(1) The combined companies expect to incur charges to operations estimated at approximately $5,000 to $7,000 in the quarter in which the merger is consummated, to reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the Merger. The estimated charges are not reflected in the pro forma statement of operations data but are included (at $7 million) for the balance sheet data. The amount of these charges is a preliminary estimate and therefore is subject to change. In this presentation Cadre's financial data for the period July 1, 1994 to December 31, 1994 is included in the twelve month periods ended June 30, 1994 and 1995.

                               BACHMAN AND CADRE
              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following tables set forth certain unaudited historical per share data of Bachman and Cadre and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming the issuance of 0.3020 share of Bachman Common Stock in exchange for each share of Cadre Common Stock. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of each of the periods presented and should not be construed as representative of future operations.

                                                NINE MONTHS ENDED
                                                    MARCH 31,             YEAR ENDED JUNE 30,
                                                -----------------     ----------------------------
                                                 1996       1995       1995       1994       1993
                                                ------     ------     ------     ------     ------
Bachman -- Historical
  Income (loss) from operations(3)............  $(0.27)    $(1.07)    $(1.12)    $(1.30)    $(1.81)
  Book Value(1)...............................  $ 1.04                $ 0.39

                                                NINE MONTHS ENDED
                                                    MARCH 31,           YEAR ENDED DECEMBER 31,
                                                -----------------     ----------------------------
                                                 1996       1995       1995       1994       1993
                                                ------     ------     ------     ------     ------
Cadre -- Historical
  Income (loss) from operations(3)............  $(0.35)    $(0.22)    $(1.08)    $(0.14)    $(0.46)
  Book Value(1)...............................  $(0.56)               $(0.45)

                                                NINE MONTHS ENDED
                                                    MARCH 31,             YEAR ENDED JUNE 30,
                                                -----------------     ----------------------------
                                                 1996       1995       1995       1994       1993
                                                ------     ------     ------     ------     ------
Pro forma combined -- per combined companies
  share
  Income (loss) from operations(3)(5).........  $(0.52)    $(0.97)    $(1.79)    $(1.06)    $(1.73)
  Book Value(1)...............................  $(0.03)               $ 0.14

                                                NINE MONTHS ENDED
                                                    MARCH 31,             YEAR ENDED JUNE 30,
                                                -----------------     ----------------------------
                                                 1996       1995       1995       1994       1993
                                                ------     ------     ------     ------     ------
Equivalent pro forma combined -- per Cadre
  share(4)
  Income (loss) from continuing operations....  $(0.16)    $(0.30)    $(0.55)    $(0.33)    $(0.53)
  Book Value(1)...............................  $(0.01)               $ 0.04

- ---------------
(1) Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. Pro forma combined-per combined companies share book value is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Bachman Common Stock which would have been outstanding had the merger been consummated as of each balance sheet date.

(2) For purposes of the pro forma combined income from continuing operations and book value data, Bachman's financial data for the periods ended March 31, 1996 and 1995 and the three years ended June 30, 1995, 1994 and 1993 have been combined with Cadre's financial data for the nine-month periods ended March 31, 1996 and 1995 and for the twelvemonth periods ended June 30, 1995, and December 31, 1994 and 1993, respectively. In this presentation Cadre's financial data for the period July 1, 1994 to December 31, 1994 is included in the twelve month periods ended June 30, 1994 and 1995.

(3) Income (loss) from operations includes restructuring costs of $1,852,000, $2,000,000, $3,651,000 and $9,744,000 for the nine-month periods ended March 31, 1996 and 1995, and the years ended June 30,

    1995 and 1993, respectively; also includes charges for purchased research and development of $7,300,000 and $1,736,000 for the years ended June 30, 1995 and 1994, respectively.

(4) The equivalent pro forma combined share amounts per Cadre share are calculated by multiplying the combined pro forma per share amounts by the preliminary estimated exchange ratio of 0.3020.

(5) The combined companies expect to incur charges to operations estimated at approximately $5,000,000 to $7,000,000 in the quarter in which the merger is consummated, to reflect costs associated with combining the operations of the two companies and transaction fees and costs incident to the Merger. The estimated charges are not reflected in the pro forma statement of operations data but are included (at $7 million) for the balance sheet presentation. The amount of these charges is a preliminary estimate and therefore is subject to change.

                                  INTRODUCTION

     This Prospectus/Joint Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bachman Information Systems, Inc., a Massachusetts corporation, ("Bachman"), to be used at the Special Meeting of the stockholders of Bachman to be held on July 18, 1996 at 10:00 a.m. local time at the offices of Foley, Hoag & Eliot LLP located at One Post Office Square, Boston, Massachusetts and at any adjournment or postponement thereof (the "Bachman Special Meeting") and by the Board of Directors of Cadre Technologies Inc., a Delaware corporation ("Cadre"), to be used at the Special Meeting of the stockholders of Cadre to be held on at July 18, 1996 at 10:00 a.m. local time the offices of Testa, Hurwitz & Thibeault LLP located at 125 High Street, Boston, Massachusetts and at any adjournment or postponement thereof (the "Cadre Special Meeting"; together with the Bachman Special Meeting, the "Special Meetings"). This Prospectus/Joint Proxy Statement is dated June 14, 1996 and was first mailed to the respective stockholders of Bachman and Cadre on or about June 19, 1996.

     This Prospectus/Joint Proxy Statement is also furnished by Bachman to Cadre stockholders in connection with the issuance of Bachman of shares of Common Stock, par value $.01 per share, of Bachman ("Bachman Common Stock") in connection with the Merger described herein.

     The information set forth herein concerning Bachman has been furnished by Bachman and the information set forth herein concerning Cadre has been furnished by Cadre.

     This Prospectus/Joint Proxy Statement contains certain information set forth more fully in the Agreement and Plan of Merger, dated as of March 25, 1996 by and among Bachman, Cadre and B.C. Acquisition Corp., a wholly-owned subsidiary of Bachman and Delaware corporation ("Acquisition Corp."), attached hereto as Annex A (the "Merger Agreement") and is qualified in its entirety by reference to the Merger Agreement which is hereby incorporated herein by reference. The Merger Agreement should be read carefully by each Bachman stockholder and each Cadre stockholder in formulating his or her voting decision with respect to the proposed Merger and other transactions contemplated by the Merger Agreement.

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the proposals to be voted on at the Bachman Special Meeting and the Cadre Special Meeting and the acquisition of the securities offered hereby. For periods following the Merger, references to the products, business, operations, financial results or financial condition of Bachman should be considered to refer to Bachman and its subsidiaries, including Cadre, unless the context otherwise requires.

FINANCIAL CONDITION OF BACHMAN

     Bachman has entered into a revolving credit agreement with a bank to borrow up to $4.0 million, increasing to $5.0 million upon achievement of profitability of at least $200,000 after the Merger. Under the revolving credit agreement profitability occurs upon the attainment of specified levels of consolidated net income (generally defined as aggregate net income after deduction for operating expenses, taxes, charges and other reserves). The term of such agreement extends through October 1996. The loan is contingent upon meeting certain financial and operating covenants at the time of any borrowing and over the life of the loan, including a profit of $250,000 in fourth quarter of fiscal 1996. The financial covenants include the achievement of (i) certain specified levels of consolidated net income (loss) at the end of each quarter, (ii) tangible net worth (generally defined as the excess of tangible assets of Bachman over total liabilities (excluding any outstanding redeemable preferred stock)) at the end of each quarter and each month and (iii) liquidity (generally defined as cash and cash equivalents plus eligible domestic accounts receivable and eligible international accounts receivable (less indebtedness to the bank)) at the end of each month. The loan also contains certain adjustments to the financial and operating covenants, borrowing amounts and interest rate that are triggered upon the Merger. The loan is secured by all of the assets of Bachman and any borrowing amounts are tied to a percentage of qualified accounts receivable outstanding at the time of any borrowing. Any advances to Cadre under the Cadre Loan shall be applied against Bachman's borrowing amounts. The

Company obtained a waiver of compliance from the bank with respect to the loss limitation covenant of $2 million for the quarter ended September 30, 1995. At March 31, 1996, the borrowing base under the revolving credit agreement was $750,000 and Bachman was in compliance with the covenants, as waived, under the revised revolving credit agreement. In connection with the closing of the loan, Bachman issued to the Bank a three-year warrant to purchase 47,771 shares of the Bachman's Common Stock at an exercise price of $3.14 per share. The bank has exercised its warrants in full. In November 1994 and September 1995, Bachman raised approximately $11.9 million in equity capital through private placements of Series A Convertible Preferred Stock, Common Stock Purchase Warrants, and Common Stock. With the approximately $6.0 million Bachman raised in September 1995 and its revised revolving credit agreement, Bachman anticipates that existing cash balances and funds generated from operations will be sufficient to satisfy its cash requirements and other cash needs through fiscal 1996. Thereafter, notwithstanding the loan and the private placement, Bachman's cash requirements will depend upon the results of future operations, which cannot be foreseen. See "Cadre Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

FIXED EXCHANGE RATIO

     Under the terms of the Merger Agreement, approximately each share of Cadre Common Stock issued and outstanding at the Effective Time will be converted into the right to receive 0.3020 share of Bachman Common Stock. The Merger Agreement does not contain any provisions for adjustment of this exchange ratio based on fluctuations in the price of Bachman Common Stock. Accordingly, the value of the consideration to be received by stockholders of Cadre upon the Merger will depend on the market price of Bachman Common Stock at the Effective Time. On March 25, 1996, the date the Merger Agreement was signed, the closing price of Bachman Common Stock was $9.625; there can be no assurance that the market price of Bachman Common Stock on and after the Effective Time will not be lower than that price. See "-- Volatility of Bachman Share Price."

     The Merger Agreement does provide, however, that the effective exchange ratio will depend on the amount of Cadre shares and options outstanding at the time of closing and may be adjusted at the closing if Cadre's negative net worth should exceed an agreed limitation amount. See "The Merger Agreement -- Manner and Basis of Converting Shares." Accordingly, the exchange ratio actually applied may differ from the estimate stated in this Prospectus/Proxy Statement.

INTEGRATION OF CERTAIN OPERATIONS; EFFECT ON BACHMAN COMMON STOCK

     Bachman and Cadre have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. See "The Merger Proposals." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. The experience of Bachman and Cadre in dealing with their earlier acquisitions of other companies indicates that successful integration may require, among other things, additional development effort to conform the acquired software products to Bachman's preferred styles of user interface and similar details and to convert some acquired products to other operating systems used by Bachman's customers and prospective customers, and additional management attention to supervise continuing development at a remote location. There can be no assurance that integration will be accomplished smoothly or successfully. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on Bachman's results of operations and financial condition. Furthermore, the issuance of shares of Bachman Common Stock pursuant to the Merger will have the effect of reducing Bachman's income per share and could reduce the market price of Bachman Common Stock unless and until revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such cost savings or other synergies will be achieved.

RESULTS OF RECENT OPERATIONS

     Bachman's operating results for the three years ended June 30, 1995 and the nine months ended March 31, 1996 were significantly adversely affected by the continuing market trend of Bachman's customers moving from mainframe development toward client/server and similar computing platforms together with Bachman's efforts to respond to those trends.

     As Bachman continues to make the transition from providing tools focused solely on mainframe application development to supporting customers' needs for a more open and flexible set of solutions aimed at the growing client/server market, it faces many challenges. Bachman plans to enhance its product offerings through development efforts, strategic alliances and acquisitions to improve its long-term performance. The transition has had an adverse effect on Bachman's operating results during the first nine months of fiscal 1996 and will continue to affect operating results during the remainder of the 1996 fiscal year. Bachman anticipates that existing cash balances and funds generated from operations will be sufficient to satisfy its cash requirements through fiscal 1996. Thereafter, Bachman's cash requirements will depend on the results of future operations, including the impact of the acquisition of Cadre, which cannot be foreseen.

SIGNIFICANT RECENT LOSSES; SHORT PRIOR HISTORY OF PROFITABILITY

     Bachman received its first venture capital financing in the third quarter of fiscal 1986, shipped its first software products in the fourth quarter of fiscal 1988, and did not reach profitability until the first quarter of fiscal 1991. While Bachman was profitable in fiscal 1991 and fiscal 1992, it incurred net losses of $14.7 million, $11.5 million and $10.3 million in fiscal 1993, fiscal 1994 and fiscal 1995, respectively. Approximately $1.75 million of the loss in fiscal 1993 was attributable to costs in the second quarter of fiscal 1993 resulting from a 15% reduction in staff, costs of an exploration of strategic and financial alternatives, and other expenses relating to a restructuring intended, among other things, to facilitate a broadening of the range of Bachman's products. A further restructuring in the fourth quarter of fiscal 1993 resulted in a charge of approximately $4.6 million, involving reductions in staff and writedowns of certain assets, including capitalized software and prepaid royalties. In September 1994, the first quarter of fiscal 1995, Bachman recorded a restructuring charge of approximately $2.0 million resulting from reductions in staff and related facilities expenses and the termination of certain contracts. Future operating results will depend on many factors, including demand for Bachman's products, Bachman's ability to obtain major orders, the level of competition, Bachman's ability to develop and market new products, the impact of the acquisition of Cadre, and the ability of its officers and key employees to manage Bachman's business and control costs. During the first nine months of fiscal 1996, Bachman had a loss of approximately $3.0 million. There can be no assurance that revenue growth or profitable operations on a quarterly or annual basis will be achieved during fiscal 1996 or in any subsequent fiscal year.

FINANCIAL CONDITION OF CADRE

     During the last three calendar years Cadre's revenues have declined from $42,274,000 for the year ended December 31, 1993 to $39,467,000 for the year ended December 31, 1995. Net losses for the three year period ended December 31, 1995 have totaled $21,636,000 with the loss during the year ended December 31, 1995 equal to $14,630,000. These losses have weakened the stockholder's equity (deficiency) balance to a deficit position of $6,393,000 as of December 31, 1995. During the quarter ended March 31, 1996, Cadre incurred another net loss of $1,783,000, increasing the stockholder's deficiency to $8,074,000. It is expected that Cadre will continue to have substantial cash needs and Cadre may continue to operate at a loss. Total employees have decreased from 311 as of December 31, 1993 to 204 as of March 31, 1996. This reduction is due, in part, to restructuring of operations in 1995, which eliminated a total of 67 employees, and to continued attrition of the workforce. Restructurings have affected United States as well as international operations. These decreases in employees may have an impact on the operations and financial performance of Cadre. Following the effectiveness of the Merger, the combined companies will not retain all of Cadre's current employees, because of elimination of duplicate functions and facilities. The currently-estimated costs related to termination of employees, approximately $2.7 million, have been reflected in the accompanying pro forma financial statements. See Note 4 of Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

     There can be no assurance that these factors and other issues involving Cadre and its business will not have an adverse affect on Bachman after the consummation of the Merger.

CHANGING MARKET; SHIFTING INDUSTRY DEMAND TOWARD CLIENT-SERVER PRODUCTS

     Bachman develops products that enable organizations to create applications that integrate diverse information sources into new computing environments, to modify applications as business and technology change, and to run those applications on a variety of platforms. In the past, most information-intensive applications were built using large, centralized mainframe computers. More recently, personal computer networks and related "client/server" technology has made a variety of new computing configurations possible. In response to this change in the market, Bachman, like many others in its industry, has experienced a decline in demand for its products tailored to the large mainframe environment and has devoted much effort to changing its product mix to serve the rising demand for products suitable for the client/server environment. The frequent and rapid changes in customer preferences and technology that have affected Bachman's mainframe-related products in the recent past will continue in the future. As a result, Bachman's future success will depend upon its ability to enhance its current products and to develop and introduce new products that accommodate advances in software and hardware technology and changing customer requirements, particularly with respect to client/server applications. Demand for IBM and other mainframe-based CASE products has declined precipitously as the computer market has moved toward client/server products. Bachman has begun to develop products and services for client/server application in recognition of the industry shift away from mainframe applications. The industry is aggressively seeking to reduce the costs of computing resources and is rapidly moving away from expensive mainframe-based development toward less expensive newer technology on client/server and similar computing platforms. This shift has had a material adverse effect on Bachman's results of operations.

FLUCTUATIONS IN QUARTERLY PERFORMANCE; SIGNIFICANT CUSTOMER

     Throughout its history, Bachman's revenues have varied from quarter to quarter, with the largest portion of revenues recognized in the fourth quarter of each fiscal year. In the normal course of events, Bachman may realize lower revenues in the first quarter than in the preceding fourth quarter and also may realize lower revenues in the third quarter than in the preceding second quarter. Bachman has also frequently recognized more revenues in the last month of each quarter than in either of the preceding two months. Bachman believes that these quarterly and monthly patterns are partly attributable to Bachman's sales commission policies, which compensate sales personnel for meeting or exceeding annual quotas, and to the budgeting and purchasing cycles of customers. In addition, Bachman's revenues and earnings have fluctuated historically, and may fluctuate in the future, due to the timing of large individual orders. In the second quarter of fiscal 1996, Bachman had a series of significant orders from a single major systems integrator totalling $2.4 million. There were no large orders ($1.0 million or more) during the first or third quarters of fiscal 1996. Bachman completed an order for approximately $1.1 million from an international customer in the third quarter of fiscal 1995. Bachman usually has no significant backlog, and substantially all of its product revenues in any quarter result from sales made in that quarter. If sales do not close in a quarter as expected, Bachman's results of operations for that quarter would be adversely affected. Net income may be disproportionately affected by a reduction in revenues because only a small portion of Bachman's expenses vary with revenues.

     Historically, Bachman relied significantly on its relationship with International Business Machines Corporation ("IBM") for development and marketing of Bachman's products. IBM was Bachman's single largest customer in each of fiscal 1993, 1994, 1995 and the first nine months of fiscal 1996 when revenues from IBM (including license and maintenance fees paid by IBM in connection with its own use of Bachman products, as well as amounts paid by IBM as a distributor and systems integrator) accounted for 16%, 13%, 20% and 35% of Bachman's total revenues, respectively. In January 1993, Bachman discontinued its membership in the IBM International Alliances for AD/Cycle, System View, and Information Warehouse.

Bachman and IBM entered into a settlement and release agreement dated June 30, 1993 pursuant to which Bachman and IBM severed certain of their remaining relationships. Each party released and discharged the other party from all known and unknown claims occurring on or prior to June 30, 1993.

HIGHLY COMPETITIVE INDUSTRY; INCREASING COMPETITION; DEPENDENCE ON KEY PERSONNEL

     The market for Bachman's software products is highly competitive, and Bachman expects competition to increase. Companies competing in related markets, including hardware manufacturers, could seek to enter this market with software products which offer functionality similar to that offered by Bachman's products. The computer aided software engineering ("CASE") market generally has been adversely affected by competition from other programming support environments. In addition, Bachman expects to encounter additional competitors as it seeks to expand its product line beyond the mainframe market into the client/server marketplace. Many of Bachman's existing and potential competitors have greater financial, technical and other resources than Bachman. In addition, mergers or other business combinations among competitors could strengthen them and create larger companies with broader product offerings, more extensive market influence and greater resources. Maintaining and improving Bachman's competitive position will require continued investment by Bachman in research and development and marketing, particularly as Bachman endeavors to expand its product line beyond the mainframe market. There can be no assurance that Bachman will have sufficient resources to make that investment. Competitive pressures could result in loss of market share, price reductions and increases in expenses that could adversely affect Bachman's business.

     Bachman has experienced turnover in its personnel in the past including certain executives and key management and technical employees. Bachman's future success will depend in large part upon its ability to attract and retain skilled executives and management and technical personnel, including employees of Cadre. Competition for such personnel in the software industry continues to be intense. There can be no assurance that Bachman will be successful in attracting and retaining the personnel it requires for its operations.

VOLATILITY OF BACHMAN SHARE PRICE

     Since the completion of Bachman's initial public offering in November 1991, the closing price of Bachman Common Stock, as reported by the Nasdaq National Market, has ranged from $1 3/4 to $37 3/4. The closing price of Bachman Common Stock reached $37 3/4 in February 1992, which was before Bachman began its transition from the mainframe application market to the client/server market. The highest closing price of the Common Stock as reported on the Nasdaq National Market during Bachman's last two completed fiscal years was $7.875 per share and during the first nine months of fiscal 1996 was $11.50 per share. See "Bachman Price Range of Common Stock and Dividends." Announcements of technological innovations or new products by Bachman or its competitors, quarterly variations in Bachman's operating results, general factors affecting the computer software industry, and other factors may cause the market price of Bachman Common Stock to fluctuate significantly in the future. In addition, in recent years the stock market has experienced large price and volume fluctuations, which often have been unrelated to the operating performance of specific companies or market sectors.

RISKS OF INTERNATIONAL OPERATIONS; RELIANCE ON DISTRIBUTORS

     Approximately 35%, 47%, 53% and 64% of Bachman's revenues in fiscal 1993, 1994, 1995 and the first three quarters of fiscal 1996, respectively, were attributable to international sales.

     The future contribution of sales from Bachman's international subsidiaries to its results of operations depends on Bachman's success in maintaining cost-effective direct marketing operations through Bachman's wholly-owned subsidiaries in France, Germany, Italy, Singapore, Spain and the United Kingdom. In September 1994, as part of a restructuring, Bachman reorganized the operation of its German subsidiary. Sales in countries in which Bachman continues to use independent distributors will remain subject to the distributors' financial condition and success, which cannot be controlled by Bachman. Other risks inherent in Bachman's international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the requirement of complying with a wide variety of foreign laws.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     Bachman's success is heavily dependent upon its proprietary software technology. Bachman relies principally on a combination of copyrights, trade secrets and contractual rights to protect its proprietary technology. Charles W. Bachman has assigned to Bachman a patent on certain technology used in its products, United States Patent 4,631,664, "Partnership Data Base Management System and Method." This patent covers the unique internal formats used to store design information in many of Bachman's products. Mr. Bachman and other inventors have also assigned to Bachman patents with respect to the systems used in certain Bachman products for dynamically modeling organizational information systems (United States Patent 5,146,591, "Dynamic Information Management System Utilizing Entity-Relationship Information Model in which the Attribute is Independent of an Entity") and for processing complex information representative of business transactions (United States Patent 5,179,698, "System for Transforming User Data in Accordance with an Algorithm Defined by Design Data and for Evaluating the Transformed Data Against Logical Criteria"). Seven additional patents have been granted by the United States Patent and Trademark Office (the "PTO") pertaining to technology used in Bachman's products. In addition, patent applications filed in April and December 1991 (derived from filings under the Patent Cooperation Treaty) are pending before the Canadian, Japanese and European patent offices. These applications are directed to the subject matter of all of the above referenced Bachman patents except U.S. Patent 4,631,664. Bachman has not been notified that any of those pending applications has been denied. In connection with its acquisition of WindTunnel, Bachman acquired rights to certain patent applications pending with the PTO pertaining to the technology used in the WindTunnel product. The PTO has rejected some of the claims of those applications on the basis, among others, of prior art with respect to the technology involved. In view of the probable expense and difficulty of overcoming the rejections, the uncertainty of the probable outcome, and the availability of other means such as copyright, trademark, and trade secret law to protect Bachman's rights in the technology, Bachman has decided not to pursue prosecution of the WindTunnel patent applications. There can be no assurance that any patents will be issued in respect of its applications, or that steps taken by Bachman to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology.

     Although Bachman believes that its products and technology do not infringe on any existing proprietary rights of others, the use of patents to protect software has increased, and there can be no assurance that third parties will not assert infringement claims in the future. If any such claim were to be asserted, it might involve costly and protracted litigation. No assurance can be given that Bachman would be successful in any such litigation or that, if it were not successful, it would be able to license the disputed proprietary rights on commercially reasonable terms.

CONTINUED EXPANSION BY BACHMAN

     Bachman may acquire other companies, products or technologies in the future. There can be no assurance that future acquisitions by Bachman can be integrated in an efficient and effective manner. There can be no assurance that future acquisitions will not result in costs or liabilities that could adversely effect Bachman's results of operations and financial condition, or that Bachman will obtain the anticipated or desired benefits of these acquisitions.

     In addition, if the Authorized Bachman Common Stock Proposal is approved, Bachman will be authorized to issue up to a total of 52.4 million shares of Bachman Common Stock, of which fewer than approximately 18 million will be outstanding immediately following the closing of the Merger. Issuance of a significant number of additional shares of Bachman Common Stock in connection with future acquisitions would cause the holders of Bachman Common Stock to suffer an immediate and substantial dilution in the net tangible book value per share of the Bachman Common Stock. From 1993 through 1995, Bachman issued 650,000 shares of Bachman Common Stock and Cadre issued 2.2 million shares of Cadre Common Stock in connection with acquisitions. See "The Authorized Bachman Common Stock Proposal."

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF CHARTER AND BY-LAWS, MASSACHUSETTS LAW
AND EMPLOYMENT AGREEMENTS

     The Bachman Board has the authority to issue up to 1,600,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Bachman Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Bachman preferred stock that may be issued in the future. The issuance of Bachman preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Bachman. Bachman has no present plans to issue shares of its preferred stock. In addition, the classification of the Board of Directors of Bachman and certain other provisions of Bachman's Restated Articles of Organization (the "Bachman Articles"), its Amended and Restated By-Laws (the "Bachman By-Laws") and Massachusetts law could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving Bachman. Further, Bachman and each of its current executive officers except its President, and Vice President-Business Development and Marketing have entered into employment agreements that become effective only upon the occurrence of certain "changes in control." Other officers of Bachman also have arrangements providing them with severance payments and other benefits if their employment is terminated without cause or, in some cases, in connection with a change in control of Bachman. While these agreements were intended by Bachman to limit further departures by executive officers, the agreements also could have the effect of making a merger, tender offer or proxy contest more difficult.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Bachman Common Stock in the public market could adversely affect the market price for the Bachman Common Stock. Sales of substantial amounts of Bachman Common Stock by existing holders may impair Bachman's ability to raise capital in the future through the sale of Bachman Common Stock or other equity securities.

     Bachman has registered 7,996,604 shares of Bachman Common Stock issuable under its stock option and stock purchase plans, of which at least 1,951,196 shares were subject to outstanding options at June 7, 1996. Shares issued upon the exercise of options and shares issued under Bachman's stock purchase plan generally will be eligible for sale in the public market.

     The holders of up to 2,901,945 shares (excluding the shares registered hereunder) of Bachman Common Stock have certain rights to registration of their shares under the Securities Act.

     The shares of Bachman Common Stock issued to Cadre stockholders in connection with the Merger will be immediately eligible for sale in the public market, subject to certain restrictions described in "The Merger
Agreement -- Affiliate Agreements." In addition, employees who own options to purchase Cadre Common Stock will have options to purchase Bachman Common Stock, some of which will be eligible for sale in the public market within approximately 60 days of the closing of the Merger.

     Sales of substantial amounts of the foregoing shares in the public market could adversely affect the market price of Bachman Common Stock.

POSSIBLE DELISTING OF COMMON STOCK FROM THE NASDAQ NATIONAL MARKET

     Bachman Common Stock is listed on the Nasdaq National Market. Listing on the Nasdaq National Market permits a company's securities to be quoted over the automated electronic quotation system maintained by the National Association of Securities Dealers, Inc., which makes current quotations of an issuer's securities available to brokers and dealers nationwide. One of the requirements for the continued listing of common stock on the Nasdaq National Market is that either the minimum bid price is at least $1 or that the market value of the public float is $3 million and there are $4 million of net tangible assets. Although

Bachman currently meets this requirement, there can be no assurance that it will continue to do so and that Bachman Common Stock will continue to be listed on the Nasdaq National Market.

DIVIDEND POLICY

     To date, Bachman has not declared or paid cash dividends on its stock and does not intend to pay cash dividends to its stockholders in the near future.

                                 THE COMPANIES

     Bachman was incorporated in Massachusetts in 1983. Its principal executive offices are located at 8 New England Executive Park, Burlington, Massachusetts 01803, and its telephone number is (617) 273-9003. Unless the context indicates otherwise, "Bachman" refers to Bachman Information Systems, Inc. and its subsidiaries.

     Acquisition Corp. was incorporated in Delaware in February 1996 for the purpose of effecting the Merger. Acquisition Corp. is a direct, wholly-owned subsidiary of Bachman with principal executive offices at the same address and with the same telephone number as Bachman.

     Cadre was incorporated in Delaware in 1988 and is the successor of Cadre Technologies Inc. and MicroCASE Inc., both of which merged into Cadre on January 31, 1989. Cadre's principal executive offices are located at 222 Richmond Street, Providence, Rhode Island 02903, and its telephone number is (401) 351-5950.

                          THE BACHMAN SPECIAL MEETING

PROPOSALS

     At the Bachman Special Meeting, holders of Bachman Common Stock will be asked to vote upon the proposal to approve and adopt the Merger Agreement and approve the issuance of shares of Bachman Common Stock in connection with the Merger Agreement (the "Merger/Stock Issuance Proposal"). Pursuant to the Merger Agreement, among other things, (a) up to 4,850,000 shares of Bachman Common Stock will be issued to Cadre stockholders, option holders and one warrant holder, meaning that approximately every 3.311 shares of Cadre Common Stock (other than duly qualified dissenting shares) would be converted into the right to receive one share of Bachman Common Stock, subject to possible adjustments and rounding as described in the Merger Agreement, and (b) Acquisition Corp. would be merged with and into Cadre in the Merger, with Cadre becoming a whollyowned subsidiary of Bachman. Holders of Bachman Common Stock are being asked to approve the Merger/Stock Issuance Proposal in order to comply with
Section 6 of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc., which requires that Nasdaq National Market issuers obtain stockholder approval if, in connection with the acquisition of the stock or assets of another company, the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

     In addition, holders of Bachman Common Stock will be asked to vote to approve proposals to (a) change Bachman's name to Cayenne Software, Inc. upon consummation of the Merger (the "Bachman Name Change Proposal") (b) increase the number of shares of Bachman Common Stock that Bachman is authorized to issue by
26.2 million (the "Authorized Bachman Common Stock Proposal") and (c) approve in advance one or more adjournments of the Bachman Special Meeting if and to the extent such adjournments are proposed by the management of Bachman (the "Bachman Adjournment Proposal").

     There may be transacted such other business as may properly come before the Bachman Special Meeting.

VOTING AND PROXY INFORMATION

     VOTING RIGHTS AND REQUIREMENTS

     The holders of Bachman Common Stock are entitled to one vote for each share held on each matter submitted to vote.

     Approval and adoption of the Stock Issuance/Merger Proposal and the Bachman Adjournment Proposal require the affirmative vote of the holders of a majority in interest of the shares of Bachman Common Stock present in person or by a properly executed proxy and entitled to vote at the Bachman Special Meeting. Approval and adoption of the Bachman Name Change Proposal and the Authorized Bachman Common Stock Proposal require the affirmative vote of the holders of a majority in interest of the shares of Bachman Common Stock issued and outstanding and entitled to vote.

     Only holders of record of Bachman Common Stock at the close of business on the Bachman Record Date are entitled to notice of, and to vote at, the Bachman Special Meeting. On the Bachman Record Date, there were outstanding 12,742,120 shares of Bachman Common Stock held by 254 holders of record, of which 48,359 shares (or less than 1%) were held by directors and executive officers of Bachman and their affiliates. To the best of Bachman's knowledge, each of Bachman's directors and executive officers who owns shares of Bachman Common Stock eligible to be voted intends to vote those shares in favor of the Merger/Stock Issuance Proposal, the Bachman Name Change Proposal, the Authorized Bachman Common Stock Proposal and the Bachman Adjournment Proposal.

     QUORUM

     A quorum will exist at the Bachman Special Meeting if holders of a majority in interest of all capital stock issued, outstanding and entitled to vote are present in person or represented by a properly executed proxy. The stockholders present in person or represented by proxy at the Bachman Special Meeting may approve the Bachman Adjournment Proposal, despite the absence of a quorum for other purposes.

     Abstentions and broker non-votes will be counted for purposes of determining a quorum, but broker non-votes will be treated as not voting on each proposal. As a result, both abstentions and broker non-votes will have the same effect as votes against a proposal that requires approval by a majority of the outstanding Bachman Common Stock. On other matters, including the Merger/Stock Issuance Proposal, abstention will have the same effect as a vote against, and broker nonvotes will have no effect.

     PROXY INFORMATION

     All shares of Bachman Common Stock represented by a properly executed and returned proxy will be voted at the Bachman Special Meeting in accordance with the directions specified on the proxy, unless the proxy has previously been revoked. If no direction is indicated for one or more of the proposals on a properly signed proxy, the shares represented thereby will be voted FOR each proposal for which a box has not been marked. If any other matters are properly presented for action at the Bachman Special Meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     A stockholder who has executed and returned a proxy may revoke the proxy at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by (i) delivering written notice of revocation to the Clerk of Bachman, (ii) submitting to the Clerk of Bachman a subsequently dated and signed proxy or
(iii) voting in person at the Bachman Special Meeting. Any such notice or subsequent proxy should be sent to Bachman Information Systems, Inc., 8 New England Executive Park, Burlington, Massachusetts 01803, Attention: Eugene J. DiDonato.

SOLICITATION OF PROXIES

     In addition to solicitations by mail, the directors, executive officers and employees of Bachman may solicit proxies from Bachman stockholders by telephone or electronic transmission or in person.

                           THE CADRE SPECIAL MEETING

PROPOSALS

     At the Cadre Special Meeting holders of Cadre Common Stock will be asked to vote upon the proposal to adopt the Merger Agreement (the "Merger Proposal").

     In addition, holders of Cadre Common Stock will be asked to vote upon the proposal to approve in advance one or more adjournments of the Cadre Special Meeting if and to the extent such adjournments are proposed by the management of Cadre (the "Cadre Adjournment Proposal").

     There may be transacted such other business as may properly come before the Cadre Special Meeting.

VOTING AND PROXY INFORMATION

     VOTING RIGHTS AND REQUIREMENTS

     Holders of Cadre Common Stock are entitled to cast one vote per share with respect to each of the Cadre Merger Proposal and the Cadre Adjournment Proposal.

     Approval of the Cadre Merger Proposal requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Cadre Common Stock. As a result of the foregoing voting requirement, the failure of any Cadre stockholder to be present or represented by proxy at the Cadre Special Meeting will have the same effect as if that stockholder were to vote against the Cadre Merger Proposal. Further, any Cadre stockholder's abstention from voting on the Cadre Merger Proposal at the Cadre Special Meeting will have the same effect as if that stockholder voted against the proposal.

     Approval of the Cadre Adjournment Proposal requires the affirmative vote of a majority of the votes properly cast at the Cadre Special Meeting.

     Only holders of record of Cadre Common Stock at the close of business on the Cadre Record Date are entitled to notice of, and to vote at, the Cadre Special Meeting. At the Cadre Record Date, there were outstanding 14,364,846 shares of Cadre Common Stock held by 463 holders of record, of which 18% were held by directors and executive officers of Cadre and their affiliates. To the best of Cadre's knowledge, each of the Cadre directors and executive officers who owns shares of Cadre Common Stock intends to vote those shares in favor of both the Merger Proposal and the Cadre Adjournment Proposal.

     QUORUM

     For purposes of considering the Merger Proposal, a quorum will exist at the Cadre Special Meeting if holders of a majority of the outstanding shares of the Cadre Common Stock entitled to vote are present in person or represented by proxy. Although a quorum may be present with respect to the Merger Proposal, the proposal may not be approved without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Cadre Common Stock.

     The stockholders present in person or represented by proxy at the Cadre Special Meeting may approve the Cadre Adjournment Proposal, despite the absence of a quorum for other purposes.

     Abstentions will be included as present and represented for purposes of establishing a quorum for the transaction of business.

     PROXY INFORMATION

     All shares of Cadre Common Stock represented by a properly executed and returned proxy will be voted at the Cadre Special Meeting in accordance with the directions specified on the proxy, unless the proxy has previously been revoked. If no direction is indicated for one or both of the proposals on a properly signed proxy, the shares represented thereby will be voted FOR each proposal for which a box has not been marked. If any other matters are properly presented for action at the Cadre Special Meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     A stockholder who has executed and returned a proxy may revoke the proxy at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by (i) delivering written notice of revocation to the Secretary of Cadre,
(ii) submitting to the Secretary of Cadre a subsequently dated and signed proxy or (iii) voting in person at the Cadre Special Meeting. Any such notice or subsequent proxy should be sent to Cadre Technologies Inc., 222 Richmond Street, Providence, Rhode Island 02903, Attention: Edson H. Whitehurst, Jr.

SOLICITATION OF PROXIES

     In addition to solicitations by mail, the directors, executive officers and employees of Cadre may solicit proxies from Cadre stockholders by telephone or electronic transmission or in person. CADRE STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                              THE MERGER PROPOSALS

EFFECTS OF THE MERGER

     If the Merger is effected, Acquisition Corp. will be merged with and into Cadre, which will become a wholly-owned subsidiary of Bachman. After the Merger, Cadre will continue to own and operate the assets and business it currently owns and operates.

     Upon consummation of the Merger, holders of Cadre Common Stock will cease to have any direct equity interest in Cadre. The Bachman Common Stock to be received by holders of Cadre Common Stock upon consummation of the Merger will provide those holders with an opportunity to have a continuing equity interest in the combined operations of Bachman and Cadre.

     Up to 4,850,000 shares of Bachman Common Stock will be issued to Cadre stockholders, option holders and one warrant holder. Based on estimates as of May 31, 1996, each share of Cadre Common Stock would be converted into 0.3020 share of Bachman Common Stock and the actual amount of Bachman shares issued would be 4,621,667. Based upon the number of shares of Bachman Common Stock issued and outstanding as of the Bachman Record Date, former holders of Cadre Common Stock will hold between approximately 28.0% and approximately 26.6% of Bachman's total issued and outstanding shares on a fully diluted basis.

BACKGROUND AND PURPOSE OF THE MERGER

     Bachman, Cadre and Acquisition Corp. executed the Merger Agreement on March 25, 1996. The Merger Agreement was preceded by a letter of intent entered into by Bachman and Cadre on December 6, 1995 and later amended.

     BACHMAN'S REASONS FOR THE MERGER

     The Board of Directors of Bachman believes that the acquisition of Cadre's business will provide it with greater market penetration through the acquisition of additional products, broader direct and indirect channels of distributors and more strategic business partnerships.

     Bachman's Board of Directors considers that the following factors indicate that the Merger would be in the best interest of Bachman and its stockholders:
(i) the acquisition of Cadre would provide Bachman with technology in the object-oriented marketplace, a relatively new and competitively important area;
(ii) the Merger would give Bachman the opportunity to expand the customer base for its products (i.e., the commercial market) by marketing them to Cadre's customers in the technical market and vice versa; and (iii) the combined companies would have greater critical mass thereby offering customers a broader range of products and services in both the commercial and technical markets.

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

     CADRE'S REASONS FOR THE MERGER

     The Board of Directors of Cadre believes that the Merger will provide Cadre with the benefits of a broader combined product line of Bachman and Cadre products and access to the markets in which Bachman products are now sold. In entering into the Merger Agreement, Cadre also seeks to maximize shareholder value by providing Cadre stockholders with access to a public market for investment liquidity. Since the completion of Bachman's initial public offering in November 1991, the closing price of Bachman Common Stock, as reported by the Nasdaq National Market, has ranged from $1 3/4 to $37 3/4. The closing price of Bachman Common Stock reached $37 3/4 in February 1992, which was before Bachman began its transition from the mainframe application market to the client/server market. During fiscal 1995 and the first three quarters of fiscal 1996, the low and high closing prices of Bachman Common Stock, as reported by the Nasdaq National Market, were $1.750 and $7.875, and $5.8125 and $11.50, respectively.

     Cadre's Board of Directors considers that the following factors indicate that the Merger would be in the best interest of Cadre and its stockholders: (i) the Merger with Bachman would provide needed working capital to Cadre; (ii) the Merger with Bachman would provide access to a publicly traded security for Cadre stockholders; (iii) the Board's evaluation of the current value of the Bachman Common Stock to be exchanged for the Cadre Common Stock in light of the prospects for Bachman after a merger with Cadre; (iv) the Merger would provide a faster entry into the commercial market for Cadre products; (v) the larger combined company would create a greater critical mass for Cadre's customers; and
(vi) the current financial position of Cadre requires action if Cadre does not proceed with the Merger.

     MATERIAL CONTACTS AND BOARD DELIBERATIONS

     In early October, 1995, Peter J. Boni, President and Chief Executive Officer of Bachman contacted James P. Lally, a Director of Cadre, to arrange a meeting. On October 4, 1995, Mr. Boni and Gerald Christopher, Chief Financial Officer of Bachman, met with Lawrence Sutter, Chief Executive Officer of Cadre, Mr. Lally, and Ed Whitehurst, the Chief Financial Officer of Cadre, to discuss generally possible strategic alliances between Bachman and Cadre, including the possible merger of the companies (the "Merger").

     On October 24, 1995, Mr. Boni and Mr. Christopher met with certain members of Cadre's management, including Mr. Whitehurst, Ronald Imbriale, acting Chief Operating Officer of Cadre, and Mory Bahar, Vice President of Marketing of Cadre, to discuss their companies' respective businesses, product offerings, marketing strategies and customer bases.

     On October 30, 1995, Mr. Boni reviewed by telephone with the members of Bachman's Board of Directors, Cadre's business, product offerings, marketing strategy and customer bases. Mr. Boni also reviewed the business synergies between the two companies, the broad terms of the possible Merger and Cadre's general financial condition.

     On November 8, 1995, at the offices of Bachman's outside counsel, Messrs. Boni and Christopher met with Messrs. Sutter and Whitehurst to review each company's financial condition and business and discuss the preliminary terms and structure of the possible Merger of the companies. During the following week, Mr. Boni and Massood Zarrabian, Vice President of Product Operations of Bachman, met with William Goddard and Jon Flint, members of the Board of Directors of Cadre, to discuss the broad terms of the possible Merger and to review each company's product offerings and product and business synergies between the two companies.

     On November 15, 1995, Mr. Boni presented to the Bachman Board of Directors the business, product and customer synergies between the companies and the preliminary terms and structure of the possible Merger. The business synergies between the two companies would result in a single entity capable of delivering a number of practical solutions for the design and development needs of software users with core competencies in modeling, database design and development, objects and components. From a product standpoint the two companies would be able to offer structured, data-driven and object-oriented solutions to software developers in the commercial and technical applications. From a customer standpoint each company would be able to leverage the other customer base to sell its products since Bachman focuses primarily on the

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

commercial market and Cadre on the technical market. In addition, Mr. Zarrabian made a presentation to the Board of Directors on the product offerings and product synergies of the two companies. The acquisition would give Bachman a presence in the competitively important object-oriented as well as established structured analysis and design markets. The combined company product line would include solutions for: model-driven object-oriented application generation; model-driven data modeling; database design and implementation; and structured analysis and design for real-time embedded applications. On the basis of those presentations, the Bachman Board of Directors informally authorized management to proceed with further negotiations and the preparation of a letter of intent at such meeting. After that meeting, Bachman prepared a term sheet which was delivered to Cadre's Chief Executive Officer outlining the proposed terms of the Merger of the companies.

     Subsequently, during the middle of November 1995, Mr. Boni had various meetings with Messrs. Goddard, Sutter, Whitehurst, and Imbriale to further discuss the customer, product and business synergies between the two companies and possible organizational structure of the combined companies.

     During the end of November 1995, and the first week of December 1995, a variety of telephonic meetings took place involving Mr. Boni, Eugene DiDonato, Vice President and General Counsel of Bachman, and Messrs. Sutter, Goddard, and Whitehurst, as well as each company's legal counsel and Stratagem Partnering, Inc., Bachman's financial advisor. Negotiations regarding the principal terms of the Merger, including exchange ratios, and adjustments thereto, rights of parties to terminate the Merger, the structure of the transaction, operating covenants prior to the closing, and the timing of the Merger were discussed. On December 7, 1995, a letter of intent was executed between Bachman and Cadre setting out the general terms of the Merger. After December 7, 1995, senior management and representatives of Bachman and Cadre conducted their respective accounting, financial and legal due diligence review.

     On January 17, 1996, the Board of Directors of Bachman met with certain members of management, with outside counsel present, to discuss legal and financial due diligence performed by Bachman, its outside counsel and its independent accountants up to that time. The Board of Directors considered the financial and business implications of the transaction, technology and product strategy and corporate synergies and authorized management to proceed with the preparation of the Merger Agreement.

     Bachman's Board of Directors also considered the following factors in determining to proceed with the Merger: (i) the acquisition of Cadre would provide Bachman with technology in the object-oriented marketplace, a relatively new and competitively important area; (ii) the Merger would give Bachman the opportunity to expand the customer base for its products (i.e., the commercial market) by marketing them to Cadre's customers in the technical market and vice versa; (iii) the combined companies would have greater critical mass thereby offering customers a broader range of products and services in both the commercial and technical markets; and (iv) the strain that the Merger would put on the management's resources. The Board did not assign any priority or weighting among the first three factors, and considered that the fourth factor did not significantly offset the advantages of the merger, because the Board believed that the management could cope with the enlarged business.

     On February 6, 1996, the Bachman Board of Directors met with certain members of management, outside counsel, independent accountants and its outside financial advisor, Stratagem, to review the general terms of the Merger Agreement and to review the status of accounting, legal and financial due diligence. Bachman's management reviewed for the Board of Directors the history of the negotiation, corporate synergies and the status of accounting, financial and legal due diligence, and the product strategies, corporate cultures and competitive positions of each company. Bachman's independent accountants and outside counsel, presented the Board of Directors with summaries of accounting and legal due diligence, respectively. Bachman's independent accountants' summary focused on the proposed accounting treatment for the Merger, and observations related to Cadre's financial statements and condition. Bachman's outside counsel's summary focused on a review of major contracts, corporate records, intellectual property matters and pending litigation. Stratagem provided the Board of Directors with a preliminary presentation as to the fairness of the Merger to the Bachman stockholders, including an analysis of comparable acquisitions.

     Stratagem provided Bachman's management with assistance in determining the consideration to be offered by Bachman in the Merger. Management then prepared a valuation analysis based upon the then current share price for Bachman Common Stock of approximately $6.00 per share, and actual and forecasted Cadre revenues and operating income. Management also considered the method of accounting for the transaction as a purchase or pooling in its analysis. Bachman's Board of Directors was provided with management's analysis and set 5 million Bachman shares as the maximum consideration to be paid provided the transaction is accounted for as a pooling of interests.

     On February 16, 1996, the Bachman Board of Directors met with certain members of management, with outside counsel present, to consider the terms of the Merger Agreement. Bachman's management reviewed the progress of negotiation, updated the Board of Directors on accounting, legal and financial due diligence matters, and the risks and benefits of the transaction. The Board of Directors discussed the respective technologies, competitive positions, potential synergies that could be achieved through the business combination, information regarding the market price of the Bachman stock and marketing strategies for the combined companies. The Board also reviewed the fairness opinion prepared by Stratagem. Bachman's Board of Directors concluded that the Merger is fair to and in the best interests of Bachman and its stockholders and unanimously adopted resolutions, among other things, authorizing the officers of Bachman to enter into and perform the Merger Agreement with such changes as authorized by the President and to recommend to the Bachman stockholders that they vote in favor of approval of the Merger Agreement. On February 27, 1996 and March 13, 1996, members of Bachman and Cadre's management met with their respective outside counsels to discuss negotiations involving the Merger Agreement and the filing of a Registration Statement on Form S-4 in connection with the Merger.

     On March 19, 1996, Bachman's Board of Directors met with some members of management, with outside counsel present, to consider the terms of the revised Merger Agreement and to review a revised draft of the Registration Statement to be filed in connection with the proposed Merger. The Board unanimously reaffirmed the resolutions adopted on February 16, 1996 relating to the Merger Agreement and the Registration Statement and adopted further resolutions relating to other matters.

     During the period from November 1995 through March 1996, various terms of the Merger were negotiated between Bachman and Cadre. Bachman offered Cadre 4.2 million shares of Bachman Common Stock in the acquisition. Cadre sought approximately 5.5 million shares. The companies finally agreed upon 4,850,000 shares upon the assumption that the transaction be accounted for as a pooling of interests. Bachman also proposed that the number of shares to be issued be adjusted upward or downward based upon the fair market value of Bachman Common Stock prior to closing. After negotiations, the parties agreed to remove such adjustment mechanisms.

     Cadre's Board of Directors met with members of Cadre's executive management and its legal counsel on November 22, 1995 and December 1, 1995 to discuss the financial, business and technical due diligence performed by Cadre and its independent accountants up to that time. In addition, Cadre's Board of Directors met on November 16, 1995, December 20, 1995 and January 17, 1996 to discuss the financial and business implications of the transaction. Cadre's Board of Directors met again on February 16, 1996 and March 22, 1996 to review in detail the terms of the Merger Agreement and the financial implications to Cadre stockholders, before approving the definitive Merger Agreement and determining to proceed with the Merger.

     Among the factors considered by Cadre's Board of Directors in determining to proceed with the Merger were the following: (i) the Merger with Bachman would provide needed working capital to Cadre; (ii) the Merger with Bachman would provide access to a publicly traded security for Cadre stockholders; (iii) the Board's evaluation of the current value of the Bachman Common Stock to be exchanged for the Cadre Common Stock in light of the prospects for Bachman after a merger with Cadre; (iv) the Merger would provide a faster entry into the commercial market for Cadre products; (v) the larger combined company would create a greater critical mass for Cadre's customers; and (vi) the current financial position of Cadre required action if Cadre did not proceed with the Merger. Cadre's Board did not assign any priority or weighting among the factors. Cadre's Board did not consider that projections relating to the separate companies were a reliable guide to estimating the results that might be achieved by the combined companies, and accordingly did not consider any projections significant in comparison to the other factors outlined above.

     On March 25, 1996, Bachman and Cadre entered into the definitive Merger Agreement.

FINANCIAL ADVISOR TO BACHMAN

     The Board of Directors of Bachman used Stratagem as its financial advisor in connection with the transactions contemplated by the Merger Agreement. Stratagem was selected by the Board of Directors of Bachman because of its qualifications and expertise in providing advice on mergers and acquisitions, corporate partnering, product licensing and fund raising to companies in the software industry, as well as its reputation as an investment banking firm.

     At the request of Bachman, Stratagem delivered its written opinion to the Board of Directors of Bachman to the effect that, as of February 16, 1996, the Merger was fair, from a financial point of view, to the stockholders of Bachman (the "Stratagem Opinion"). Bachman expects to receive prior to the date of first mailing of the Prospectus/Joint Proxy Statement to stockholders an updated written opinion from Stratagem to the effect that, as of that date, the Merger is fair, from a financial point of view, to the stockholders of Bachman.

     THE FULL TEXT OF THE STRATAGEM OPINION IS ATTACHED AS ANNEX C TO THIS PROSPECTUS/JOINT PROXY STATEMENT. BACHMAN STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE STRATAGEM OPINION CAREFULLY IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROSPECTUS/JOINT PROXY STATEMENT FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY STRATAGEM.

     Stratagem. In connection with the Merger, Bachman Information Systems, Inc. retained Stratagem to act as its financial advisor and to render an opinion as to the fairness to the shareholders of Bachman, from a financial point of view, of the consideration to be paid by Bachman to the holders of Cadre Technologies Inc. Common Stock.

     Stratagem assisted in Bachman's discussions and negotiations with Cadre leading up to the execution of the Merger Agreement and in the consideration by the Bachman Board of the Merger. On February 5, 1996, Stratagem assured the Bachman Board that it was prepared to deliver an opinion that the consideration to be paid by Bachman to the holders of Cadre Common Stock was fair to the shareholders of Bachman from a financial point of view, and on February 16, 1996 Stratagem delivered its written opinion (the "Stratagem Opinion") to that effect.

     Although Stratagem evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, in rendering its opinion Stratagem did not recommend the specific consideration to be paid in the Merger. The consideration to be received by Cadre's stockholders as a result of the Merger was determined by negotiation between Cadre Technologies Inc. and Bachman Information Systems, Inc.

     A copy of the Stratagem Opinion is attached hereto as Annex C. Stockholders are urged to read the opinion in its entirety for a summary of assumptions made, procedures followed, other matters considered and limits of the review by Stratagem. The summary of the Stratagem Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. The Stratagem Opinion was prepared for the Bachman Board, is directed only to the fairness to Bachman as of February 16, 1996, from a financial point of view, of the consideration to be received by holders of Cadre Common Stock pursuant to the Merger Agreement, and does not constitute a recommendation to any stockholder as to how to vote.

     In connection with its opinion, Stratagem, among other things, (i) reviewed the Merger Agreement; (ii) reviewed the Annual Report to Stockholders and Annual Report on Form 10-K of Bachman for the fiscal years ended June 30, 1992 through 1995; (iii) reviewed audited financial reports for the 1992 through 1995 fiscal years ended December 31 for Cadre Technologies Inc.; (iv) reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bachman;
(v) reviewed certain operating and financial information, including projections, provided by the managements of Bachman and Cadre relating to their respective business prospects (the "Bachman Management Projections" and the "Cadre Management Projections,") respectively; (vi) discussed with certain members of Bachman's senior management Bachman's operations, historical financial statements and future prospects, as well as their views with respect to the operations, historical financial statements and future prospects of Cadre, and their views of the business, operational and strategic benefits, potential synergies (including revenue enhancements and cost savings) and other implications of the Merger; (vii) discussed with certain members of Cadre's senior management Cadre's operations, historical financial statements and future prospects and their views of the potential synergies and benefits of the Merger; (viii) reviewed the pro forma financial impact of the Merger on Bachman; (ix) reviewed the historical stock prices and trading volumes of the Bachman Common Stock; (x) reviewed certain publicly available financial information and stock market performance data of other publicly-held companies which it deemed generally comparable to Bachman and Cadre; (xi) reviewed the financial terms of certain other recent acquisitions of companies which it deemed generally comparable to Cadre; and considered such other studies, analyses, inquiries and investigations which it deemed relevant.

     Stratagem relied without independent verification upon (i) the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion, and (ii) the reasonableness of the assumptions made by the managements of Bachman and Cadre with respect to their projected financial results and potential synergies and the cost savings which could be achieved upon consummation of the Merger. Stratagem also relied upon the belief of Bachman's management that the combined entity resulting from the Merger might enjoy several strategic advantages over a stand-alone Bachman, including (i) the ability of a combined entity to develop and bring to market a wider range of development tools for client/server users, particularly in the strategically critical object-oriented tool segment; (ii) an expanded marketing and sales capacity which will permit the combined entity to better compete in the highly competitive client/server software industry and (iii) significant cost synergies. In addition, Stratagem has not made an independent evaluation or appraisal of the assets and liabilities of Bachman or Cadre and Stratagem has not been furnished with any such evaluation or appraisal. Stratagem further relied upon the assurances of the managements of Bachman and Cadre that such managements were not aware of any facts that would make the information provided to Stratagem materially incomplete or misleading. Stratagem's opinion is also necessarily based upon the economic, market and other conditions as in effect on, and the information made available to it as of, the date of this opinion. Stratagem also assumed that the consummation of the transaction contemplated pursuant to the Merger will be recorded as a pooling of interests under the requirements of Accounting Principles Board Opinion No. 16.

     Analysis of Selected Software Acquisitions. Stratagem reviewed and compared the prices paid in 24 selected merger and acquisition transactions in the software industry from January 1, 1995 to October 30, 1995. To the extent possible, Stratagem calculated the aggregate consideration and various financial multiples for each transaction. The aggregate consideration for the selected transactions ranged from $20 million to $3.0 billion. Stratagem calculated the aggregate consideration paid in the selected transactions as a multiple of various financial measures, concentrating principally on the key multiple of transaction value compared to the last twelve months' revenues, compared to $51 million (value of stock to be issued plus liabilities to be assumed) to be paid by Bachman for Cadre. The transaction value compared to the last twelve months' revenues for the selected transactions ranged from 0.8 times to 21.7 times with a median multiple of 4.2 times versus 1.3 times for the Bachman/Cadre Merger. Where information on a target company's profits was available, the multiples of transaction value versus the last twelve months' net income for profitable companies ranged from 24.4 times to 58.6 times. The median multiple was 40.0 times. Since Cadre was unprofitable over the prior twelve months, there is no meaningful comparison available. Since Cadre was both losing money and experiencing a revenue decline in its last twelve months, Stratagem calculated the multiple of transaction value versus last twelve months' revenues for just those companies that were not profitable and those that were experiencing revenue declines. Out of the 24 transactions examined, 4 companies were unprofitable in the last twelve months. In those four companies, the transaction value compared to the last twelve months revenues ranged from 0.8 times to 3.3 times with a median of 2.3 times, whereas the multiple is 1.3 times the transaction value in the Bachman/Cadre Merger. Out of the 24 transactions examined, 3 companies experienced revenue declines in the last twelve months' revenues ranged from 0.8 times to 3.3 times with a median of 1.6 times compared to 1.3 times for the Bachman/Cadre Merger. Stratagem noted to the Board of Directors that none of the transactions reviewed was exactly comparable due to differences in products, product lifecycles, growth prospects, profitability and strategic fit; however, based on other merger and acquisition transactions in the software industry, this analysis shows the Merger to be fair to the shareholders of Bachman.

     The 24 transactions are: the acquisitions of Alias Research and Wavefront Technology by Silicon Graphics; the acquisitions of the Learning Company, Future Visions Holdings and MECC by Softkey International, the acquisition of Spry by Compuserve, the acquisitions of Trinzic and Answer Systems by Platinum Technology, the acquisition of Recognition International by BancTec, the acquisition of Digitalk by ParcPlace, the acquisition of Legent by Computer Associates, the acquisition of Rasna by Parametric Technology, the acquisition of Information Resources Inc's OLAP business by Oracle, the acquisition of Frame Technology by Adobe, the acquisition of Delrina by Symantec, the acquisition of Clinicom by HBO and Co., the acquisition of Sigma Imaging by Wang Laboratories, the acquisition of Watermark by Filenet, the acquisition of Novell's UNIX operating system business by The Santa Cruz Operation, the acquisition of Collabra by Netscape, the acquisition of Viewstar by Caere (this acquisition was not consummated), and the acquisition of Microtec by Mentor Graphics.

     The four companies that were not profitable in the last twelve months are:
Trinzic, Recognition International, Lotus Development and Viewstar.

     The three companies that experienced revenue declines in the last twelve months are: Viewstar, Lotus Development and Recognition International.

     Relative Contribution Analysis. Stratagem reviewed certain historical and estimated future financial information (including equity ownership, book value, revenues, and operating profit) for Bachman, Cadre and the pro forma combined entity resulting from the Merger. Stratagem compared the relative percentage equity ownership of Bachman and Cadre to the relative revenues, operating earnings, and book value contributions for Bachman and Cadre for 1995. In this analysis, Stratagem notes that Bachman shareholders will own approximately 74% of the shares in the combined company; however, Bachman will contribute approximately 47% of the combined companies' revenues for calendar 1995. Both Bachman and Cadre lost money on an operating basis in calendar 1995 with Bachman contributing a similar 46% to the operating loss of the combined companies. The relative contribution to book value is borne exclusively by Bachman and its shareholders as Cadre had a negative book value as of March 31, 1996. As a result of the Merger, Bachman shareholders will experience significant dilution in their book value per share as it existed on March 31, 1996, from $1.04 to $(.03). While this analysis of contribution to book value suggests the Merger favors the shareholders of Cadre, Stratagem believes the relative contribution to revenues and earnings is a far more important and relevant comparison and hence, the transaction remains fair to the shareholders of Bachman. Stratagem also analyzed the relative contribution to revenues and operating income for calendar 1996 based on forecasts provided by the management teams of Bachman and Cadre. In this analysis, it is forecast that Bachman will contribute approximately 50% of the combined companies' revenues and 25% of the combined companies' operating income for calendar 1996 while owning 74% of the combined entity. In addition, Stratagem analyzed the relative contribution to revenues and operating income based on forecasts provided by the Bachman management team and a version of the Cadre forecast which was downwardly revised by Bachman's management team. Bachman's downwardly revised estimates for Cadre reflected Bachman's more conservative assessment of the likely revenues to be achieved by Cadre during calendar 1996. In these downwardly revised estimates, Bachman did not adjust expense expectations for Cadre. The revised estimates forecast total revenue of Cadre for calendar 1996 at a level somewhat below its historical level for 1995, and a net loss for calendar 1996 somewhat less than its historical level for the quarter ended March 31, 1996. This analysis forecasts that Bachman will contribute 53% of the combined companies' revenues, but well over 100% of the combined companies' income as the revised Cadre forecast calls for a loss in calendar 1996. If the Bachman management forecast and the Cadre forecast downwardly revised by Bachman's management were accurate, it would result in significant earnings dilution to Bachman's shareholders in calendar 1996. The above analysis does not take into account any cost savings expected from combining and consolidating the companies' operations. However, Stratagem also relied on an estimate by Bachman's management that the combined companies could realize approximately $4,500,000 of cost savings in calendar 1996. That management estimate took into account possible savings from eliminating duplicated functions (approximately $2.7 million), eliminating duplicated facilities (approximately $0.9 million), and consolidated marketing (approximately $0.9 million).If the Bachman operating forecast and the Cadre forecast as downwardly revised by Bachman's management, combining the companies' operations, are met, this operating result, coupled with the cost savings expected by Bachman's management from combining the companies' operations, would show significant earnings accretion for calendar 1996 to the Bachman shareholder. As a result of the foregoing analysis, Stratagem finds the weight of the evidence showing this Merger to be fair to Bachman's shareholders.

     Pro Forma Merger Analysis. Stratagem prepared pro forma analyses of the financial impact of the Merger using reported earnings for calendar 1995 and earning forecasts for Bachman and Cadre prepared by their respective managements for calendar 1996. In addition, Stratagem prepared an analysis showing the pro forma earnings per share forecast for calendar 1996, assuming the Bachman management forecast and the Cadre forecast downwardly revised by Bachman's management and factoring in cost savings expected by Bachman's management resulting from combining the companies' operations. For calendar 1995, the combined companies will show a substantially greater loss per share than Bachman experienced on its own. For calendar 1996, the combined companies, after factoring in expected cost savings, are expected to show significantly higher earnings per share from continuing operations than would be expected to be achieved by Bachman alone. The primary rationale for the Merger is that the larger industry presence achieved through a higher critical mass of revenues and broader product line will lead to improved competitive strength. This improved competitive position, coupled with a lower cost structure resulting from overhead reductions will lead to a greater likelihood of profitability for Bachman, which is the most relevant consideration for future stock performance. Thus, Stratagem believes that the relative contribution of Cadre to the revenues of the combined companies is a more important and relevant metric than Cadre's negative contribution to the book value of the combined companies, and that market capitalization to revenues is a more significant ratio than the ratio of market capitalization to book value.

     Selected Companies Analysis. Stratagem reviewed and compared certain financial information relating to Bachman and Cadre to corresponding financial information, ratios and public market valuations and multiples for 12 publicly traded corporations in the software industry: Platinum Technologies Inc.; Compuware Corporation; Intersolv; Sterling Software, Inc.; VMark Software, Inc.; LBMS, Inc.; Logic Works, Inc.; Seer Technologies, Inc.; Rational Software Corporation; Gupta Corporation; Magic Software Enterprise, Ltd.; and New Dimension Software. The eight companies Stratagem determined were most comparable to Bachman were public companies that compete with Bachman in products or markets or both. Competitors among Application Development Modeling Tool vendors include: Seer Technologies, Intersolv, Sterling Software, LBMS and Logic Works. Competitors among Object Oriented CASE vendors include Rational Software and Intersolv. Companies that provide a broad array of enterprise-level applications include Platinum Technologies and Compuware. There is no single vendor whose products and market position are directly comparable to Bachman. These eight companies, in the aggregate, represent the competitive array that Bachman faces. The four companies Stratagem determined were most comparable to Cadre were struggling public companies that compete with Cadre in the development tools market. VMark posted a significant loss ($0.49 per share) in 1995, after a small loss in 1994. The company's revenues grew 5% in 1995. Gupta posted a loss in 1995 ($0.81 per share) after a larger loss in 1994. Revenue growth was 9% in 1995. Magic Software posted a loss ($0.30 per share) in 1995 after a larger loss in 1994. Revenue growth was 7%. New Dimension Software recovered in 1995 (EPS of $0.13) after a 1994 loss of $2.00 per share.

     Stratagem calculated and compared various financial multiples and ratios for these companies to assess relevant comparisons to companies deemed similar to Bachman and companies deemed similar to Cadre. Before factoring in differences in book value between the companies, Bachman has a market value of approximately 4.0 times its calendar 1995 revenues. This compares to a range of
0.7 times to 7.6 times and 3.4 times the average of the eight companies viewed most comparable to Bachman. This analysis indicates that Bachman is valued above the average for companies Stratagem views as being most comparable to Bachman. After reducing the market value of each company by the stated book value, Bachman's adjusted market value is 3.5 times its calendar 1995 revenues compared to a range of 0.4 times to 7.0 times and 2.8 times the average of the eight companies viewed most comparable to Bachman. This analysis also indicates that Bachman is priced above the average for companies Stratagem views as being most comparable to Bachman. The revenue growth rate for Bachman in calendar 1995 versus calendar 1994 was 1%. This compares with a range of 17% to 131% and an average of 36%. Thus, Bachman has experienced slower growth than any of the eight companies viewed as being comparable. For calendar 1995, Bachman experienced losses, hence it does not have a meaningful price earnings multiple. In the eight comparable companies, eight experienced meaningful earnings per share, two experienced losses and one experienced a minuscule profit. Out of the five companies with meaningful earnings per share, the price earnings multiples ranged from 16.1 times to 136.5 times calendar 1995 earnings. The two companies with losses reported from continuing operations approximately 1% of revenues versus losses of approximately 9% of revenues for Bachman.

     Using the implied value of Cadre based upon Bachman's share price and assuming that 4,850,000 Bachman shares will be issued, Cadre has a market value
1.2 times its calendar 1995 revenues. This compares to a range of 0.9 times to
2.0 times and an average of 1.4 times the average of the four companies viewed as most comparable to Cadre. Thus, Cadre is valued slightly below the average of this set of comparable companies. After adjusting Cadre's market value for its negative book value, it has an adjusted market value of 1.3 times its calendar 1995 revenues. The four companies Stratagem believes are most comparable to Cadre have adjusted market values divided by 1995 revenues in the range of 0.4 times to 1.4 times and an average of 1.0 times. While this indicates that Cadre is valued near the top end of the range of these companies, Stratagem believes this individual comparison does not outweigh the preponderance of the analyses which indicate that this Merger is valued favorably for the shareholders of Bachman. While considered closely comparable to Cadre, these companies are not exactly comparable to Cadre as they are not in the same product or financial position as is Cadre and do not have the same strategic fit with Bachman.

     The Bachman Management Projections and the Cadre Management Projections were intended solely for use by Stratagem in performing its analysis and were based on assumptions that the respective managements considered reasonable and appropriate. Stratagem did not independently evaluate or express any opinion concerning the reasonableness of any such projections or of any underlying assumption by either management. There can be no assurance that any projected results, including any estimated cost savings or other elements, will be achieved.

     The Stratagem Opinion addresses only the fairness of the Merger from a financial point of view to the stockholders of Bachman and does not constitute a recommendation to any stockholder of Bachman as to how such stockholder should vote with respect to the approval of the Merger/Stock Issuance Proposal.

     In the ordinary course of its business, Stratagem does not engage in trading of the equity securities of Bachman.

     Pursuant to a Fairness Opinion Agreement, dated as of January 26, 1996, Bachman agreed to pay Stratagem a fee of $100,000 for rendering its initial opinion and two updates to such opinion in connection with the Merger. Pursuant to a Strategic Partnering Agreement, dated as of June 16, 1995, Bachman will pay Stratagem an additional fee based on the fair market value at the closing of the total consideration paid by Bachman in the Merger calculated as follows: (a) $50,000, plus; (b) 4% of the second million dollars in consideration, plus; (c) 3% of the third million dollars in consideration, plus (d) 2% of any consideration that exceeds $3 million up to $10 million, plus; (e) 1% of any consideration that exceeds $10 million up to $40 million, plus (f) 0.75% of any consideration that exceeds $40 million up to $80 million, plus (g) 1% of any consideration that exceeds $80 million up to $100 million, plus; (h) 2% of any consideration that exceeds $100 million up to $120 million, plus; (i) 3% of any consideration that exceeds $120 million. Under each of the foregoing agreements, Bachman has also agreed to reimburse Stratagem for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify Stratagem and certain related persons against certain liabilities in connection with the engagement of Stratagem, including certain liabilities under the federal securities laws. Bachman also has agreed to pay Stratagem a minimum retainer of $4,500 a month under the Strategic Partnering Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     CADRE STOCK OWNERSHIP

     As of the Cadre Record Date, the directors and executive officers of Cadre as a group beneficially owned an aggregate of 4,053,321 shares of Cadre Common Stock (including shares purchasable upon the exercise of outstanding options). All of those shares will be treated in the Merger in the same manner as the shares of

Cadre Common Stock held by other stockholders of Cadre. To the best of Cadre's knowledge, each of the Cadre directors and executive officers who owns shares of Cadre Common Stock intends to vote those shares in favor of both the Merger Proposal and the Cadre Adjournment Proposal. Each director and executive officer of Cadre will enter into an agreement restricting his sale of Bachman shares for a period following the effectiveness of the Merger. See "The Merger
Agreement -- Affiliate Agreements."

     CADRE EMPLOYMENT AGREEMENTS

     Certain directors and officers of Cadre have entered into agreements under which they will be entitled to compensation in the event that they are involuntarily terminated during the terms of their agreements.

     Lawrence T. Sutter, a director and President of Cadre, has entered into an agreement which expires on October 31, 1997. If he is involuntarily terminated, Mr. Sutter will be paid the sum of his monthly base compensation multiplied by the number of months left under the contract or 12 months, whichever is greater, plus certain other benefits.

     Ronald H. Imbriale, Vice-President, has entered into an agreement which expires on September 25, 1996. If he is involuntarily terminated, Mr. Imbriale will be paid the sum of his monthly base compensation multiplied by the number of months left under the contract or 6 months, whichever is greater, plus certain other benefits.

     Edson H. Whitehurst, Jr., Vice-President and Secretary, has entered into an agreement which expires on November 23, 1996. If he is involuntarily terminated, Mr. Whitehurst will be paid the sum of his monthly base compensation multiplied by the number of months left under the contract or 9 months, whichever is greater, plus certain other benefits. Mr. Whitehurst must be paid $10,000 per month from January 1996 through June 1996 ($60,000 total) as a "Commitment Bonus" for agreeing not to exercise an option to return to Portland, Oregon, the former location of Cadre's principal office. On February 14, 1994, Cadre loaned Mr. Whitehurst $150,000 to assist him in buying a house. If he is terminated involuntarily within 12 months of a change in control, including the Merger, $50,000 of that loan is forgiven.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BACHMAN

     On February 16, 1996, the Board of Directors of Bachman met and unanimously approved and adopted the Merger Agreement and the issuance of shares of Bachman Common Stock as contemplated by the Merger Agreement. At the meeting, the Board of Directors of Bachman also unanimously resolved to present the Merger/Stock Issuance Proposal for consideration by Bachman's stockholders. Those resolutions were reaffirmed at a meeting of the Board of Directors held March 19, 1996. The Board of Directors of Bachman has unanimously recommended that stockholders of Bachman vote FOR the Merger/Stock Issuance Proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CADRE

     On March 22, 1996, the Board of Directors of Cadre met and unanimously approved and adopted the Merger Agreement. At the meeting, the Board of Directors of Cadre also unanimously resolved to present the Merger Proposal for consideration by Cadre's stockholders. The Board of Directors of Cadre has unanimously recommended that the stockholders of Cadre vote FOR the Merger Proposal.

                              THE MERGER AGREEMENT

     The following description summarizes the material terms and provisions of the Merger Agreement. All references to and summaries of the provisions of the Merger Agreement contained in this Prospectus/Joint Proxy Statement are qualified in their entirety by reference to the text of the Merger Agreement, which is included as Annex A to this Prospectus/Joint Proxy Statement. Bachman stockholders and Cadre stockholders are urged to read the Merger Agreement in its entirety.

MANNER AND BASIS OF CONVERTING SHARES

     The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, in accordance with the Delaware GCL, Acquisition Corp. will be merged with and into Cadre, the separate corporate existence of Acquisition Corp. will cease, and Cadre will continue as the surviving corporation in the Merger and as a wholly-owned subsidiary of Bachman. The term "Effective Time" means the particular time at which the parties to the Merger Agreement cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form required by, and executed in accordance with, the Delaware GCL.

     At the Effective Time, by virtue of the Merger and without any action on the part of Bachman, Acquisition Corp., Cadre, or the holders of any of their respective securities:

          (a) Each share of Cadre Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares, if any, owned by Cadre, which will be canceled, and shares held by any dissenting holder who has taken the steps necessary under the Delaware GCL to seek appraisal of, and demand payment for, such shares and is otherwise entitled to such payment under the Delaware GCL, but including shares held by any Cadre stockholder who abstains from voting at the Cadre Special Meeting) will be converted into the right to receive 0.3020 share of Bachman Common Stock, subject to possible adjustments as described in Article 2 of the Merger Agreement, and provided that the total number of shares of Bachman Common Stock to be issued to any particular Cadre stockholder will be rounded up to the nearest whole number.

          Under Article 2 of the Merger Agreement, the actual ratio at which Cadre shares will be converted into Bachman shares will be computed as of the date of the closing, based on the number of Cadre shares and options to purchase Cadre shares outstanding then, subject to adjustments to account for the exercise prices of outstanding Cadre options and a certain warrant. In addition, if the negative net worth of Cadre, as defined in the Merger Agreement (that is, excluding an outstanding note to the Cadmount trustee in the amount of $1,600,000), at the end of the month preceding the closing exceeds $5,611,000, the conversion ratio may be further adjusted to reduce the number of Bachman shares that may be issued. The adjustment would be calculating by dividing the "excess" negative net worth of Cadre by $6.00.

          Based on preliminary estimates provided by Cadre's management, Cadre's negative net worth on May 31, 1996 was approximately $8,581,000. Assuming that estimate solely for purposes of this example, the "excess" negative net worth after allowing for the $1,600,000 Cadmount note and the base amount of $5,611,000 would be $1,370,000. Dividing that by $6.00 would result in an adjustment of 228,333 shares, so that the total number of Bachman shares to be issued would be 4,621,667 (approximately 26.6% of the total to be outstanding after the Merger). That would be divided among holders of approximately 17,798,568 shares of Cadre outstanding and issuable on exercise of stock options and the warrant referred to above (reduced by 2,495,719 shares to account for the aggregate exercise price ofthe options and the warrant), resulting in a ratio of approximately
     0.3020 share of Bachman for each outstanding share of Cadre.

          Because the actual exchange ratio to be applied under the Agreement depends on the negative net worth of Cadre at the end of the month preceding the closing and the actual amounts of Cadre shares and employee stock options outstanding at the date of the closing, the precise ratio will not be known until the date of the closing. If the calculation of the exchange ratio would result in reducing the amount of Bachman shares to be issued to less than 3,697,333 (approximately 20% below the estimated level based on May 31, 1996 estimates) Bachman and Cadre will resolicit proxies for approval of the Merger before consummation of the Merger.

          (b) Each share of common stock of Acquisition Corp. outstanding prior to the Effective Time will be converted into and become one share of Cadre Common Stock.

          (c) Any notes and other debt instruments of Acquisition Corp. and Cadre outstanding as of the Effective Time will continue to be outstanding subsequent to the Effective Time as debt instruments of Cadre, as the surviving corporation, subject to their respective terms and provisions.

     As a result of the rounding described in paragraph (a) above, no fractional shares of Bachman Common Stock will be issued in the Merger.

EXCHANGES OF STOCK CERTIFICATES

     At or promptly after the Effective Time, State Street Bank and Trust Company, the transfer agent for Bachman Common Stock (the "Transfer Agent") will send a transmittal form (the "Transmittal Form") to each person who held shares of Cadre Common Stock (other than dissenting shares) immediately prior to the Effective Time. The Transmittal Form will contain instructions with respect to the surrender of certificates formerly representing Cadre Common Stock in exchange for certificates expressly representing Bachman Common Stock, together with a section for each former Cadre Stockholder to complete and return to the Transfer Agent. The Transmittal Form will also contain a representation that the signer owns the shares of Cadre Common Stock being exchanged for Bachman Common Stock and an agreement by the signer to indemnify Bachman if that representation is not true.

     The Transfer Agent will prepare two certificates representing Bachman Common Stock for each person who held shares of Cadre Common Stock immediately prior to the Effective Time (other than dissenting shares.) The first certificate will represent ten percent of the number of shares of Cadre Common Stock formerly held by such stockholder (the "Escrow Certificate"), and the second certificate will represent the balance of such shares (the "Balance Certificate"). Upon surrender of all of such stockholder's certificates representing Cadre Common Stock in accordance with the instructions contained in the Transmittal Form, such stockholder will be entitled to receive such stockholder's Balance Certificate. The Escrow Certificate will delivered to State Street Bank and Trust Company, as Escrow Agent. See "The Merger
Agreement -- Escrow Agreement."

     The approximately 2,200,000 shares of Cadre Common Stock that were issued in connection with Cadre's purchase of Westmount Technology B.V. and are registered in the name of Stichting Administratiekantoor Cadmount (the "Cadmount Shares") are held in escrow under the terms of the agreement relating to that acquisition (the "Cadmount Agreement"). At or promptly after the Effective Time, the Transfer Agent will prepare a certificate for the corresponding shares of Bachman Common Stock. Upon receipt of a certificate or certificates representing the Cadmount Shares, Bachman will deliver the certificate representing the corresponding shares of Bachman Common Stock to the escrow agent and the shares of Bachman Common Stock will be held in escrow subject to the terms of the Cadmount Agreement.

     Cadre stockholders should not forward Cadre stock certificates to the Transfer Agent until they have received Transmittal Forms from the Transfer Agent. CADRE STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     No dividends or other distributions that are declared or made after the Effective Time with respect to Bachman Common Stock and that have a record date after the Effective Time will be paid to the holder of any unsurrendered Cadre stock certificate with respect to the shares of Bachman Common Stock represented thereby, until the holder surrenders the Cadre stock certificate. Upon surrender of the Cadre stock certificate after the Effective Time, there shall be paid to the holder thereof (i) the amount of all dividends and distributions with a record date after the Effective Time that were paid prior to the date of surrender with respect to the Bachman Common Stock represented by such certificate and (ii) at the appropriate payment date, the amount of dividends or other distributions with respect to such Bachman Common Stock to the extent such distributions have a record date occurring after the Effective Time but before the date of surrender and a payment date after the date of surrender. For all other purposes, however, each certificate that represents shares of Cadre Common Stock outstanding at the Effective Time will be deemed to evidence ownership of the shares of Bachman Common Stock into which the Cadre shares formerly represented by the certificate have been converted by virtue of the Merger.

     All shares of Bachman Common Stock issued upon conversion of shares of Cadre Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Cadre Common Stock.

REPRESENTATIONS AND COVENANTS

     In the Merger Agreement, Cadre, on the one hand, and Bachman and Acquisition Corp., on the other hand, have each made customary representations and warranties to the other.

     The Merger Agreement contains various covenants and agreements to be performed on the part of Cadre, on the one hand, and Bachman and Acquisition Corp., on the other hand, that, if materially breached, would permit the other to terminate the Merger Agreement. See "-- Termination." These covenants include agreements by Cadre to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and not to take certain significant actions, including amending its charter, borrowing substantial funds, acquiring another business, or entering into new long-term commitments, without Bachman's prior approval. Bachman has agreed to substantially similar restrictions on the conduct of its business pending the consummation of the Merger.

CONDITIONS TO THE MERGER

     The obligations of Cadre, Bachman, and Acquisition Corp. to consummate the Merger are subject to satisfaction of certain conditions before the closing, including the conditions that:

     1. The stockholders of each of Cadre, Bachman and Acquisition Corp. have all approved the Merger Agreement and the Merger.

     2. Coopers & Lybrand L.L.P., the independent auditors of Bachman, has issued a letter confirming its concurrence with the conclusions of Bachman's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16.

     3. Bachman and Cadre shall have each received written opinions from their counsel, Foley, Hoag & Eliot LLP and Testa, Hurwitz & Thibeault LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

     4. The average of the closing bid and asked prices of Bachman Common Stock as quoted on the Nasdaq National Market System on the twenty trade days immediately prior to the Effective Date shall not be less than $3.28 (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, or like change with respect to Bachman Common Stock occurring after the date hereof and prior to the Effective Time).

CONDITIONS PRECEDENT TO OBLIGATIONS OF BACHMAN AND ACQUISITION CORP. TO EFFECT THE MERGER

     The obligations of Bachman and Acquisition Corp. to effect the Merger are subject to the satisfaction of the following additional conditions:

     1. The representations and warranties of Cadre contained in the Merger Agreement are true and correct in all material respects at the Effective Time.

     2. Each affiliate of Cadre has delivered to Bachman an executed Cadre Affiliate Agreement, restricting sales, dispositions or other transactions reducing his risk of investment in respect of the shares of Cadre Common Stock held by him prior to the Merger and the shares of Bachman Common Stock received by him in the Merger.

     3. Cadre has not suffered any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of Cadre considered on a consolidated basis.

     4. All other conditions usual for merger transactions have been satisfied.

CONDITIONS PRECEDENT TO OBLIGATION OF CADRE TO EFFECT THE MERGER

     The obligation of Cadre to effect the Merger is subject to the satisfaction of additional conditions, including the following:

     1. The representations of Bachman and Acquisition Corp. contained in the Merger Agreement are true and correct in all material respects at the Effective Time.

     2. Bachman has not suffered any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of Bachman and its subsidiaries considered on a consolidated basis.

TERMINATION

     The Boards of Directors of Bachman and Cadre may decide to terminate the Merger at any time before it is effective, before the Merger Agreement may be terminated, or after approval by the stockholders of Cadre in certain circumstances, including:

     1. by mutual written consent;

     2. by Bachman if there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Cadre;

     3. by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Bachman or Acquisition Corp.;

     4. by any party hereto if there is a court order or regulatory action or other similar circumstance that would make it impossible or impractical legally to consummate the Merger; and

     5. by any party if the Merger has not been consummated by June 30, 1996.

EXPENSES

     Bachman estimates that its expenses to be incurred in connection with the Merger will total approximately $1.5 million, and Cadre estimates that its expenses to be incurred in connection with the Merger will total approximately $300,000. If the Merger is not consummated, each party will be and remain responsible for its costs and expenses, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants. If the Merger is consummated, all of such costs and expenses will be allocated between Bachman and Cadre, as the surviving corporation.

ESCROW AGREEMENT

     The Merger Agreement provides that Cadre stockholders will indemnify Bachman and its subsidiaries for a period of one year from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys fees and disbursements) suffered, incurred or paid by Bachman which would not have been suffered, incurred or paid if all the representations and warranties made by Cadre in the Merger Agreement or any other writing delivered by Cadre in connection with the Merger Agreement had been true, complete and correct in all material respects (the "Bachman Claims").

     As security for potential Bachman Claims incurred by Bachman, an aggregate of approximately 485,000 shares of Bachman Common Stock (which amount represents approximately 10% of each Cadre stockholder's portion of the total number of shares of Bachman Common Stock into which such stockholder's shares of Cadre Common Stock will be converted), will be transferred to State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement by and among Bachman, the Escrow Agent and James P. Lally, as agent (the "Holder's Agent") with power of attorney for the Cadre stockholders (the "Escrow Fund").

     Cadre stockholders will be obligated to indemnify Bachman only with respect to those Bachman Claims as to which Bachman has given the Holder's Agent written notice on or prior to a date one year after the closing of the Merger. No indemnification shall be required to be made by Cadre stockholders unless the amount of Bachman Claims exceeds $100,000 in the aggregate, in which case, the Cadre stockholders' indemnification obligations shall apply to the amount of such Bachman Claims in excess of $100,000.

     All claims for indemnification by Bachman shall be recovered solely by the return to Bachman of property from the Escrow Fund. Any distribution of property from the Escrow Fund to satisfy a Bachman Claim shall be done so as to reduce each Cadre stockholder's interest in the Bachman Common Stock in the Escrow Fund in a pro rata manner.

     Notwithstanding the above described limitations, nothing in the Merger Agreement limits a party's rights or remedies with respect to claims resulting from or arising out of willful misconduct or fraud.

HOLDER'S AGENT

     Each Cadre stockholder who votes for the Merger Proposal or who surrenders his certificates representing Cadre Common Stock to the Transfer Agent in exchange for certificates representing Bachman Common Stock shall be deemed to have irrevocably appointed James P. Lally (the "Holder's Agent") as his attorney-in-fact with authority to act for and on behalf of him in connection with the indemnity provisions in the Merger Agreement, the Escrow Agreement, the notice provision of the Merger Agreement and such other matters as are reasonably necessary for the consummation of the Merger. Bachman and Acquisition Corp. and each of their respective affiliates shall be entitled to rely on such appointment and treat the Holder's Agent as the duly appointed attorney-in-fact of such Cadre stockholder. The Holder's Agent shall not be liable to any Cadre stockholder, Bachman or its subsidiaries and affiliates or to any other person with respect to any action taken or omitted to be taken by the Holder's Agent under or in connection with the Merger Agreement or the Escrow Agreement, in the absence of fraud, gross negligence, wilful misconduct, or bad faith on the part of the Holder's Agent.

BACHMAN BOARD REPRESENTATION

     Bachman has agreed that its Board of Directors will take appropriate action to fill the two vacancies on its Board of Directors with Cadre representatives, effective upon the consummation of the Merger. Upon the Merger, Mr. William H.D. Goddard will become a Director of Bachman. The second vacancy will be filled by a person selected by Bachman and the Holder's Agent.

     Mr. Goddard, 53, served as a Director, Chairman, and Chief Executive Officer of Cadre from 1982 to 1989 and rejoined the Board of Directors of Cadre in 1992. He is President and Treasurer of the Warwick Land Company, a company engaged in investment in and management and development of real and intellectual property, and a Partner of Brown & Ives, an office management partnership holding these positions since 1974 and 1970 respectively. Mr. Goddard received compensation from Cadre in fiscal 1995 of $3,500.

AFFILIATE AGREEMENTS

     The Bachman Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any person who is an "affiliate" of Bachman or Cadre within the meaning of Rules 144 and 145 under the Securities Act. Rules 144 and 145 impose restrictions on the manner in which such affiliates may resell securities and also on the quantity of securities that such affiliates and others with whom they might act in concert may resell within any three-month period.

     As a condition to the Merger, prior to the Effective Time, each person who has been identified by Cadre as an affiliate of Cadre is required to have entered into an agreement with Bachman providing that such person will not offer to sell or otherwise dispose of any Bachman Common Stock obtained as a result of the Merger except in compliance with the Securities Act and the rules and regulations thereunder. Generally this will require that such sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Bachman stockholder who owns less than one percent of the outstanding Bachman Common Stock after the Merger unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder.

     In order to help ensure that the Merger will qualify as a "reorganization" under Section 368 (a) of the Code, the affiliate agreements to be executed by each affiliate of Cadre contain a representation that such affiliate has no plan or intention to sell any of the shares of Bachman Common Stock received in the Merger (and will have no such plan or intention at the Effective Time).

     In order to help ensure that the Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes, affiliate agreements to be executed by affiliates of both Cadre and Bachman provide that such affiliate will not (i) sell, transfer or otherwise dispose of any shares of Cadre Common Stock or any shares of Bachman Common Stock, or (ii) in any way reduce such affiliate's interest in or risk relating to such shares of Cadre Common Stock or Bachman Common Stock, during the period from at least thirty days prior to the Effective Time until two days after such time as results of combined sales and net income covering at least thirty days of combined operations of Cadre and Bachman have been publicly announced by Bachman.

INDEMNIFICATION OF CADRE OFFICERS AND DIRECTORS

     Bachman has agreed to indemnify the former officers and directors of Cadre to the extent that they are currently indemnified under Cadre's Restated Certificate of Incorporation and By-Laws.

                      OTHER MATTERS RELATED TO THE MERGER

GUARANTEE OF CADRE LOAN BY BACHMAN

     Bachman has agreed to guarantee a $1,500,000 loan made by Silicon Valley Bank to Cadre (the "Cadre Loan"). If Bachman is required pursuant to its guarantee to pay any of Cadre's obligation to the Bank, Bachman will have a right of subrogation in the Bank's security interest in all of Cadre's assets. Bachman's guarantee is limited to the Cadre Loan and does not extend to any other amounts that Cadre may now or later owe to Silicon Valley Bank.

OPERATION OF CADRE'S BUSINESS AFTER THE MERGER

     In the Merger, Acquisition Corp. would be merged with and into Cadre, with Cadre being the surviving corporation and becoming a wholly-owned subsidiary of Bachman. The separate corporate existence of Acquisition Corp. would cease. Bachman expects to retain certain employees of Cadre as employees of the surviving corporation. It is expected that Peter J. Boni will be the sole director of Cadre, the surviving corporation.

     Bachman currently expects that the surviving corporation will perform the operations of Cadre as its primary business for an indefinite period after the Merger. Bachman does not currently have any plans to discontinue or otherwise change Cadre's business structure after the Merger. The continuation of Cadre's business would, however, be subject to change at any time after the Merger, based upon Bachman's experience in operating the business of Cadre after the Merger.

PROMOTIONAL PROGRAMS

     From April through June 1996, each company has entered into certain promotional programs whereby it will distribute certain products of the other company. These programs are designed to introduce customers of each company to the products of the other and to try to get competitors of Cadre and Bachman to try Cadre-Bachman products.

REGULATORY MATTERS

     Neither Bachman nor Cadre is aware of any license or regulatory permit that appears to be material to the business of Cadre that might be adversely affected by the Merger or of any approval or other action by any governmental, administrative, or regulatory agency or authority, domestic or foreign, that would be required prior to the Merger. Should any such approval or other action be required, the parties currently contemplate that it will be sought. If such approval or other action is needed, however, there can be no assurance that any such approval or other action would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Cadre's business. The obligation of each of the parties under the Merger Agreement to consummate the Merger is subject to the receipt from any governmental or regulatory body of all permits and approvals required for the lawful consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the Merger that are generally applicable to Bachman, Cadre and holders of Cadre Common Stock under the Internal Revenue Code of 1986, as amended (the "Code"). Cadre stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Cadre stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, or who otherwise hold convertible securities, warrants or options. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are or were undertaken in connection with the Merger), including without limitation the Cadre Loan or guarantee thereof, the Cadmount Agreement and related escrow, the earlier acquisition by Cadre of Westmount Technology B.V., or other transactions in which shares of Cadre Common Stock were or are acquired, or transactions in which shares of Bachman Common Stock are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein.

     CADRE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the Code, applicable United States Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Bachman, Cadre and their respective stockholders.

     TREATMENT OF THE MERGER

     At the Closing, as a condition to the obligations of Cadre and Bachman to consummate the Merger, Cadre and Bachman will receive opinions from their respective legal counsel, Testa, Hurwitz and Thibeault, LLP, and Foley, Hoag & Eliot LLP, to the effect that, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 68(a) of the Code, with each of Bachman, Acquisition Corp., and Cadre qualifying as a "party to the reorganization" under Section 368(b) of the Code. The opinions will be based on certain assumptions and representations and will be subject to limitations and qualifications as provided in the opinions. The opinion of Foley, Hoag & Eliot LLP, subject to limitations and qualifications provided therein, will further conclude that Bachman and Acquisition Corp. will not recognize material amounts of gain or loss solely as a result of the Merger. The opinion of Testa, Hurwitz and Thibeault,

LLP, subject to the limitations and qualifications provided therein, will further conclude that the Merger will generally result in the following consequences:

          (a) No gain or loss will be recognized by holders of Cadre Common Stock upon their receipt in the Merger of Bachman Common Stock solely in exchange for Cadre Common Stock;

          (b) The aggregate tax basis of the Bachman Common Stock received in the Merger will be the same as the aggregate tax basis of Cadre Common Stock surrendered in exchange therefor;

          (c) The holding period of the Bachman Common Stock received in the Merger will include the period for which the Cadre Common Stock surrendered in exchange therefor was held, provided that the Cadre Common Stock is held as a capital asset at the time of the Merger;

          (d) A stockholder who exercises dissenters' rights with respect to a share of Cadre Common Stock and receives payment for such share in cash will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
     Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). Such gain or loss generally will be capital gain or loss, provided that the Cadre Common Stock is held as a capital asset at the time of the Merger, and will be long-term capital gain or loss, if the Cadre Common Stock has been held for more than one year at the time of the Merger. A sale of Cadre Common Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of Bachman Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a stockholder's sale for cash of Cadre Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such stockholder may recognize income for federal income tax purposes in an amount up to the entire amount of cash so received; and

          (e) Cadre will not recognize material amounts of gain or loss solely as a result of the Merger.

     The parties are not requesting a ruling from the IRS in connection with the Merger. The opinions of legal counsel referred to herein neither bind the IRS nor preclude the IRS from adopting a contrary position, and are subject to certain assumptions and qualifications and the accuracy of certain representations made by Bachman, Acquisition Corp., Cadre and stockholders of Cadre, including representations in certificates to be delivered to counsel by the respective managements of Bachman, Acquisition Corp. and Cadre and by stockholders of Cadre. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement.

     To satisfy the continuity of interest requirement, Cadre stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Cadre Common Stock in anticipation of the Merger or (ii) the Bachman Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the Cadre stockholders, as a group, would no longer have a significant equity interest in the Cadre business conducted after the Merger. Planned Dispositions include, among other things, dispositions of shares pursuant to the exercise of dissenters' rights. Cadre stockholders will generally be regarded as having retained a significant equity interest as long as the Bachman Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Cadre stockholders in the Merger. If the continuity of interest requirement were not satisfied, the Merger would not be treated as a "reorganization."

     A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in each Cadre stockholder recognizing gain or loss with respect to each share of Cadre Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Bachman Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Bachman Common Stock so received would equal its fair market value and his holding period for such stock would begin the day after the Merger.

     Even if the Merger qualifies as a "reorganization," a recipient of shares of Bachman Common Stock may recognize income or gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Cadre Common Stock). All or a portion of such income or gain may be taxable as ordinary income. In addition, gain or loss would be recognized to the extent that a Cadre stockholder was treated as receiving (directly or indirectly) consideration other than Bachman Common Stock in exchange for the stockholder's Cadre Common Stock.

CARRYFORWARD OF NET OPERATING LOSSES AND TAX CREDITS

     As of December 31, 1995, Cadre had net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $20,500,000, which are available to offset future taxable income, if any, through 2010, and unused federal tax credits of approximately $1,900,000 which will expire between the years 1999 and 2004. Pursuant to Treasury regulations promulgated under Section 1502 of the Code, Cadre's pre-merger NOLs and tax credits may be used only to offset the post-merger income of Cadre. Sections 382 and 383 of the Code also will place restrictions on Cadre's use after the Merger of its pre-merger NOLs and tax credits. In any taxable year after the Merger the amount of income against which Cadre may apply pre-merger NOLs and tax credits will be limited to the product of (i) the fair market value of Cadre Common Stock immediately before the Merger, multiplied by (ii) the long-term tax-exempt rate at the time of the Merger (such rate equals 5.31% per annum for April of 1996).

     Bachman has NOL carryforwards for federal income tax purposes of approximately $46,000,000, including approximately $4,000,000 attributable to international operations, currently available to offset future taxable income, and unused federal tax credits of approximately $1,400,000. If not utilized, these credits and carryforwards will expire between the years 2003 and 2010. Due to the Company's issuances of stock, Section 382 of the Code has restricted the Company's use of approximately $7,000,000 of its existing NOL carryforwards as of its latest fiscal year end. If the Merger results in an "ownership change" during the most recent three years within the meaning of Section 382 of the Code, Bachman's use after the Merger of its other pre-merger NOLs and tax credits would also be restricted under Sections 382 and 383 of the Code in a similar fashion as set forth above for Cadre.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Bachman and Cadre will be carried forward to the operations of the combined companies at recorded amounts. Results of operations of the combined companies will include income of Bachman and Cadre for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined companies.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Any holder of shares of Cadre Common Stock who objects to the adoption of the Merger Agreement may elect to be paid the value of those shares as determined by the Delaware Court of Chancery. The rights of dissenting holders of Cadre stock are governed by Section 262 of the Delaware GCL. The following description summarizes the material applicable provisions of Section 262 of the Delaware GCL. The following description is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, which is set forth in Annex B to this Prospectus/Joint Proxy Statement.

     If any holder of Cadre Common Stock wishes to elect to dissent from the Merger and demand appraisal, such holder must satisfy each of the following conditions:

      (i) Such holder must deliver a written demand for appraisal of his shares to Cadre, before the taking of the vote with respect to the Merger Proposal. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Proposal; neither voting against nor failure to vote for the Merger Proposal will constitute a demand for appraisal within the meaning of Section 262.

     (ii) Such holder must not vote in favor of the Merger Proposal. A failure to vote will satisfy this requirement, but a vote in favor of the Merger Proposal, by proxy or in person, will constitute a waiver of such holder's right of appraisal and will nullify any previously filed written demand for appraisal.

If any holder of shares of Cadre stock fails to comply with either of these conditions and the Merger becomes effective, such holder will have no appraisal rights with respect to those shares.

     All written demands for appraisal by Cadre stockholders should be delivered to Cadre Technologies Inc., 222 Richmond Street, Providence, Rhode Island 02903,
Attention: Corporate Secretary, before the taking of the vote on the Merger Agreement at the Special Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform Cadre of the identity of the stockholder and of the intention of the stockholder to demand the appraisal of such stockholder's shares.

     Within ten days after the date of the Merger, Cadre must give written notice that the Merger has become effective to each stockholder who has filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the date of the Merger, either Cadre or any stockholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all stockholders entitled to appraisal. Cadre does not presently intend to file such a petition. Inasmuch as Cadre has no obligation to file such a petition, unless at least one dissenting stockholder of Cadre files such a petition within the period specified, the previous written demands for appraisal of all stockholders of Cadre could be nullified. In any event, at any time within sixty days after the date of the Merger, any stockholder who has demanded appraisal of Cadre stock has the right to withdraw such stockholder's demand for appraisal.

     Within 120 days after the date of the Merger, any stockholder entitled to appraisal rights under Section 262 shall be entitled, upon written request, to receive from Cadre a statement setting forth (a) the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and (b) the aggregate number of holders of such shares. Cadre is required to mail such written statement to such stockholder within ten days after receipt of the written request therefor.

     If a petition for appraisal described above is duly filed by a Cadre stockholder and a copy thereof is served upon Cadre, Cadre will then be obligated within twenty days to provide the Delaware Court of Chancery Register with a duly verified list containing the names and addresses of all holders of dissenting shares with whom agreement as to the value of their shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition in order to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. After determination of the stockholders entitled to an appraisal, the Court of Chancery shall appraise the shares, determining their fair value, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value of the shares, the Court is to take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest Cadre would have to pay to borrow money during the pendency of the proceedings. When the fair value is determined, the Court will direct the payment by Cadre of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender to Cadre by such stockholders of the certificates representing such stock.

     Cost of the appraisal proceedings may be charged to the parties thereto (i.e., Cadre and the stockholders participating in the proceeding) by the Court as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses for experts, to be charged pro rata against the value of all shares entitled to appraisal. From and after the Effective Time, no stockholder who has demanded appraisal rights is entitled to vote his shares for any purpose or to receive payment of dividends or other distributions on his shares (other than with respect to payment as of a record date prior to the Effective Time), provided, however, that if no petition for appraisal is filed within 120 days after the date of the Merger, as provided above, or if such stockholder shall deliver a written withdrawal of such demand for an appraisal and an acceptance of the Merger, either within 60 days after the date of the Merger, as provided above, or thereafter with the written approval of Cadre, then the right of such stockholder to appraisal shall cease.

     Because the Massachusetts Business Corporation Law does not require that the stockholders of Bachman approve the Merger Agreement, those stockholders will not have dissenters' rights in connection with the Merger.

                                    BACHMAN
                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The following table sets forth, for the periods indicated, the range of high and low closing prices for the Company's common stock, as reported by the Nasdaq National Market. Bachman's Common Stock is traded under the Nasdaq symbol
"BACH". These prices reflect interdealer prices, without retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions.

                             FISCAL YEAR          FISCAL YEAR         FISCAL YEAR         FISCAL YEAR
                                 1996                1995                1994                1993
                           ----------------     ---------------     ---------------     ---------------
                            HIGH      LOW        HIGH     LOW        HIGH     LOW        HIGH     LOW
                           -------   ------     ------   ------     ------   ------     ------   ------
First Quarter............  $ 7.875   $5.750     $2.750   $1.750     $4.500   $2.625     $13.000  $6.750
Second Quarter...........   10.250    4.625      4.188    2.000      3.875    2.375      7.750    3.750
Third Quarter............   11.875    8.250      5.375    3.500      3.750    2.500      6.125    3.500
Fourth Quarter...........                        7.875    4.500      3.000    2.000      4.125    2.500

     Bachman has not declared or paid cash dividends on its Common stock and does not plan to pay cash dividends to its stockholders in the near future. Bachman presently intends to retain any earnings to finance further growth of its business. At June 7, 1996, there were approximately 254 stockholders of record of Bachman's Common Stock.

     The closing sale price of Bachman Common Stock, as reported by the Nasdaq National Market, was $6.875 on December 6, 1995, the last trading day preceding the public announcement of the proposed Merger. The closing sale price of Bachman Common Stock, as reported by the Nasdaq National Market, was $9.625 on March 25, 1996, the day that the Merger Agreement was signed.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

                               BACHMAN AND CADRE

     The following unaudited pro forma condensed combined financial statements assume a business combination between Bachman and Cadre accounted for on a pooling of interests basis and are based on the respective historical financial statements and the notes thereto, which are included or incorporated by reference in this Prospectus/Joint Proxy Statement. The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if it had occurred on March 31, 1996, combining the balance sheets of Bachman and Cadre at March 31, 1996. The unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had occurred at the beginning of each of the periods presented combining Bachman's historical results for the nine month periods ended March 31, 1996 and 1995 and each of the three years ended June 30, 1995, 1994 and 1993, with corresponding Cadre results for the nine month periods ended March 31, 1996 and 1995 and the twelve month periods ended June 30, 1995, December 31, 1994, and December 31, 1993, respectively. In this presentation Cadre's financial data for the period July 1, 1994 to December 31, 1994 is included in the twelve month periods ended June 30, 1994 and 1995. The six month period July 1, 1994 to December 31, 1994 for Cadre included $21.3 million in revenues and a net loss of $1.3 million.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

     These unaudited pro forma condensed combined financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Bachman and Cadre, certain of which are incorporated by reference in the Prospectus/Joint Proxy Statement.

                               BACHMAN AND CADRE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1996

                                                                                       PRO FORMA
                                                               BACHMAN      CADRE      COMBINED
                                                               -------     -------     ---------
                                                             (in thousands, except per share data)
Revenues:
  Software license...........................................  $ 9,713     $11,538      $21,251
  Consulting and education services..........................    6,604       2,657        9,261
  Maintenance................................................    7,665      12,887       20,552
                                                               -------     -------      -------
          Total Revenues.....................................   23,982      27,082       51,064
Costs and Expenses:
  Cost of revenues...........................................    6,834       6,482       13,316
  Sales and marketing........................................   10,999      13,988       24,987
  Research and development...................................    5,725       5,503       11,228
  General and administrative.................................    3,241       3,381        6,622
  Restructuring costs........................................       --       1,852        1,852
                                                               -------     -------      -------
          Total costs and expenses...........................   26,799      31,206       58,005
                                                               -------     -------      -------
Income (loss) from operations................................   (2,817)     (4,124)      (6,941)
Interest, other income, net..................................      221        (784)        (563)
                                                               -------     -------      -------
Income (loss) before provision for income taxes..............   (2,596)     (4,908)      (7,504)
Provision for income taxes...................................      398          31          429
                                                               -------     -------      -------
          Net income (loss)..................................  $(2,994)    $(4,939)     $(7,933)
                                                               =======     =======      =======
Income (loss) per share:
  Net income (loss)..........................................  $ (0.27)    $ (0.35)     $ (0.52)
Weighted average number of common and common equivalent
  shares outstanding.........................................   11,059      14,276       15,371
                                                               =======     =======      =======

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               BACHMAN AND CADRE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1995

                                                                                       PRO FORMA
                                                               BACHMAN      CADRE      COMBINED
                                                               -------     -------     ---------
                                                             (in thousands, except per share data)
Revenues:
  Software license...........................................  $ 7,689     $15,820      $ 23,509
  Consulting and education services..........................    7,242       3,521        10,763
  Maintenance................................................    8,827      11,563        20,390
                                                               -------     -------      --------
          Total Revenues.....................................   23,758      30,904        54,662
Costs and Expenses:
  Cost of revenues...........................................    8,585       7,899        16,484
  Sales and marketing........................................   13,092      16,095        29,187
  Research and development...................................    6,806       7,472        14,278
  General and administrative.................................    3,171       2,251         5,422
  Restructuring costs........................................    2,000          --         2,000
                                                               -------     -------      --------
          Total costs and expenses...........................   33,654      33,717        67,371
                                                               -------     -------      --------
Income (loss) from operations................................   (9,896)     (2,813)      (12,709)
Interest, other income, net..................................      193         233           426
                                                               -------     -------      --------
Income (loss) before provision for income taxes..............   (9,703)     (2,580)      (12,283)
Provision for income taxes...................................       80          33           113
                                                               -------     -------      --------
          Net income (loss)..................................  $(9,783)    $(2,613)     $(12,396)
                                                               =======     =======      ========
Income (loss) per share:
  Net income (loss)..........................................  $ (1.07)    $ (0.22)     $  (0.97)
Weighted average number of common and common equivalent
  shares outstanding.........................................    9,135      11,884        12,396
                                                               =======     =======      ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               BACHMAN AND CADRE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995

                                                                                       PRO FORMA
                                                             BACHMAN       CADRE       COMBINED
                                                             --------     --------     ---------
                                                            (in thousands, except per share data)
Revenues:
  Software license.........................................  $ 11,264     $ 21,128      $ 32,392
  Consulting and education services........................    10,330        4,780        15,110
  Maintenance..............................................    11,728       15,630        27,358
                                                             --------     --------      --------
          Total Revenues...................................    33,322       41,538        74,860
Costs and Expenses:
  Cost of revenues.........................................    11,860       10,674        22,534
  Sales and marketing......................................    17,007       21,983        38,990
  Research and development.................................     8,676        9,832        18,508
  General and administrative...............................     4,253        3,097         7,350
  Restructuring costs......................................     2,000        1,631         3,631
  Charge for purchased research & development..............        --        7,300         7,300
                                                             --------     --------      --------
          Total costs and expenses.........................    43,796       54,517        98,313
                                                             --------     --------      --------
Income (loss) from operations..............................   (10,474)     (12,979)      (23,453)
Interest income (expense), net.............................       460          190           650
                                                             --------     --------      --------
Income (loss) before provision for income taxes............   (10,014)     (12,789)      (22,803)
Provision for income taxes.................................       246           43           289
                                                             --------     --------      --------
          Net income (loss)................................  $(10,260)    $(12,832)     $(23,092)
                                                             ========     ========      ========
Income (loss) per share:
  Net income (loss)........................................  $  (1.12)    $  (1.04)     $  (1.79)
Weighted average number of common and common equivalent
  shares outstanding.......................................     9,181       12,283        12,891
                                                             ========     ========      ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               BACHMAN AND CADRE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1994

                                                                                       PRO FORMA
                                                              BACHMAN       CADRE      COMBINED
                                                              --------     -------     ---------
                                                             (in thousands, except per share data)
Revenues:
  Software license..........................................  $ 15,807     $20,364      $ 36,171
  Consulting and education services.........................     8,953       4,637        13,590
  Maintenance...............................................    11,742      15,575        27,317
                                                              --------     -------      --------
          Total Revenues....................................    36,502      40,576        77,078
Costs and Expenses:
  Cost of revenues..........................................    10,245       9,171        19,416
  Sales and marketing.......................................    20,307      21,068        41,375
  Research and development..................................    10,771       9,357        20,128
  General and administrative................................     4,989       2,794         7,783
  Charge for purchased research & development...............     1,736          --         1,736
                                                              --------     -------      --------
          Total costs and expenses..........................    48,048      42,390        90,438
                                                              --------     -------      --------
Income (loss) from operations...............................   (11,546)     (1,814)      (13,360)
Interest income, net........................................       362         123           485
Other income................................................        --          80            80
                                                              --------     -------      --------
Income (loss) before provision for income taxes.............   (11,184)     (1,611)      (12,795)
Provision for income taxes..................................       357          50           407
                                                              --------     -------      --------
          Net income (loss).................................  $(11,541)    $(1,661)     $(13,202)
                                                              ========     =======      ========
Income (loss) per share:
  Net income (loss).........................................  $  (1.30)    $ (0.14)     $  (1.06)
Weighted average number of common and common equivalent
  shares outstanding........................................     8,844      11,789        12,405
                                                              ========     =======      ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               BACHMAN AND CADRE

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1993

                                                                                       PRO FORMA
                                                              BACHMAN       CADRE      COMBINED
                                                              --------     -------     ---------
                                                            (in thousands, except per share data)
Revenues:
  Software license..........................................  $ 18,257     $21,523      $ 39,780
  Consulting and education services.........................     8,712       4,761        13,473
  Maintenance...............................................     9,053      15,192        24,245
  Other.....................................................                   798           798
                                                              --------     -------      --------
          Total Revenues....................................    36,022      42,274        78,296
Costs and Expenses:
  Cost of revenues..........................................     8,927       8,756        17,683
  Sales and marketing.......................................    24,363      22,692        47,055
  Research and development..................................     5,824       8,966        14,790
  General and administrative................................     6,133       3,813         9,946
  Restructuring costs.......................................     6,316       3,428         9,744
                                                              --------     -------      --------
          Total costs and expenses..........................    51,563      47,655        99,218
                                                              --------     -------      --------
Income (loss) from operations...............................   (15,541)     (5,381)      (20,922)
Interest, other income, net.................................       906          36           942
                                                              --------     -------      --------
Income (loss) before provision for income taxes.............   (14,635)     (5,345)      (19,980)
Provision for (benefit from) income taxes...................        94         (41)           53
                                                              --------     -------      --------
          Net income (loss).................................  $(14,729)    $(5,304)     $(20,033)
                                                              ========     =======      ========
Income (loss) per share:
  Net income (loss).........................................  $  (1.81)    $ (0.46)     $  (1.73)
Weighted average number of common and common equivalent
  shares outstanding........................................     8,125      11,460        11,586
                                                              ========     =======      ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                       BACHMAN INFORMATION SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1996

                                                    HISTORICAL                   PRO FORMA
                                               ---------------------     --------------------------
                                               BACHMAN       CADRE       ADJUSTMENTS      COMBINED
                                               --------     --------     -----------      ---------
                                                                  (in thousands)
                   ASSETS
Current Assets:
  Cash and cash equivalents..................  $ 10,362     $  3,920                      $  14,282
  Trade accounts receivable, net.............    10,411        6,855                         17,266
  Prepaid expenses and other current
     assets..................................     1,190          808            (83)(2)       1,915
                                               --------     --------                      ---------
          Total current assets...............    21,963       11,583                         33,463
Property and equipment, net..................     1,369        1,633                          3,002
Capitalized software costs, net..............     1,100          653                          1,753
Other assets.................................       441          400                            841
                                               --------     --------                      ---------
                                               $ 24,873     $ 14,269                      $  39,059
                                               ========     ========                      =========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...........................  $  1,401     $  2,089                      $   3,490
  Accrued expenses...........................     1,182           --                          1,182
  Accrued compensation and benefits..........     2,469        1,485                          3,954
  Accrued restructuring costs................        --        1,000                          1,000
  Accrued merger and related costs...........        --           --          6,917(2)        6,917
  Income and other taxes payable.............       793           82                            875
  Obligations under capital lease............        33          443                            476
  Factor borrowing...........................        --        4,442                          4,442
  Other liabilities..........................        --          964                            964
  Deferred revenue...........................     5,495        9,454                         14,949
                                               --------     --------                      ---------
          Total current liabilities..........    11,373       19,959                         38,249
Long term debt...............................        14          387                            401
Other deferred liabilities...................                    397                            397
Long term shareholder loan...................                  1,600         (1,600)(2)          --
Redeemable Series A Convertible Preferred
  Stock......................................       475           --                            475
Stockholders' equity:
  Common stock...............................       126          145            (97)(2)         174
  Additional paid-in capital.................    67,769       31,267          1,697         100,733
  Accumulated deficit........................   (54,582)     (39,346)        (7,000)       (100,928)
  Accumulated translation adjustments........      (302)        (140)                          (442)
                                               --------     --------                      ---------
          Stockholders' equity...............    13,011       (8,074)                          (463)
                                               --------     --------                      ---------
                                               $ 24,873     $ 14,269                      $  39,059
                                               ========     ========                      =========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                      (In Thousands Except Per Share Data)

     (1) The Unaudited Pro Forma Condensed Combined Financial Statements of Bachman and Cadre give retroactive effect to the Merger which is being accounted for as a pooling of interests and, as a result, such statements are presented as if the combining companies had been combined for all periods presented. The unaudited pro forma condensed combined financial statements reflect the issuance of an assumed 0.3020 (exchange ratio, which is subject to adjustment) of a share of Bachman Common Stock for each share of Cadre Common Stock to effect the Merger. The actual exchange ratio and number of shares of Bachman Common Stock to be issued will be determined at the effective time of the Merger.

     (2) For purposes of the Unaudited Pro Forma Condensed Combined Financial
Statements, the pro forma condensed combined net income per share is based on the combined weighted average number of common stock and common stock equivalents of Bachman and Cadre for each period, based upon an effective exchange ratio of 0.3020 share of Bachman common stock for each share of Cadre common stock. The unaudited pro forma condensed combined balance sheet reflects the issuance of 4,850 shares of Bachman common stock ($0.01 par value) in exchange for all of the shares of Cadre common stock outstanding at March 31, 1996. The pro forma adjustments were calculated as follows:

        Elimination of Cadre Common Stock...................................  $  146
        Issuance of Bachman Common Stock....................................      49
        Automatic conversion of convertible note............................   1,600
        Elimination of Prepaid Royalty......................................      83
        Accrued Balance of Restructuring Costs..............................   6,917

     (3) The Unaudited Pro Forma Condensed Combined Financial Statements do not include adjustments to conform the accounting policies of Cadre to those of Bachman. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be material. The nature of these differences may include the estimated useful life of assets.

     (4) The combined companies expect to incur charges to operations estimated at approximately $5 million to $7 million in the quarter in which the Merger is consummated, to reflect costs associated with combining the operations of the two companies, transaction fees and costs incident to the Merger. The estimated charge is not reflected in the pro forma statement of operations data but is included (at $7 million) for the balance sheet presentation. The amount of this charge is a preliminary estimate and therefore is subject to change. Included in the estimated charge is approximately $2,700 of employee related termination expenses, $1,800 of legal, accounting, broker and other professional fees, $1,500 of facility closure and consolidation expenses, and $1,000 of other miscellaneous expenses associated with the consolidation of the two companies and the company name change.

     (5) The unaudited pro forma financial data combines Bachman's financial data for the nine month periods ended March 31, 1996 and 1995 and each of the three years ended June 30, 1995, 1994 and 1993 with Cadre's financial data for the nine month periods ended March 31, 1996 and 1995 and for the twelve month periods ended June 30, 1995, and December 31, 1994 and 1993. In this presentation Cadre's financial data for the period July 1, 1994 to December 31, 1994 is included in the twelve month periods ended June 30, 1994 and 1995. The six month period July 1, 1994 to December 31, 1994 for Cadre included $21.3 million in revenues and a net loss of $1.3 million.

                      DESCRIPTION OF BACHMAN CAPITAL STOCK

     The authorized capital stock of Bachman consists of 26,200,000 shares of Bachman Common Stock, par value $0.01 per share, and 1,600,000 shares of preferred stock, $1.00 par value per share ("Bachman Preferred Stock"). As of the Bachman Record Date there were outstanding (i) 12,742,120 shares of Bachman Common Stock held by approximately 254 holders of record and (ii) options to purchase approximately 1,951,196 shares of Bachman Common Stock.

     The following summary of certain provisions of Bachman Preferred Stock and Bachman Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Bachman Articles and applicable law. See also "Comparison of Stockholders' Rights."

BACHMAN PREFERRED STOCK

     The authorized Bachman Preferred Stock consists of 1,600,000 shares of undesignated preferred stock issuable from time to time in one or more series. The Bachman Board is authorized, subject to any limitations prescribed by Massachusetts Law, to provide for the issuance of Bachman Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix or alter the rights, preferences and privileges of the shares of each wholly unissued series and any restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by stockholders. The Bachman Board may authorize and issue Bachman Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Bachman Common Stock. Although Bachman has no current plans to issue such shares, the issuance of Bachman Preferred Stock or of rights to purchase Bachman Preferred Stock could be used to discourage an unsolicited acquisition proposal.

BACHMAN COMMON STOCK

     Holders of Bachman Common Stock are entitled to one vote per share on all matters to be voted upon by Bachman stockholders. Subject to preferences that may be applicable to any then-outstanding Bachman Preferred Stock, the holders of Bachman Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Bachman Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Bachman, the holders of Bachman Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any Bachman Preferred Stock then outstanding. Bachman Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Bachman Common Stock are fully paid and non-assessable, and the shares of Bachman Common Stock offered hereby will be, upon issuance in accordance with the terms of the Merger Agreement, fully paid and non-assessable.

                                     CADRE

               ABSENCE OF MARKET FOR CADRE STOCK; DIVIDEND POLICY

     There is no established trading market for Cadre Common Stock. As of the Cadre Record Date, there were 463 holders of record of Cadre Common Stock.

     To date, Cadre has not declared or paid cash dividends on its stock and in the absence of the Merger, does not intend to pay cash dividends to its stockholders in the near future.

     The following "Cadre Management's Discussion and Analysis of Financial Condition and Results of Operations" has been provided by Cadre's management for inclusion in this Prospectus/Joint Proxy Statement, based in part on the audited Financial Statements of Cadre, copies of which are attached. Those financial statements do not include statements of Westmount Technology B.V. ("Westmount"), for any period before Cadre's acquisition of Westmount in May 1995 (see Note 3 of Cadre Technologies Inc. Notes to Consolidated Financial Statements), because Bachman believes that the historical financial condition and results of operations of Westmount before its acquisition by Cadre are not material to evaluation of the proposed Merger. Bachman has been advised that Cadre's Board of Directors did not consider an audit of Westmount's financial statements to be useful in their consideration of whether to acquire Westmount because, among other things, Cadre's purpose in acquiring Westmount was to acquire Westmount's software product line (including products embodying new object-oriented technology) to complement Cadre's products and to give Cadre access to a broader customer market. Some information concerning the effect of the acquisition on Cadre's results for 1995 is provided in Note 3 of Notes to Consolidated Financial Statements. Based on unaudited financial statements and financial records, Cadre's management attributes the following financial items to Westmount for the year ended December 31, 1995: Gross revenues, $2,445,000; Costs and Expenses, $5,160,000, and Net loss, $2,715,000.

                 CADRE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Cadre is the successor of Cadre Technologies Inc. ("Original Cadre") and MicroCASE Inc. ("MicroCASE"), both of which merged into Cadre on January 31, 1989. Prior to the merger, both predecessor companies were involved in the development, marketing and support of software automation tools for the automated creation of complex computer software. The predecessor companies, however, each had focused on a different stage of the software and systems development process. Original Cadre, which commenced operations in 1983 under the name "Cadre Systems Corporation," designed and marketed CASE products that automated the planning, analysis, design and code generation of software systems, or "front-end" CASE products. MicroCASE, which commenced operations as an Oregon corporation in 1981 under the name "Northwest Instruments Systems, Inc.," developed hardware products that focused on the automation of debugging, integration, optimization, and verification of software systems, or "back-end" CASE products.

     In 1991, Cadre made a strategic decision to phase out of the hardware product line, or "back-end" CASE products. Cadre's decision to shift focus away from hardware products was because of the increasing sophistication and use of higher margin software tools which were replacing many of the tasks formerly accomplished only by hardware tools. Since then, Cadre has provided software tools to help automate and manage the entire software development life cycle. Cadre's Teamwork(R) product line addresses the structured methods approach to software development. The Teamwork(R) product line targets the large industrial sectors including the federal sector, government agencies, aerospace and defense.

     The trend in software development is to "re-use" existing and proven software code; these blocks of existing software code are called "objects". Cadre's object-oriented software tools support this object-oriented modeling technique. The object-oriented approach to software development is especially suited to the information systems, or IS, market.

     To strengthen Cadre's product offerings in the object-oriented marketplace as well as accelerate its penetration in the IS market, Cadre acquired Westmount Technology B.V. ("Westmount") of Delft, The

Netherlands in May 1995. Westmount, founded in 1986, develops and markets enterprise development tools for the client/server market. From the acquisition comes additional products to Cadre's product family for both structured methods and object-oriented approaches to software development. The VantageTeam[Tradement] product line supports leading analysis and design approaches for application development for both structured methods and object-oriented techniques. VantageTeam[Tradement] is especially suited for the managing of large and complex development environments and supports all major relational databases and code generation for 4GLs. Another addition is ObjectTeam for OMT, which supports object-oriented analysis, design and implementation.

RESULTS OF OPERATIONS

     The following table sets forth certain income and expense items in Cadre's consolidated statements of operations as a percentage of total revenues and the percentage change in dollar amounts of such items for the periods indicated.

                                            PERCENTAGE OF
                                           TOTAL REVENUES                                  PERCENT CHANGE    PERCENTAGE CHANGE
                                              FOR THREE           PERCENTAGE OF TOTAL       THREE MONTHS       YEAR TO YEAR
                                            MONTHS ENDED        REVENUES FOR YEAR ENDED     ENDED MARCH     -------------------
                                              MARCH 31,              DECEMBER 31,             31, 1996        1995       1994
                                           ---------------     -------------------------    COMPARED TO     COMPARED   COMPARED
                                           1996      1995      1995      1994      1993    MARCH 31, 1995   TO 1994    TO 1993
                                           -----     -----     -----     -----     -----   --------------   --------   --------
REVENUES:
  Software license........................  38.5%     49.7%     47.1%     50.2%     50.9%       (36.7)%        (8.7)%     (5.4)%
  Maintenance.............................  48.5      39.1      42.8      38.4      35.9          1.3           8.5        2.5
  Consulting and education services.......  13.0      11.2      10.1      11.4      11.3         (5.6)        (14.3)      (2.6)
  Other...................................   0.0       0.0       0.0       0.0       1.9           --            --         --
                                           -----     -----     -----     -----     -----       ------         -----      -----
  Total revenues.......................... 100.0     100.0     100.0     100.0     100.0        (18.3)         (2.7)      (4.0)
Cost and expenses:
  Cost of revenues
    Cost of software licenses.............   8.2      13.5      10.3       9.0       5.8        (50.4)         10.6      (50.0)
    Cost of consulting and education
      services and maintenance............  15.2      15.5      15.6      13.6      14.9        (19.6)         11.6      (12.8)
    Research and development..............  20.2      22.0      21.2      23.1      21.2        (24.8)        (10.4)       4.4
    Purchased in-process research and
      development.........................   0.0       0.0      18.5       0.0       0.0           --            --         --
    Marketing and selling.................  57.4      55.6      52.3      51.9      53.7        (15.7)         (2.0)      (7.2)
    General and administrative............  15.5       7.6       9.7       6.9       9.0         65.4          36.3      (26.7)
    Restructuring charges.................   0.0       0.0       8.8       0.0       8.1           --            --     (100.0)
                                           -----     -----     -----     -----     -----       ------         -----      -----
    Total costs and expenses.............. 116.5     114.2     136.4     104.5     112.7        (16.6)         27.0      (11.0)
                                           -----     -----     -----     -----     -----       ------         -----      -----
Income (loss) from operations............. (16.5)    (14.2)    (36.4)     (4.5)    (12.7)        (4.8)        691.3      (66.3)
Interest income...........................   0.4       0.9       0.6       0.9       0.9        (60.7)        (26.0)      (8.6)
Interest expense..........................  (5.3)     (0.7)     (1.3)     (0.6)     (0.6)       485.7         127.8      (11.3)
                                           -----     -----     -----     -----     -----       ------         -----      -----
Other income..............................  (1.5)      0.9       0.1       0.2      (0.2)      (234.8)        (57.5)    (187.9)
Loss before provision (benefit) for income
  taxes...................................  22.9      13.1     (37.0)     (4.0)    (12.6)        43.2         805.0      (69.9)
Provision (benefit) for income taxes......   0.0       0.0       0.1       0.1      (0.1)      (100.0)          2.0     (222.0)
                                           -----     -----     -----     -----     -----       ------         -----      -----
    Net loss..............................  22.9%    (13.1)%   (37.1)%    (4.1)%   (12.5)%       42.1%        780.8%     (68.7)%
                                           =====     =====     =====     =====     =====       ======         =====      =====

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

     REVENUES

     Cadre's revenues are derived primarily from software product licenses, consulting and education services and maintenance agreements. For the three months ended March 31, 1996 total Cadre revenues were $7,804,000, down $1,751,000 from the three months ended March 31, 1995. Revenues attributable to software product licenses decreased $1,739,000, or 36.7%, consulting and education services decreased $60,000 or 5.6%, and maintenance revenues increased $48,000, or 1.3%.

     Software Licenses. Software license revenues for the three months ended March 31, 1996 were $3,004,000 compared to $4,743,000 for the comparable period of the prior year, a decrease of $1,739,000, or 37%. Software license revenues, as a percent of total Cadre revenues, declined from 50% from the prior year's quarter to 39% for the current year's quarter. The decrease was due primarily to two factors: a $840,000 drop in Cadre's Teamwork[Registered Trademark] structured methods product line revenues and an $868,000 drop in Cadre's object-oriented product line revenues. The decline in Cadre's Teamwork[Registered Trademark] structured methods product revenues is attributable to both the industry trend in software development transitioning from structured methods to object-oriented modeling, and to the contraction of federal programs, which led to industry consolidation, which in turn led to a shrinking of Cadre's traditional technical embedded customer base. The decline in object-oriented revenues, year over year, was due to limited introduction of the Windows 95 and NT object-oriented product in the quarter ended March 31, 1996, which was to replace a Windows-based object-oriented product distributed by Cadre under a third-party license agreement. That agreement expired February 1995. In the quarter ended March 31, 1995, there were revenues of $1,001,000 from the third-party licensed Windows-based object-oriented product.

     Consulting and Education. Total consulting and education revenues for the quarter ended March 31, 1996 decreased $60,000, or 5.6%. A drop in educational services training revenues of $370,000 was somewhat offset by an increase in consulting revenues of $310,000.

     Maintenance. Maintenance revenues for annual maintenance contracts are deferred and recognized ratably over the terms of the agreements. In spite of the year-to-year decline in software license revenues, Cadre's maintenance revenues for the quarter ended March 31, 1996 continued year to year growth; maintenance revenues increased $48,000, or 1.3% over the same period of the prior year. Revenues from maintenance contracts for the quarter ended March 31, 1996 made up 48.5% of total Cadre revenues.

     Worldwide. The following table sets forth the amount of revenues derived by Cadre, by geographic area, for each period indicated and the percentage change in such amounts as compared to the prior period:

                                                                                  PERECENT CHANGE:
                                                                                 THREE MONTHS ENDED
                                                             THREE MONTHS          MARCH 31, 1996
                                                            ENDED MARCH 31,         COMPARED TO
                                                           -----------------     THREE MONTHS ENDED
(DOLLARS IN THOUSANDS)                                      1996       1995        MARCH 31, 1995
- ---------------------------------------------------------  ------     ------     ------------------
United States............................................  $4,337     $5,481            (20.9)%
United Kingdom...........................................   1,128      1,354            (16.7)%
Rest of Europe...........................................   1,648      1,873            (12.0)%
Asia and Rest of World...................................     691        847            (18.4)%
                                                           ------     ------            -----
     Total revenues......................................  $7,804     $9,555            (18.3)%
                                                           ======     ======            =====

     Cadre's international revenues, including the United Kingdom, Rest of Europe, and Asia and Rest of World contributed 44.4% of total revenues during the quarter ended March 31, 1996, and 42.6% during the quarter ended March 31, 1995. Rest of Europe and Asia and Rest of World operations are comprised of wholly-owned subsidiaries and export distributor operations.

     On May 1, 1995, Cadre acquired Westmount located in Delft, The Netherlands. Westmount distributed its products through an export distributor network that included several eastern European countries. With this addition to Cadre's existing European distributor network, the European distributor revenues, including the Rest of Europe, total increased by $281,000 in 1996 or 44.3%. However, wholly-owned subsidiaries revenues, comprising the remainder of Rest of Europe, decreased by $506,000. These decreases are attributable to the decrease in Teamwork[Registered Trademark] software license revenues.

     Revenues decreased in the United Kingdom by $226,000 and in Asia and Rest of World by $156,000 for the quarter ended March 31, 1996 compared to the quarter ended March 31, 1995. These decreases were also attributable to the decrease in Teamwork[Registered Trademark] software license revenues.

  Costs and Expenses.

     The following table sets forth Cadre's costs and expenses and headcount for the periods indicated:
                                                                                                       PERCENT CHANGE
                                                                              THREE MONTHS           THREE MONTHS ENDED
                                                                            ENDED MARCH 31,            MARCH 31, 1996
                                                                          --------------------          COMPARED TO
                                                                           1996         1995           MARCH 31, 1995
                                                                          ------       -------       ------------------
COST OF REVENUES:
  Cost of software licenses.............................................  $  640       $ 1,291              (50.4)%
  Cost of consulting, education and maintenance.........................   1,188         1,478              (19.6)
                                                                          ------       -------
    Total cost of revenues..............................................   1,828         2,769              (34.0)
  End-of-period headcount...............................................      31            49              (36.7)
Sales and marketing.....................................................   4,479         5,311              (15.7)
  End-of-period headcount...............................................      91           127              (28.3)
Research and development................................................   1,579         2,099              (24.8)
  End-of-period headcount...............................................      53            68              (22.1)
General and administrative..............................................   1,206           729               65.4
  End-of-period headcount...............................................      29            33              (12.1)
Restructuring...........................................................       0             0                 --
Charges for purchased research and development..........................       0             0                 --
                                                                          ------       -------
Total costs and expenses................................................  $9,092       $10,908              (16.6)
                                                                          ======       =======
  End-of-period headcount...............................................     204           277              (26.4)

     Cost of Revenues. Cadre's cost of software license revenues includes royalties, amortization of capitalized software, product packaging, documentation and media, materials, labor and overhead costs. Cost of consulting and education services and maintenance includes personnel, payments for third-party services, travel and occupancy costs connected with providing such services.

     Cost of software licenses as a percentage of related revenues for the quarter ended March 31, 1996 decreased to approximately 21.3% from 27.2% in the corresponding period of the prior year. The decrease is due primarily to reduced royalty costs associated with Cadre's object-oriented product line; in the quarter ended March 31, 1996 Cadre shipped internally developed object-oriented product on which a modest amount of royalties were paid, whereas in the corresponding quarter of the prior year Cadre shipped object-oriented product licensed from a third party on which substantial royalties were paid.

     The cost of consulting, education and maintenance as a percentage of related revenues decreased to 24.8% in the quarter ended March 31, 1996 from 30.7% for the corresponding period of the prior year. The decrease in cost as a percentage of revenues is specifically attributable to a decrease in consulting costs as a percentage of consulting revenues. Consulting costs as a percentage of revenues were 123% during the quarter ended March 31, 1995, compared to 40% of revenues for the quarter ended March 31, 1996.

     Selling and Marketing. Selling and marketing expenses decreased by $832,000 or 15.7% for the quarter ended March 31, 1996 compared to the corresponding period of the prior year. The decline in selling and marketing expenses was due to: lower commission expense on lower revenues, a reduction in staffing by 36 employees (from both the 1995 restructuring programs and attrition), and reduced promotional spending. About 38% of the selling and marketing expense decline was in Cadre's international subsidiary sales organization.

     Research and Development. Research and development expenses decreased by $520,000 or 24.8% for the quarter ended March 31, 1996 compared to the corresponding period of the prior year; from 22% of revenues to 20.2%. The decrease is due primarily to reduced staffing as a result of the 1995 restructuring programs and from attrition.

     General and Administrative. General and administrative expenses include the costs of finance, human resources, legal and administrative departments of Cadre. These expenses increased $477,000, or 65.4% for the quarter ended March 31, 1996 compared to the corresponding period of the prior year. The increase in expenses was primarily attributable to legal and audit fees associated with the pending Merger between Cadre and Bachman Information Systems.

     EFFECT OF INTERNATIONAL OPERATIONS ON INCOME (LOSS) FROM OPERATIONS

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       -----------------------
(DOLLARS IN THOUSANDS)                                                  1996            1995
- ----------------------                                                -------         -------
United States........................................................  $  (532)        $  (659)
United Kingdom.......................................................     (208)           (444)
Rest of Europe.......................................................     (798)           (560)
Asia and Rest of World...............................................      250             310
                                                                       -------         -------
  Operating Income...................................................  $(1,288)        $(1,353)
                                                                       =======         =======

     International operations had a significant impact on operations, in addition to the other factors mentioned before.

     United Kingdom loss from operations decreased from 1996 compared to 1995 by $236,000. This decrease in loss from operations is a result of expense reductions related to attrition.

     Rest of Europe loss from operations increased in 1996 compared to 1995 by $238,000. This increase in loss is primarily a result of reduced revenues of $225,000.

     INTEREST INCOME, NET

     Cadre's cash balances are kept primarily in interest-bearing money market accounts and transferred to Cadre's checking accounts as required. In the quarter ended March 31, 1995, Cadre had a net interest income of $19,000; in the quarter ended March 31, 1996, Cadre had net interest expense of $375,000. At March 31, 1995, Cadre had $3,574,000 more cash than debt financing; at March 31, 1996, Cadre had $2,952,000 more debt financing than cash.

     PROVISION FOR INCOME TAXES

     During the quarters ended March 31, 1995 and 1996 Cadre provided for income taxes of $10,000 and $0, respectively. Because of the operating losses for those quarters, the tax provision for those periods are composed mostly of foreign withholding taxes and income taxes related to the profitability of certain subsidiaries.

1995 COMPARED TO 1994

     REVENUES

     Cadre's revenues are derived primarily from software product licenses, customer support services (maintenance agreements), and consulting and education services. From 1994 to 1995 Cadre's total revenues decreased $1,109,000, or 2.7%. During that time revenues attributable to software products licenses decreased $1,779,000, or 8.7% and consulting and education services decreased $661,000 or 14.3%; partially offsetting the drop in product license and consulting and education services revenues was an increase in maintenance revenues of $1,331,000, or 8.5%.

     Software Licenses. Cadre's Teamwork(R) line of development tools addresses all aspects of structured methods software development. Cadre's product offering has expanded in the last several years to meet industry trends towards the adoption of object-oriented software development. In this effort, Cadre has provided, both through internal development and through partnership licensing, object modeling tools to this market. During 1995, an expected transition from partnership licensed tools to internally developed tools was delayed and resulted in Cadre not being able to offer certain object-oriented products for a period of several months. Subsequent to the expiration of the partnership licensed object-oriented product, Cadre acquired Westmount to augment Cadre's internal development of its object modeling tools.

     The reduced availability of certain object-oriented products for Windows 95 and NT platforms caused object modeling revenues to decline by $842,000 from 1994. In 1994, product license revenues from the Teamwork[Registered Trademark] product line generated $14,947,000, or 73% of Cadre's software license revenues. In 1995, the Teamwork[Registered Trademark] product line revenues decreased by $2,192,000, to $12,755,000, or 69% of software license revenues. There were two main reasons for the decline: 1) the industry trend in software development transitioning from structured methods to object-oriented modeling, and 2) the contraction of federal programs, which led to industry consolidation, which in turn led to a shrinking of Cadre's customer base. In May 1995, Cadre acquired Westmount and its product lines, including object-oriented products and structured-method products, which contributed revenues of $1,255,000 in 1995. Because revenues from WestMount products during 1995 did not offset the decline in revenues from object-oriented and Teamwork[Registered Trademark] products, total software revenues decreased $1,779,000 from 1994 to 1995.

     Consulting and Education. Total consulting and education revenues decreased in 1995 by $661,000, or 14.3%. Specifically, methods training, used for Teamwork[Registered Trademark] structured analysis modeling, declined by $1,776,000. Substantially offsetting this drop was an increase in tools usage training by $344,000 and an increase in consulting revenues by $771,000. In 1995, Cadre expanded its consulting group to capitalize on the growing demand for customer onsite application installation and integration.

     Maintenance. Maintenance revenues for annual maintenance contracts are deferred and recognized ratably over the term of the agreement. In spite of the year-to-year decline in license software revenues, Cadre's maintenance revenues continued year to year growth; maintenance revenues increased $1,331,000, or 8.5% over 1994 due to the increase in the installed customer base. Revenues from maintenance contracts in 1995 constituted 42.8% of total Cadre revenues.

     Worldwide. The following table sets forth the amount of revenues derived by Cadre, by geographic area, for each period indicated and the percentage change in such amounts as compared to the prior period:

                                                                                PERCENTAGE CHANGE
                                                                                   YEAR TO YEAR
                                                                               --------------------
                                               YEAR ENDED DECEMBER 31,           1995        1994
                                           -------------------------------     COMPARED     COMPARED
(DOLLARS IN THOUSANDS)                      1995        1994        1993       TO 1994      TO 1993
- -----------------------------------------  -------     -------     -------     --------     -------
United States............................  $21,934     $22,498     $25,352         (2.5)%     (11.3)%
United Kingdom...........................    5,641       6,630       4,868        (14.9)%      36.2%
Rest of Europe...........................    9,307       8,059       8,766         15.5%       (8.1)%
Asia and Rest of World...................    2,585       3,389       3,288        (23.7)%       3.1%
                                           -------     -------     -------        -----       -----
     Total revenues......................  $39,467     $40,576     $42,274         (2.7)%      (4.0)%
                                           =======     =======     =======        =====       =====

     Cadre's international revenues, including United Kingdom, Rest of Europe and Asia and Rest of World, contributed 44.4% of total revenues in 1995 and 44.6% in 1994. Rest of Europe and Asia and Rest of World operations are comprised of wholly-owned subsidiaries and export distributor operations. On May 1, 1995, Cadre acquired Westmount located in Delft, The Netherlands. Westmount distributed its products through an export distributor network that included several eastern European countries. With this addition to Cadre's existing distributor network, the distributor revenues increased by $1,477,000 in 1995 or 30.0%. This increase was offset by decreases in Cadre's wholly-owned subsidiary revenues, including the United Kingdom, of $2,022,000 or 16.7%. Revenues for the United Kingdom and Cadre's other subsidiaries declined due to the decline of structured methods license revenues.

     COSTS AND EXPENSES

     The following table sets forth statement of operations data of Cadre and the percentage change in dollar amounts of such items for the period indicated:

                                                                                 PERCENT CHANGE
                                                                                  YEAR TO YEAR
                                                                              ---------------------
                                              YEAR ENDED DECEMBER 31,           1995         1994
                                          -------------------------------     COMPARED     COMPARED
                                           1995        1994        1993       TO 1994      TO 1993
                                          -------     -------     -------     --------     --------
                                                           (dollars in thousands)
Cost of revenues:
  Cost of software license..............  $ 4,055     $ 3,667     $ 2,444        10.6%        50.0%
  Cost of consulting and education
     services and maintenance...........    6,143       5,504       6,312        11.6        (12.8)
                                          -------     -------     -------
  Total cost of revenues................   10,198       9,171       8,756        11.2          4.7
  End-of-period headcount...............       40          39          42         2.6         (7.1)
Marketing and selling...................   20,649      21,068      22,692        (2.0)        (7.2)
  End-of-period headcount...............       99         135         144       (26.7)        (6.3)
Research and development................    8,383       9,357       8,966       (10.4)         4.4
  End-of-period headcount...............       66          74          82       (10.8)        (9.8)
General administrative..................    3,809       2,794       3,813        36.3        (26.7)
  End-of-period headcount...............       33          33          43         0.0        (23.3)
Restructuring charges...................    3,483          --       3,428          --       (100.0)
Purchased in-process research and
  development...........................    7,300          --          --          --           --
Total costs and expenses................   53,822      42,390      47,655        27.0        (11.0)
  End-of-period headcount...............      238         281         311       (15.3)        (9.6)

     Cost of Revenues. Cadre's cost of software license revenues includes royalties, amortization of capitalized software, product packaging, documentation and media, materials, labor and overhead costs. Cost of consulting and education services and maintenance includes personnel, payments for third-party services, travel and occupancy costs connected with providing such services.

     Cost of software license revenues increased $388,000 from 1994 to 1995, from 18.0% of related software license revenues to 21.8%. The increase was due to increased sales of products on which Cadre pays royalties to third parties. Royalties paid to third parties for product license revenues were $2,577,000 in 1995 compared to $2,007,000 in 1994, an increase of $570,000. Decreases in costs occurred in personnel and overhead expenses. As part of the acquisition of Westmount, Cadre capitalized $800,000 of purchased software development. $107,000 of the $800,000 was amortized to cost of license revenues in 1995 leaving $693,000 of capitalized software at the end of 1995.

     The cost of consulting, education and maintenance increased $639,000 in 1995, from 27.2% of related revenues in 1994 to 29.4% in 1994. Consulting expenses of $471,000 were new for 1995 as the group was expanded in 1995. As part of the acquisition of Westmount, $649,000 was added to cost of maintenance in 1995, as the Westmount technical support personnel were folded into cost of maintenance revenues. Royalty payments to third parties for their support of Cadre's maintenance revenues increased $463,000 in 1995. Partially offsetting these increased customer support costs was a $1,005,000 reduction in payments to third parties that provide methods training -- this follows the $1,776,000 drop in methods training revenues.

     Marketing and Selling. Marketing and selling expenses decreased by $419,000 or 2.0% from 1994 primarily as a result of lower headcount and lower sales commissions commensurate with 1995's lower revenues. As a percentage of total revenues, selling and marketing expenses had a modest increase from 51.9% of revenues in 1994 to 52.3% in 1995. In conjunction with the acquisition of Westmount, 15 Westmount selling and marketing employees joined Cadre. Notwithstanding the acquisition, the year-end headcount dropped by 8 for the combined companies' selling and marketing staff. The drop in headcount was the result of both attrition and restructuring.

     Research and Development. Research and development expenses decreased by $974,000 or 10.4% from 1994 due to two offsetting factors. First, during 1994 the Company reduced the carrying value of capitalized software development costs associated with a technology license and charged $1,150,000 to research and development; also during 1994, the Company paid and expensed $500,000 for the right to modify and distribute certain in-process software technology. Second, offsetting the above, the Company acquired Westmount and their related research and development function during 1995.

     General and Administrative. General and administrative expenses include the costs of finance, human resources, legal and administrative departments of Cadre. These expenses increased $1,015,000, or 36.2% in 1995 over 1994, making general and administrative expenses 9.7% of revenues in 1995 compared to 6.9% in 1994. The increase in expenses was primarily due to the addition of the Westmount administrative function.

     Charge for Purchased In-Process Research and Development. On May 1, 1995, Cadre acquired Westmount located in Delft, The Netherlands, in exchange for:
2,200,000 shares of Cadre Common Stock, and a warrant to purchase 600,000 shares of Cadre Common Stock. The acquisition was accounted for as a purchase. The purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of acquisition. The cost in excess of net assets acquired of $8,100,000 was identified as software technology and technology in process. The software technology was valued at $800,000 and the technology in process was valued at $7,300,000. As a result, the technology in process of $7,300,000 was charged to the income statement upon closing of the acquisition, and $800,000 of software technology was capitalized. The technological feasibility of the in-process technology had not yet been achieved nor did an alternative future use exist.

     Restructuring Charges. During the quarter ended June 1995, formal plans were adopted and approved by executive management for the restructuring of Cadre operations to eliminate redundant capitalized software development costs and to reduce company-wide expenses. The purpose of acquiring Westmount was to acquire Westmount's object-oriented software technology, which essentially replaced Cadre's existing object-oriented product line. The redundant software development cost write-off was $945,000 and consisted of the existing capitalized software development costs related to object-oriented software development which were replaced by Westmount's software technology. During this time, and as a result of the acquisition of Westmount, other costs were eliminated to reduce redundant expenses and to better align costs with revenues, including consolidating and downsizing European offices and reducing domestic expenses. One facility, Cadre's Switzerland sales office, was closed and its operations were moved to The Netherlands. Approximately 20 employees were terminated in conjunction with the restructuring. The effect of restructuring on future operations include: 1) reduced capitalized software amortization expenses of approximately $330,000 annually, and 2) reduced expenses due primarily to employee terminations of approximately $1,300,000 annually. Restructuring costs during the quarter ended June 1995 equaled $1,789,000 and included: employee severance of $789,000, office closure costs of $55,000, and $945,000 of capitalized software development costs write-offs mentioned earlier.

     In the quarter ended December 31, 1995, formal plans were adopted and approved by executive management for an additional restructuring of Cadre operations related to the absence of Windows-based object-oriented products. After the Westmount acquisition, Cadre had planned to introduce and sell object-oriented Windows 95 and NT-based product during the quarter ended December 1995. When it became apparent that the product was not going to be introduced and sold in the December 1995 quarter, and as a result revenues would be less than expected, a restructuring of operations was required to reduce expenses. Total restructuring costs of $1,694,000 included: $1,612,000 employee severance, $12,000 office closure costs, and $70,000 other costs. Approximately 47 employees were terminated during this restructuring. The effect of the restructuring on future operations is to reduce annual expenses by $3,000,000 related to employee terminations.

     The restructuring programs discussed above began during the quarter ended June 1995 and will be completed by mid-1996. Approximately $1,490,000 of accrued charges related to restructuring are included in accrued payroll and benefits at December 31, 1995. Approximately $2,487,000 of restructuring-related charges were paid in 1995.

     EFFECT OF INTERNATIONAL OPERATIONS ON INCOME (LOSS) FROM OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                   (DOLLARS IN THOUSANDS)                        1995        1994        1993
- -------------------------------------------------------------  --------     -------     -------
United States................................................  $ (3,394)    $(1,363)    $(5,110)
United Kingdom...............................................    (1,442)       (223)        (90)
Rest of Europe...............................................   (10,421)     (1,580)     (1,429)
Asia and Rest of World.......................................       902       1,352       1,248
                                                               --------     -------     -------
     Loss from Operations....................................  $(14,355)    $(1,814)    $(5,381)
                                                               ========     =======     =======

     International operations had a significant impact on operations in addition to the other factors mentioned before.

     United Kingdom loss from operations increased from 1995 compared to 1994 by $1,219,000. This increase is attributable to $259,000 of additional costs for delivery of training revenues by independent contractors and a decline of revenues of $989,000. As mentioned earlier, the revenues decline is related to reduced license revenues for structured products.

     Rest of Europe loss from operations increased from 1995 compared to 1994 by $8,841,000. This increase in loss is a result of a purchased research and development charge of $7,300,000 related to the acquisition of Westmount during 1995, and restructuring charges of $1,031,000.

     Asia and Rest of World income from operations decreased in 1995 from 1994 by $450,000 due to the decline related to reduced license revenues for structured products.

     Included in income (loss) from operations in 1995 are $3,483,000 of restructuring costs, $2,407,000 in the United States, $45,000 in United Kingdom, and $1,031,000 in Rest of Europe.

     INTEREST INCOME, NET

     Cadre's cash balances are kept primarily in interest bearing money market accounts and transferred to Cadre's checking accounts as required. In 1994, Cadre had net interest income of $123,000; in 1995, Cadre had net interest expense of $258,000. At December 31, 1994, Cadre had $5,479,000 more cash than debt financing; at December 31, 1995, Cadre had $2,568,000 more debt financing than cash.

     PROVISION FOR INCOME TAXES

     During 1994 and 1995, Cadre provided for income taxes of $50,000 and $51,000, respectively. Because of the operating losses for 1994 and 1995, the tax provision for those periods is composed mostly of foreign withholding taxes and income taxes related to the profitability of certain subsidiaries.

1994 COMPARED TO 1993

     REVENUES

     From 1993 to 1994, Cadre's total revenues decreased $1,698,000, or 4.0%. 1993 was the final year of a multi-year R&D product development agreement and the final year of revenues derived from hardware sales. In 1990 Cadre entered into a R&D partnership arrangement to fund research and development and marketing of Cadre's FORTRAN and C forward and reverse engineering products. During 1993, $620,000 of product development revenues were recognized as part of the R&D product development agreement; there were no product development revenues recognized in 1994. Also, in 1993, there was $178,000 of hardware revenues; there were no hardware revenues in 1994. Revenues attributable to software products licenses decreased $1,159,000, or 5.4%, consulting and education services revenues decreased $124,000, and maintenance revenues increased $383,000, or 2.5%.

     Software Licenses. Software license revenues decreased $1,159,000 from 1993 to 1994, or 5.4%. This decrease was mainly due to a $4,116,000 drop in Cadre's Teamwork[Registered Trademark] structured methods product line. There were two main reasons for the decline: 1) the industry trend in software development in transitioning from structured methods to object-oriented modeling, and 2) the contraction of federal programs which has historically been a large portion of Cadre's customer base. The contraction of federal programs has also led to industry consolidation which effectively shrinks Cadre's customer base.

     Partially offsetting the decreased Teamwork[Registered Trademark] revenues was an increase in Cadre's object-oriented product line. The developing trend in industry adoption of object-oriented tools was evident in the growth of Cadre's object-oriented product line, from $2,272,000 in 1993 to $4,999,000 in 1994, an increase of $2,727,000.

     Consulting and Education. Total consulting and education revenues decreased in 1994 by $124,000, or 2.6%. Education revenues typically follow the trend of software license revenues and, therefore, the decline in software license revenues caused training revenues to also decline.

     Maintenance. Maintenance revenues for annual maintenance contracts is deferred and recognized ratably over the term of the agreement. Cadre's maintenance revenues increased $383,000 from 1993 to 1994. Revenues from maintenance contracts accounted for 38.4% of total Cadre revenues.

     Cadre's international operations, including United Kingdom and Rest of World, contributed 44.6% of revenues in 1994 and 40.0% in 1993. United Kingdom revenues increased by $1,762,000 in 1994 compared to 1993, or 36.2%. United Kingdom's revenue growth occurred in the areas of maintenance, training, object-oriented software license revenues and structured methods revenues.

     Rest of World revenues declined by $606,000 or 5.0% in 1994 compared to 1993 due to the decline in structured method license revenues.

     COSTS AND EXPENSES

     Cost of Revenues. Cost of software license revenues increased $1,223,000 from 1993 to 1994, from 11.4% of related software license revenues to 18.0%. The increase was primarily due to increased sales of externally developed products for which Cadre pays royalties. Royalties paid to third parties for product license revenues were $918,000 in 1993 compared to $2,007,000 in 1994, an increase of $1,089,000. There was no amortization of capitalized software in 1994; there was $23,000 of capitalized software amortization in 1993.

     The cost of consulting, education and maintenance decreased $808,000 in 1994, from 31.6% of related revenues in 1993 to 27.2% in 1994. Two main factors contributed to the $808,000 decline: 1) a decrease in costs attributable to training provided by third-parties, and 2) a reduction in personnel required to support the training revenues.

     Marketing and Selling. Marketing and selling expenses decreased by $1,624,000, or 7.2% in 1994. Reasons for the decrease were: 1) average headcount from 1993 to 1994 decreased by 15 employees which accounts for approximately $1,280,000, 2) travel expenses were down $278,000, and 3) depreciation expenses were down $163,000. As a percent of total revenues, selling and marketing expenses were 53.7% in 1993 and 51.9% in 1994.

     Research and Development. Research and development expenses increased $391,000, or 4.4% in 1994 due to two large, unrelated, offsetting factors. First, in 1994, Cadre, which had software development offices in both Portland, Oregon and in Providence, Rhode Island, consolidated the two offices into the Providence, Rhode Island site. Due to this consolidation, many employees chose not to move from Portland, Oregon to Providence, Rhode Island, and therefore resigned. The average headcount dropped by 14 from 1993 to 1994. This drop in headcount, plus the savings incurred in overhead efficiencies, accounted for $1,268,000 in research and development expense savings. Second, in 1993 the Company entered into a technology license agreement to allow for further development and distribution of modified technology. The agreement called for a minimum payment of $1,150,000. In 1994, the Company re-evaluated the market potential of this technology and concluded that the near-term business level associated with this agreement did not warrant the carrying value and therefore expensed $1,150,000 to research and development. Also in 1994, the Company paid $500,000 for the right to modify and distribute certain in-process software technology. During 1994 the Company expensed the $500,000 to research and development because the technological feasibility of the in-process research and development had not yet been achieved nor did alternative future use exist.

     General and Administrative. General and administrative expenses include the costs of finance, human resources, legal and administrative departments of Cadre. General and administrative expenses decreased $1,019,000, or 26.7% in 1994 over 1993. The decrease was primarily due to the consolidation of the Portland, Oregon office into the Providence, Rhode Island office in 1994. In that consolidation, in which the Portland office was closed, the administrative staff was reduced by 13 employees which accounted for approximately $658,000 of expense savings. Other administrative savings occurred in travel, outside legal fees, and depreciation. This accounts for the drop in general and administrative expenses as a percent of revenues, from 9% in 1993 to 6.9% in 1994.

     Restructuring Charges. During 1993, Cadre decided to consolidate its Portland, Oregon engineering, marketing and administrative operations to Providence, Rhode Island, its largest existing facility. This consolidation resulted in a restructuring charge of $3,820,000, which included: employee severance of $1,284,000; office closure costs of $2,307,000; fixed asset write-offs of $174,000; other costs of $55,000. The transition began in November of 1993 and was completed in 1994. The restructuring charge of $3,820,000 was partially offset by a credit relating to a prior year's charge of $392,000, leaving a net restructuring charge of $3,428,000 for 1993.

     EFFECT OF INTERNATIONAL OPERATIONS ON INCOME (LOSS) FROM OPERATIONS

     Loss from operations in the United Kingdom increased $133,000 in 1994 compared to 1993. Revenues increased by $1,762,000, however, costs increased by $1,895,000 resulting in a decrease of $133,000. Increased costs were attributable to increased sales and marketing efforts to take advantage of improving market conditions.

     Rest of Europe decreased income from operations in 1994 compared to 1993 by $151,000. This decrease is attributable to the decline in structured methods license revenues. Expansion of distributor export operations into Latin America and continued growth of revenues in Asian markets increased income from operations in Asia and the Rest of World by $104,000 in 1994 compared to 1993. Included in income (loss) from operations in 1993 is $3,428,000 of restructuring costs all incurred in the United States.

     PROVISION (BENEFIT) FOR INCOME TAXES

     During 1993 and 1994, Cadre provided for income taxes of ($41,000) and $50,000, respectively. The benefit in 1993 was related to federal and state refunds. The tax provision recorded in 1994 was composed mostly of foreign withholding taxes related to earnings and license fees.

LIQUIDITY AND CAPITAL RESOURCES

     Cadre has financed its operations through private sales of common stock, which raised $27,453,000; equipment lease financing of $1,000,000; short-term debt of $3,000,000; shareholder subordinated loans of $1,600,000; $6,930,000 of research and development partnership reimbursements; and cash generated from operations. The Westmount acquisition increased common stock and additional paid in capital by $3,380,000 accounting for the balance of the total capitalization.

     Cash and temporary cash equivalents decreased from $7,879,000 as of December 31, 1994 to $2,965,000 as of December 31, 1995, or a reduction of $4,914,000 for the year. At December 31, 1995, cash and temporary cash investments were $2,965,000. Cash flows used in operating activities were $5,551,000. This use was offset by $1,000,000 proceeds from lease financing, $1,600,000 from the shareholder subordinated debt, an increase of $600,000 of bank borrowings, less debt repayments of $720,000. Cadre's principal long-term cash commitments are for office space operating leases. As of December 31, 1995, Cadre had no material commitments for capital expenditures.

     During January 1996, Cadre refinanced its $3,000,000 short term bank debt due to the termination of the line of credit by the lender. A new financing agreement called "Factoring Agreement" with a new lender was used to pay-off existing bank debt on January 5, 1996. The Factoring Agreement has a financing limit of $5,600,000 and is based upon qualified accounts receivable. All assets including trademarks and copyrights collateralize this debt. Receivables generated in the United States and in foreign countries qualify for financing purposes, on an individual invoice by invoice basis. Up to an 80% advance rate may be granted for each invoice, once the liens are perfected in each country outside of the United States.

     This short term debt is self-liquidating, meaning the collections are used to pay principal down first, until a new receivable is generated. Accordingly, new invoices must be generated to finance new advances of funds to Cadre. As a result of Cadre's month-end and quarter-end increases in generating revenues and therefore receivables, the debt will be reduced during mid-month and mid-quarter, creating a need for additional financing. The debt is based upon the lender approving new, qualified receivables (receivables less than 90 days old) and contains financial performance covenants. The events of default include: a restriction that net worth cannot decrease by more than 30% since December 31, 1995, payment of debts generally when they become due, and bankruptcy.

     The agreement expires December 8, 1996, unless terminated in writing sooner by either party, with 60 days notice. A finance charge of 18% based on the amount of gross receivable (100% of invoice amount) financed is payable monthly, together with an administrative fee of 0.5% for each receivable financed.

     The approval of each new receivable is based solely on the lender's decision to accept that receivable, which cannot be assured. Receivables that are over 90 days old must be replaced or reflected by repayment of a part of the outstanding balance. Payments by customers against receivables are applied to reduce the principal of the debt first, before any use for the Company's operations. As a result, this debt may be paid down and may not be renewed, and the failure to do so will have a material adverse impact on Cadre's business and operations.

     To support the need for additional financing mentioned earlier, Cadre has obtained a commitment from Silicon Valley Bank for a $1.5 million line of credit (the "Bridge Loan"). The revolving line of credit of $1,500,000 is backed by a guarantee by Bachman up to such amount. The Bridge Loan expires upon the earlier of the closing of the Merger or 90 days from the closing of the Bridge Loan, and carries an interest rate of prime plus 2%.

     Cadre has sufficient cash resources to meet its needs through June 1996. Thereafter, Cadre will depend on results of operations to meet its future cash requirements, which cannot be foreseen. There can be no assurances that Cadre's receivables will continue to meet qualified lending criteria, achieve its operating plan and return to profitability, and the failure to do so will have a material adverse impact on Cadre's business and operations.

FOREIGN CURRENCY

     Cadre's foreign subsidiaries sales are invoiced in local foreign currency, while all other foreign sales are invoiced and collected in United States' dollars. Cadre experienced no significant gains or losses on foreign currency transactions or translations in 1995, 1994, and 1993. Foreign currency transaction gains and losses are created by Cadre's intercompany accounts payable in amounts denominated in United States dollars, that are payable by Cadre's international subsidiaries located in Germany, France, United Kingdom, and Australia. Cadre does not have foreign exchange risk in highly inflationary countries. At December 31, 1995, 1994, and 1993 the intercompany accounts payable amounts were $2,242,000, $1,972,000 and $900,000, respectively.

     To reduce these currency risks, Cadre, in the past, employed a hedging strategy using foreign currency forward exchange contracts. At December 31, 1995, 1994, 1993 the foreign exchange contracts outstanding were $0, $574,000, and $521,000, respectively. The hedging strategy employed used forward contracts to hedge intercompany accounts payable. Hedges occurred in the local currency that was to be remitted and as a result was an effective hedge. However, many times Cadre chose to hedge only a portion of the intercompany accounts payable, as its subsidiaries experience losses that interrupted cash flows, thus making those flows less predictable. Cadre has not incurred material currency transaction gains and losses historically.

     Cadre's hedging line of credit expired on January 5, 1996, concurrently with Cadre's bank line of credit. In addition, due to restructurings and losses incurred by its subsidiaries, Cadre's cash flows have been unpredictable. For theses reasons, Cadre has not hedged since 1995.

     Cadre has not experienced material foreign currency gains or losses historically, and therefore, operating trends and liquidity are consistent with the underlying operations. No assurance can be given that it will not experience material foreign currency gains and losses subsequent to March 1996.

INFLATION

     To date, inflation has not had a material impact on Cadre's revenues or income.

QUARTERLY PERFORMANCE

     Cadre's quarterly results are subject to fluctuations resulting from a variety of factors, including the effects of customer purchasing patterns, the timing and cost of product upgrades, new product introductions and promotions and recognition of fees in connection with licenses, maintenance, development and similar agreements. As a result of the factors discussed above, Cadre's operating results for any one quarter are not necessarily indicative of results for any future period.

     The following table presents certain unaudited consolidated quarterly statements of operations data for the eight fiscal quarters ended December 31, 1995:

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1994       1994       1994        1994       1995       1995       1995        1995
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
Revenue:
  Software licenses.....................  $ 4,064    $ 5,223     $ 4,959    $ 6,118    $ 4,743    $  5,308    $ 4,495    $ 4,039
  Maintenance...........................    3,888      3,864       3,818      4,005      3,740       4,067      4,428      4,671
  Consulting and education services.....    1,095      1,093       1,180      1,269      1,072       1,259        807        838
  Product Development...................
                                          -------    -------     -------    -------    -------    --------    -------    -------
        Total Revenue...................    9,047     10,180       9,957     11,392      9,555      10,634      9,730      9,548
Costs and expenses:
  Cost of software licenses.............      630        779         951      1,307      1,291       1,131        979        654
  Cost of consulting and educational
    services and maintenance............    1,350      1,282       1,439      1,433      1,478       1,644      1,583      1,438
  Research and development..............    1,892      2,092       3,261      2,112      2,099       2,360      2,204      1,720
  Purchased in-process research and
    development.........................        0          0           0          0          0       7,142          0        158
  Marketing and selling.................    4,776      5,508       5,028      5,756      5,311       5,829      5,173      4,336
  General and administrative............      539        733         713        809        729         905        997      1,178
  Restructuring charges.................        0          0           0          0          0       1,789          0      1,694
                                          -------    -------     -------    -------    -------    --------    -------    -------
        Total costs and expenses........    9,187     10,394      11,392     11,417     10,908      20,800     10,936     11,178
Income (loss) from operations...........     (140)      (214)     (1,435)       (25)    (1,353)    (10,166)    (1,206)    (1,630)
Other...................................       26         52          86         39        108         (43)      (115)      (174)
                                          -------    -------     -------    -------    -------    --------    -------    -------
Income (loss) before provision (benefit)
  for income taxes......................     (114)      (162)     (1,349)        14     (1,245)    (10,209)    (1,321)    (1,804)
Provision (benefit) for income taxes....       27          0          18          5         10          10          5         26
                                          -------    -------     -------    -------    -------    --------    -------    -------
Net income (loss).......................  $  (141)   $  (162)    $(1,367)   $     9    $(1,255)   $(10,219)   $(1,326)   $(1,830)
                                          =======    =======     =======    =======    =======    ========    =======    =======
Net income (loss) per common share......   (0.012)    (0.014)     (0.116)     0.001     (0.105)     (0.758)    (0.093)    (0.128)
Weighted average common shares
  outstanding...........................   11,732     11,775      11,788     12,434     12,004      13,478     14,248     14,272

                               BUSINESS OF CADRE

     Cadre develops, markets and supports software tools for the creation of complex computer software. Most of the products sold by Cadre help to automate the process of requirements analysis and software design by groups of software engineers. Customers use the tools to capture, traverse, and analyze abstract models of the system to be built. These models assist users, and sometimes their customers, in understanding a software system, planning its implementation, and making engineering trade-offs. The models are analogous to those built in other engineering disciplines. Additional Cadre products address document generation, model configuration management, software construction, and the "reverse engineering" (understanding) of existing software.

INDUSTRY/COMPANY BACKGROUND

     Cadre was one of the earliest companies to be created explicitly for the purpose of developing and marketing Computer Aided Software Engineering (CASE) products. As the name suggests, the problem addressed by CASE is the creation and maintenance of complex software systems. During the 1970's, a number of "structured" techniques and methods were invented to replace earlier ad-hoc approaches to software development. The analysis and design (as opposed to implementation) techniques emphasize the building of abstract models to assist in the understanding, planning, and implementation of a system. The rationale for modeling is the same in software as it is in any engineering discipline: money and effort are saved if problems are identified and dealt with early in the engineering process.

     STRUCTURED ANALYSIS AND STRUCTURED DESIGN

     In the early eighties, networks of computer workstations made it feasible to partially automate the capture, traversal, and analysis of engineering models by work groups. This technology was rapidly adopted in the civil, mechanical, and electrical engineering domains. Cadre was founded to do the same for software engineering. The initial products, marketed today as part of the Teamwork(R) family, addressed the process of Structured Analysis and Structured Design.

     The CASE market expanded quickly in the mid- to late-eighties, as did the number of companies formed to service it. Cadre focused on the "high end" of the market, with its multi-user networked UNIX engineering workstation solution, which found a home in technically-oriented organizations, such as those in telecommunications, aerospace, and defense. The other major player in that market segment was Interactive Development Environments, Inc. ("IDE") of San Francisco. Most other CASE companies sold single-user, personal computer ("PC") based products. These found early success in corporate Information System ("IS") organizations, where PCs were widely used. Leading companies in this segment included Nastec, Index Technologies, Inc., Knowledgeware, Inc. (subsequently acquired by Sterling Software, Inc.) and Popkin Software & Systems, Inc.

     The IS CASE market declined in the early nineties for a number of reasons. While the IS software development market is large, commitment to Structured methods (and the attendant engineering discipline) was weak. Some CASE companies made claims which the products were unable to deliver and soured the market. Others were slow to respond to technology changes such as the shift to client-server application development and object orientation (discussed further below). The decline resulted in a number of market leaders closing or being acquired. The technical market, where Cadre gets the majority of its business, was effected by the contraction and consolidation in the defense industry. Cadre diversified its product line into more of the software development process, including debugging, measurement, and verification tools.

     OBJECT ORIENTED TECHNOLOGY

     In the meantime, the software development community began to experiment with "object-oriented" ("OO") technology, and in particular, OO analysis, design, and implementation techniques. The Structured techniques mentioned previously generally partition a system purely along functional lines, i.e. in terms of what the system does. The OO approach partitions a system into "objects," where each object encapsulates information and those functions that operate on that information. The benefit of the OO approach is that systems partitioned this way are more robust, more amenable to change, and the objects are easier to reuse in other systems.

     Cadre started selling its first OO analysis and design products (based on the method of developing software created by Shlaer-Mellor) in 1989. When market momentum began to build around a related method called the Object Modeling Technique ("OMT"), Cadre initially entered the market by reselling an OMT product in 1993. This has been replaced by the OMT tool developed by Westmount, acquired in 1995. As the Structured tools market matures, Cadre expects its growth to come from the OMT tool and related products. These products run on both Unix-based platforms and Windows 95 and NT-based platforms. OO technology is progressing beyond early adopters and is now being used by mainstream software developers. Early indications are that there is greater market acceptance of OO modeling than there is of Structured technology modeling.

RECENT RESTRUCTURING

     Cadre adopted restructuring plans during the quarters ended June 30, 1995 and December 31, 1995. The restructuring plan adopted by Cadre during the quarter ended June 30, 1995 was in connection with Cadre's acquisition of Westmount. Cadre wrote off $945,000 of redundant software development costs, closed its Switzerland sales office, and terminated 20 employees. Cadre adopted a second restructuring program during the quarter ended December 31, 1995 in order to reduce expenses once it became apparent that revenues would be less than expected due to the absence of Windows-based object-oriented products. Approximately 47 employees were terminated during this restructuring.

CUSTOMERS AND APPLICATIONS

     Cadre's customers are generally developers of complex software systems, covering a wide range of applications. One way to view the customer base is whether they are in the Information System (IS) or "technical" sectors, as described earlier in "-- Industry Background." While most of Cadre's current customers consider themselves in the technical sector, Cadre expects its IS customer base will increase as it concentrates on OO technology. Another division, prevalent in the technical market, is whether the software being built is mostly visible to the user (e.g., computerized reservations, inventory management, billing), or if it is "embedded" in some other end-product (e.g., anti-lock brakes, telephone exchange, heart monitor, missile target seeker). Cadre has customers in both segments.

STRATEGY

     Cadre's strategy is to maintain its position as a leading provider of tools to the technical market, while introducing new products and enhancements for its OO product line.

COMPETITION

     Cadre's business is intensely competitive. The CASE market is characterized by rapid change and frequent introduction of new products. Cadre competes with a number of companies in each of Cadre's product areas, as well as with internal CASE tool development groups of potential customers. In the Structured technical market, Cadre's primary competitor is IDE. In the object-oriented market, Cadre's primary competitors are Rational Software Corp., Platinum Technology, Inc. and IDE.

     Many other companies produce products that compete with Cadre and still others might become competitors in the future. As Cadre expands its product line into new solution areas it is encountering additional competitors. Many of Cadre's existing and potential competitors have substantially greater financial, marketing and technological resources than Cadre.

     The principal competitive factors that have affected the market for Cadre's products include responsiveness to customer needs, product function, product reliability, product ease of use, product openness, quality of customer training and support, vendor reputation, relationships with other vendors, and price. A variety of external and internal events and circumstances could adversely affect Cadre's competitive capacity in the future. Cadre's ability to be competitive will depend, to a great extent, on performance in product development and in sales and marketing. To be successful in the future, Cadre must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings and ensuring that the market is aware of the solutions Cadre offers.

PRODUCTS

     The following is a list of Cadre's products (several of the product lines listed have companion tools for more specific applications):

     ObjectTeam(R) is a collection of tools and services that support object-oriented software development. The tool suite supports the most popular approaches to OO application development including component-based application assembly and model driven application generation. The ObjectTeam family includes the following products:

     - ObjectTeam for OMT automates and manages software construction using the Object Modeling Technique (OMT). It provides a multi-user repository with version and configuration management, supports the Rumbaugh et al. Object Modeling Technique, and generates incremental code.

     - ObjectTeam Application Factory(TM) enables C++ developers to quickly develop, locate and interconnect components and class libraries together to incrementally create and maintain Windows C++ applications using standard language and interfaces.

     - ObjectTeam for Shlaer-Mellor automates the Shlaer-Mellor object-oriented analysis ("OOA") method. It includes support for simulation, Recursive Design, and all specified work products, diagrams, and notations.

     Teamwork(R) is a family of structured methods products, used by both C++ and Ada developers, which help software engineers improve software quality, streamline the software development process, and reduce development costs. Specific Teamwork(R) tools address aspects of development including requirements analysis, real-time systems development, dynamic verification, structured design, testcase generation, and document generation.

     VantageTeam(TM) is a family of structured method products that enable relational database developers to build and maintain enterprise client/server systems. Its integrated, model-driven environment offers developers a choice of either structured or object-oriented modeling approach. VantageTeam(TM) features extensive code-generation capabilities for popular 3GLs and 4GLs, and supports the leading relational database management systems, including CA-Ingres, Informix, Oracle and Sybase.

     Most Cadre products are available on industry-leading UNIX workstations; in addition, most object-oriented products are available on Microsoft Windows 95 and NT platforms.

RISKS OF INTERNATIONAL OPERATIONS

     Approximately 44.4%, 44.6% and 40.0% of the Cadre's revenues in 1995, 1994, and 1993, respectively, were attributable to international sales. Cadre commenced direct sales and marketing operations in France in 1989 and now also has direct sales and marketing operations in Germany and the United Kingdom. The future contribution of sales from the subsidiaries to Cadre's results depends on Cadre's success in maintaining cost-effective direct marketing operations through these wholly-owned subsidiaries. In the fourth quarter of 1995, Cadre restructured its German and United Kingdom subsidiaries to reduce expenses.

     Approximately 16.2%, 12.1%, and 10.5% of Cadre's revenues in 1995, 1994, and 1993, respectively, were attributable to sales made to independent international distributors. Cadre acquired Westmount in May 1995 and consolidated its European distributor management operations to Westmount's headquarters in The Netherlands from Switzerland. Asian distributors are managed through Cadre's United States sales organization in combination with its Australian subsidiary. Sales in countries in which Cadre continues to use independent distributors will remain subject to the distributors' financial condition and success, which cannot be controlled by Cadre.

     Risks inherent in Cadre's international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the requirement of complying with a wide variety of foreign laws. While Cadre has not experienced any material delays, expenditures or other adverse consequences in complying with foreign laws to date, it has been necessary for Cadre to take steps to protect its proprietary rights and license its products under local laws from country to country.

CUSTOMER SUPPORT

     Cadre offers a variety of support services for its products that include consulting, educational services, technical support services, and periodic product upgrades (maintenance). Consulting is offered at a customer's site for installation and integration assistance, and implementation and project management services. Classroom and on-site education is offered for both product training and methodologies training. Customer and technical support services include toll-free hotline support, problem reporting and tracking, and a 24-hour dial-in problem/answer database. Product maintenance is offered for each of Cadre's products. Cadre provides maintenance and support of its software products for an annual fee, payable in advance. Customers receive periodic updates of covered products providing upgrades and enhancements. Revenues from sales of maintenance support, referred to in Cadre's financial statements as "maintenance agreements" or "customer support services" are recognized ratably over the term of the agreements, generally one year.

     As of March 31, 1996, there were 22 full-time employees within the customer support service group. Cadre also contracts with outside parties to provide methodology training and consulting services to customers.

PRODUCT DEVELOPMENT

     All Cadre products are developed in Providence, Rhode Island and Delft, The Netherlands. Cadre's research and development organization designs, develops, tests, debugs and enhances Cadre's software products. During fiscal years 1995, 1994 and 1993 research and development expenses were $8,383,000, $9,357,000 and $8,966,000, respectively. There was no capitalization of internally developed software costs during these years. Cadre anticipates that it will continue to commit substantial resources to research and development in the future. As of March 31, 1996, Cadre had 53 employees engaged in product development.

     Cadre, from time to time, enters into product licensing agreements for the right to distribute, or incorporate within Cadre's products, other companies' products. Other companies' products, under the license agreements, may or may not be modified by Cadre before resale. Royalty payments are paid by Cadre for distribution rights.

PROPRIETARY RIGHTS

     Cadre relies on a combination of trade secret, copyright and trademark laws, license and non-disclosure agreements and technical measures to protect its rights in its software products and proprietary technology. Substantially all of Cadre's employees have signed non-disclosure agreements obligating them to maintain the confidentiality of Cadre's proprietary information.

     Cadre's products are generally licensed to end users pursuant to a license agreement that restricts the use of the products to the customer's internal purposes and provides for non-disclosure of confidential information. Cadre protects the source code version of its products as a trade secret and as an unpublished copyrighted work. Cadre has no registered copyrights. Cadre has agreed to make portions of its source code available to certain customers and OEMs under very limited circumstances, subject to confidentiality, use and other restrictions. Despite these precautions, it may be possible for third parties to copy aspects of Cadre's products or to obtain and use information that Cadre regards as proprietary without authorization. In addition, effective copyright and trade secret protection for software products may be unavailable in certain foreign countries.

     Cadre believes that patent, trade secret and copyright protection are less significant to Cadre's success than factors such as the knowledge, ability and experience of Cadre's personnel, new product development, frequent product enhancements, name recognition and ongoing reliable product maintenance. Cadre does not believe that its products or processes infringe on existing proprietary rights of others.

MARKETING AND SALES

     Cadre marketing is conducted from both Providence, RI and Delft, The Netherlands. As of March 31, 1996, there were 13 marketing employees, and 78 sales employees. Cadre products and services are distributed by Cadre's direct sales force in the United States and by direct and distributor sales channels internationally. As of March 31, 1996, there were 44 employees in the U.S. sales operations; they included sales representatives, sales engineers, tele-sales representatives, and sales support. There are 12 sales offices in the U.S. comprising a total leased space of approximately 17,000 square feet. International sales are conducted through both direct and distributor channels in Europe and through distributor channels rest of world. As of March 31, 1996, Cadre employed 34 persons in its international sales operations and currently has offices in the United Kingdom, Germany, France, The Netherlands, and Australia.

EMPLOYEES

     As of March 31, 1996, Cadre employed 204 persons worldwide, including 113 in marketing, sales and support services, 53 in engineering, 9 in manufacturing and 29 in management, administration and finance. Of these employees, 131 were located in the United States, 45 in Delft, The Netherlands and 28 in other countries. None of Cadre's employees is represented by a labor union or is the subject of a collective bargaining agreement. Cadre has never experienced a work stoppage and believes that its employee relations are good.

LITIGATION

     Cadre is not a party to any material litigation and is not aware of any pending or threatened litigation that would have a material adverse effect on Cadre or its business.

PROPERTY

     Cadre's principal administrative, marketing, and research and development facilities consist of approximately 73,000 square feet in Providence, Rhode Island and approximately 25,000 square feet in Delft, The Netherlands. Cadre occupies these premises under lease agreements expiring March 31, 1997 for the Providence, and February 28, 1999 for the Delft lease. The base rents are subject to annual adjustments. Cadre maintains offices in 12 locations in the United States and five locations in other countries. Cadre believes that its facilities are adequate for its current needs and that suitable additional space will be available as needed to accommodate expansion of Cadre's operations.

                        PRINCIPAL STOCKHOLDERS OF CADRE

     The following table sets forth certain information regarding the beneficial ownership of Cadre Common Stock as of April 30, 1996 by (i) each person known by Cadre to own beneficially more than 5% of the outstanding shares of Cadre Common
Stock, (ii) each director of Cadre, (iii) each of the executive officers of Cadre and (iv) all directors and officers of Cadre as a group.

                                                                         SHARES OF COMMON STOCK
                                                                         BENEFICIALLY OWNED(1)
                                                                        ------------------------
                  DIRECTORS, EXECUTIVE OFFICERS AND                                   PERCENTAGE
                      FIVE PERCENT STOCKHOLDERS                          NUMBER       OWNERSHIP
- ----------------------------------------------------------------------  ---------     ----------
David Best............................................................     49,666(2)        *
Jonathan A. Flint.....................................................    505,091(3)      3.5%
William H. D. Goddard.................................................    456,932(4)      3.2%
James P. Lally........................................................  1,070,859(5)      7.4%

- ---------------
  *  Less than 1% of the outstanding Common Stock.

 (1) Based on 14,359,139 shares of Common Stock outstanding as of April 30, 1996. Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares.

 (2) Consists of 49,666 shares subject to options granted under Cadre's 1988 Incentive and Non-Statutory Stock Option Plan (the "1988 Option Plan") which are exercisable at June 30, 1996 or within 60 days thereafter.

 (3) Includes 35,000 shares subject to options granted under Cadre's 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter. Includes 318,628 shares held by Alta III Limited Partnership, 8,003 shares held by Alta Jami Boston Limited Partnership, 432 shares held by Golden Coins N.V., 50,577 shares held by Gallion Partners II and 80,922 shares held by C.V. Sofinnova Partners Four. Burr, Egan, Deleage & Co. is a venture capital firm which directly or indirectly provides investment advisory services to five venture capital funds: Alta III Limited Partnership, Alta Jami Boston Limited Partnership, Gallion Partners II, C.V. Sofinnova Partners Four and Golden Coins N.V. The respective General Partners of these funds exercise sole voting and investment power with respect to the shares held by the funds. The principals of Burr, Egan, Deleage & Co. are General Partners of 1) Alta III Management Partners Limited Partnership (which is the General Partner of Alta III Limited Partnership) and 2) Alta Jami Boston Limited Partnership. As General Partners of these funds, they may be deemed to share voting and investment powers for the shares held by these funds. Burr, Egan, Deleage & Co. serves as an advisor to Gallion Partners II, C.V. Sofinnova Partners Four and Golden Coins N.V. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all of the shares held by the foregoing funds except to the extent of their pecuniary interests therein. Mr. Jonathan Flint, an employee of Burr, Egan, Deleage & Co. disclaims beneficial ownership of all shares owned by the funds affiliated with Burr, Egan, Deleage & Co.

 (4) Includes 4,000 shares held by Mr. Goddard as custodian for Charlotte Ives Goddard under the Rhode Island UTMA, as to which Mr. Goddard disclaims any beneficial ownership. Also includes 272,324 shares held by Bob & Co. and 29,000 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

 (5) Includes 760,220 shares held by Kleiner Perkins Caufield & Byers II and 275,639 shares held by Kleiner Perkins Caufield & Byers II -- Annex Fund. Mr. Lally is a general partner of both partnerships and shares voting and investment powers with the other general partners of the partnerships. Mr. Lally disclaims beneficial ownership of such shares except to the extent of his direct pecuniary interest therein. Also includes 35,000 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

                                                                         SHARES OF COMMON STOCK
                                                                           BENEFICIALLY OWNED
                                                                        ------------------------
                  DIRECTORS, EXECUTIVE OFFICERS AND                                   PERCENTAGE
                      FIVE PERCENT STOCKHOLDERS                          NUMBER       OWNERSHIP
- ----------------------------------------------------------------------  ---------     ----------
Lawrence L. Mayhew....................................................     33,000(6)        *
Lawrence Sutter.......................................................    615,500(7)      4.2%
H.H. van der Kwast....................................................    175,874(8)      1.2%
Mory Bahar............................................................     60,583(9)        *
Read T. Fleming.......................................................    274,605(10)     1.9%
Ronald H. Imbriale....................................................    196,000(11)     1.4%
Edson H. Whitehurst, Jr. .............................................    225,000(12)     1.5%
William F. Winslow....................................................     25,600(13)       *
David C. Dayton.......................................................    268,875(14)     1.8%
Donald A. Millers, II.................................................     97,582(15)       *

- ---------------
 (6) Consists of 33,000 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

 (7) Includes 287,500 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

 (8) Consists of Mr. van der Kwast's portion of shares currently held by Stichting Administratiekantoor Cadmount ("Cadmount") (see footnote number
     16) as follows: 36,800 shares issuable on conversion of the $1,600,000 promissory note and 30,422 shares issuable upon the exercise of the 600,000 share warrant (each convertible or exercisable at June 30, 1996 or within 60 days thereafter) and 108,652 shares of the 2,200,000 shares currently held by Cadmount. Mr. van der Kwast is the nominee of Cadmount to the Board of Directors of Cadre but is not an affiliate of Cadmount.

 (9) Consists of 60,583 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

(10) Includes an aggregate of 169,000 shares subject to options granted under the 1988 Option Plan and 1989 Non-Statutory Stock Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

(11) Includes 141,000 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

(12) Includes 165,000 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter and 60,000 shares held with Gayle Ann Whitehurst as joint tenants with right of survivorship.

(13) Consists of 25,600 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

(14) Consists of 268,875 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

(15) Consists of 97,582 shares subject to options granted under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

                                                                         SHARES OF COMMON STOCK
                                                                           BENEFICIALLY OWNED
                                                                        ------------------------
                  DIRECTORS, EXECUTIVE OFFICERS AND                                   PERCENTAGE
                      FIVE PERCENT STOCKHOLDERS                          NUMBER       OWNERSHIP
- ----------------------------------------------------------------------  ---------     ----------
Stichting Administratiekantoor Cadmount...............................  3,525,333(16)    22.5%
  Strawinskylaan 3073
  1077 2X Amsterdam
  Netherlands

Kleiner Perkins Caufield & Byers II...................................    760,220(17)     5.3%
  2750 Sand Hill Road
  Menlo Park, California 94025

Morgan Stanley Venture Partners.......................................    746,985(18)     5.2%
  3000 Sand Hill Road
  Building 4, Suite 250
  Menlo Park, California 94025

All executive officers and directors as a group (15 persons)..........  4,057,467(19)    25.8%

- ---------------
(16) Consists of 725,333 shares issuable upon the conversion of a $1,600,000 convertible promissory note (calculated for payments of principal and interest as of August 29, 1996), 600,000 shares issuable under a warrant exercisable at June 30, 1996 or within 60 days thereafter and 2,200,000 shares currently held by Cadmount.

(17) Does not include 275,639 shares held by Kleiner Perkins Caufield & Byers
     II -- Annex Fund or 35,000 shares subject to options granted to James Lally under the 1988 Option Plan which are exercisable at June 30, 1996 or within 60 days thereafter.

(18) Consists of 53,695 shares held by Meteor 1984 L.P., 52,740 shares held by Comet 1983 Co., 21,750 shares held by Nova 1985 Co. and 618,800 shares held by Morgan Stanley Venture Capital Fund L.P.

(19) Includes an aggregate of 1,396,806 shares subject to options granted under the 1988 Option Plan and 1989 Non-Statutory Stock Option Plan which are exercisable at June 30, 1996 or within 60 days thereof. Also includes 36,800 shares issuable upon the conversion of a promissory note and 30,422 shares issuable upon the exercise of a warrant, each convertible or exercisable at June 30, 1996 or within 60 days thereafter (see footnote 8).

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Upon consummation of the Merger, the stockholders of Cadre, a Delaware corporation, will become stockholders of Bachman, a Massachusetts corporation. The Delaware GCL and the Massachusetts General Laws, including the Massachusetts Business Corporation Law (the "Massachusetts BCL"), differ in many aspects, and these differences will result in several changes in the rights of Cadre stockholders. While it is not practical to summarize all of the differences between the Delaware GCL and the Massachusetts BCL, the following description summarizes material differences that may affect the rights of Cadre stockholders.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     Under Delaware GCL Section 228, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without such a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken is signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present. Cadre's Restated Certificate of Incorporation (the "Cadre Charter") does not prohibit stockholder action by written consent.

     Under Section 43 of the Massachusetts BCL and the Bachman By-Laws, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if all stockholders entitled to vote consent to the action in writing.

CLASS VOTES OF STOCKHOLDERS

     Neither the Delaware GCL nor the Massachusetts BCL requires separate class votes of all voting classes in order to approve charter amendments, mergers and sales of substantially all assets. Section 242 of the Delaware GCL and Section 71 of the Massachusetts BCL, however, provide that all classes of stock, even a nonvoting class of stock, vote on charter amendments that adversely affect the rights of holders of shares of such class. In addition, Section 78 of the Massachusetts BCL provides that all classes of stock, even a nonvoting class of stock, vote on a merger agreement that would adversely affect the rights of holders of shares of such class.

STOCKHOLDER VOTING

     The Delaware GCL generally requires a majority vote of the shares of stock of each constituent corporation outstanding and entitled to vote in order to effectuate a merger between two Delaware corporations (Section 251) or between a Delaware corporation and a corporation organized under the laws of another state (a "foreign" corporation) (Section 252). The Cadre Charter provides, however, that a merger or consolidation of Cadre with or into any other corporation or corporations must be approved by the holders of at least 66 2/3% of the total number of shares of capital stock issued and outstanding.

     Section 78 of the Massachusetts BCL provides that a merger between two or more Massachusetts corporations must be approved by two-thirds of the shares of each class of stock of each constituent corporation outstanding and entitled to vote thereon or by such lesser proportion (but not less than a majority) thereof as a corporation's articles of organization may provide. Where the merger is between one or more Massachusetts corporations and one or more foreign corporations and the surviving corporation is to be a foreign corporation, the foregoing vote is required for the domestic corporation under Section 79 of the Massachusetts BCL, but the foreign corporation is required only to comply with the applicable provisions of its jurisdiction of incorporation. The Bachman Articles do not alter the requirement that a merger of Bachman with or into another corporation be approved by two-thirds of all outstanding shares entitled to vote.

CERTAIN BUSINESS COMBINATIONS

     Section 203 of the Delaware GCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the time that the stockholder became an interested stockholder unless (1) prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (2) upon consummation of the transaction pursuant to which the person became an interested stockholder, such stockholder owned 85% or more of the outstanding voting stock at the time the transaction commenced (excluding shares owned by directors and officers and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer) or (3) on or subsequent to the time of the transaction, the business combination is approved by the corporation's board of directors and by a vote at a meeting (and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, is quoted on an interdealer quotation system such as Nasdaq or is held of record by more than 2,000 stockholders. Cadre is not in any of these categories and, therefore,
Section 203 currently does not apply to it. A Delaware corporation may elect in its original certificate of incorporation, or by amending its certificate of incorporation or bylaws, that it will not be governed by Section 203. Any such amendment must be approved by the stockholders and may not be further amended by the board of directors. Cadre has not elected not to be governed by Section 203.

     Bachman is subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation with sufficient ties to Massachusetts from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owns 90% of the corporation's outstanding voting stock upon consummation of the transaction which made him an interested stockholder (excluding shares held by certain affiliates of the corporation and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the corporation's voting stock. A "business combination" includes merger, stock and asset sales and other transactions resulting in a financial benefit to the stockholder. Bachman has not elected, and does not intend to elect, not to be governed by Chapter 110F. Bachman, however, may at any time amend the Bachman Articles to elect not to be governed by Chapter 110F by a vote of the holders of a majority of its voting stock, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder on or prior to the date of the amendment.

DIVIDEND

     Section 170 of the Delaware GCL allows a Delaware corporation to pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     Section 61 of the Massachusetts BCL permits a Massachusetts corporation to pay dividends as long as the corporation is not insolvent or thereby rendered insolvent.

APPRAISAL RIGHTS

     Section 262 of the Delaware GCL provides for appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. In addition, no appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under Delaware GCL
Section 251(f) or (g). There are also no appraisal rights, unless otherwise provided for in a corporation's certificate of incorporation, for shares of stock listed on a national securities exchange or held by more than 2,000 holders of record, unless such stockholders would be required to accept anything other than shares of stock of the surviving corporation, shares of another corporation so listed or held by such number of holders of record, cash in lieu of fractional shares of such stock, or any combination thereof. The Cadre Charter does not provide for such additional appraisal rights. For more information concerning dissenters' right under the Delaware GCL, see "Other Matters Related to the Merger -- Appraisal Rights of Dissenting Stockholders."

     Pursuant to Section 76 of the Massachusetts BCL, a stockholder of a Massachusetts corporation, who complies with the statutory procedures, is entitled to demand payment for his or her stock in the event that the corporation has voted to sell, lease or exchange all or substantially all of its property and assets or has adopted any amendment of its articles of organization that adversely affects the rights of such stockholder.

REDEEMABLE SHARES

     Section 151 of the Delaware GCL permits both common and preferred stock to be redeemable at the option of the corporation, at the option of the stockholder or upon the happening of a specified event, subject to certain limitations.

     The Massachusetts BCL does not expressly authorize the creation of redemption rights. Redemption rights are generally regarded, however, as being encompassed by Section 13(a)(5) of the Massachusetts BCL, which permits a corporation's articles of incorporation to grant "special rights or privileges" to holders of a class or series of stock. It is less certain, however, whether redemption rights may be granted with respect to common stock, in addition to preferred stock. The equivalent of redemption rights, however, may be created by contract.

AMENDMENT OF BY-LAWS

     Section 109 of the Delaware GCL provides that the stockholders entitled to vote have the power to adopt, amend or repeal by-laws and that a corporation may, in its certificate of incorporation, confer such powers on the board of directors. In accordance with the Cadre Charter, the Cadre By-Laws may be altered, amended or repealed by a vote of a majority of the directors in office, subject to the power of the stockholders to alter or repeal by-laws made by the Cadre Board.

     Section 17 of the Massachusetts BCL provides that the stockholders have the power to make, amend or repeal by-laws and, if provided in the articles of organization of the corporation, the directors may also make, amend or repeal bylaws, except with respect to any provision of the by-laws which by law, the articles of organization or such by-laws requires action by the stockholder. Any by-law adopted by the directors of the corporation may be amended or repealed by the stockholders. In the event the directors make, amend or repeal any by-law, notice of such action stating the substance of the change to the by-laws must be given to all stockholders entitled to vote on by-law amendments not later than the time of the giving of notice of the meeting of stockholders next following the action by the directors. In accordance with the Bachman Charter, the Bachman By-Laws may be amended or repealed by a vote of a majority of the directors in office, subject to the power of the stockholders to alter or repeal by-laws made by the Bachman Board. The Bachman By-Laws provide that certain provisions of the Bachman By-Laws cannot be amended by the stockholders without the vote of at least eighty percent of the capital stock issued, outstanding and entitled to vote.

     Massachusetts has adopted a "control share" statute (Chapter 110D of the Massachusetts General Laws) under which a person who acquires voting stock of a Massachusetts corporation which results in such person's voting power exceeding certain specified amounts (20%, 33 1/3% and 50%, respectively) would lose the right to vote such stock unless the stockholders of the corporation so authorize. Any person making such a control share acquisition may file a statement with the corporation demanding that such corporation call a stockholders' meeting to vote on whether to reinstate that person's voting rights. Stockholders who vote not to reinstate such voting rights may demand certain appraisal rights in the event such voting rights are reinstated. In the absence of an affirmative election to opt out by amending its articles of organization or by-laws, the control share statute applies to a Massachusetts corporation which has (i) 200 stockholders of record, (ii) its principal executive office or substantial assets within Massachusetts and (iii) either more than 10% of its stockholders of record residing in Massachusetts or more than 10% of its issued and outstanding shares held by Massachusetts residents. Bachman has opted out of the control share statute. Delaware does not have a control share statute.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 102 of the Delaware GCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the Delaware GCL does not, however, permit a corporation to limit or eliminate the personal liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) intentional or negligent payment of unlawful dividends or stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. The Cadre Charter provides for limitations on directors' liability as permitted by this statute.

     Section 145 of the Delaware GCL provides that a corporation may indemnify any of its officers and directors party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation by, among other things, a majority vote consisting of directors who were not parties to such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. The Cadre Charter and the Cadre By-Laws provide for indemnification of officers and directors of Cadre as permitted by this statute.

     Section 67 of the Massachusetts BCL provides that indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, may be provided by it to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. The Bachman Articles include a provision eliminating the personal liability of Bachman' directors for monetary damages resulting from breaches of their fiduciary duty. This provision, however, does not eliminate or limit any director's liability (i) for any breach of the director's duty of loyalty to Bachman or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 and 62 of the Massachusetts BCL, or any amendatory or successor provisions thereto or (iv) with respect to any transaction from which the director derived an improper personal benefit.

     In addition, the Bachman By-Laws provide that Bachman will indemnify its directors or officers (including persons who serve at its request as directors, officers or trustees of any organization in which Bachman has an interest as a stockholder, creditor or otherwise), to the fullest extent permitted by Massachusetts law, against liabilities and expenses arising out of legal proceedings brought or threatened against them by reason of their status as directors or officers. Under this provision each director and officer is entitled to indemnification even if not successful on the merits, if such director or officer acted in good faith in the reasonable belief that his or her action was in the best interest of Bachman.

CLASSIFIED BOARD OF DIRECTORS

     Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The Cadre Charter does not provide for a Board of Directors which is divided into classes.

     Section 50A of the Massachusetts General Corporation Laws generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage.

     The Bachman Board is divided into three classes with staggered terms. The classification of directors makes it more difficult for stockholders to change the composition of the Bachman Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally are required to effect a change in a majority of the Bachman Board. This delay provides the Bachman Board with additional time to evaluate proposed takeover efforts and other extraordinary corporate transactions, to consider appropriate alternatives to such proposals and to act in what it believes to be the best interests of the stockholders. The classified board provision may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Bachman. The foregoing provisions of the Bachman Articles and Bachman By-Laws may be amended only by a vote of the holders of at least eighty percent of Bachman's voting stock or, in the case of the Bachman By-Laws, by the Bachman Board.

REMOVAL OF DIRECTORS

     Under Section 141 of the Delaware GCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation having a classified board, stockholders may effect such removal only for cause, and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. Cadre does not have a classified board or cumulative voting.

     Under Section 51 of the Massachusetts BCL, unless the articles of organization or by-laws provide otherwise, (a) directors and officers elected by stockholders may be removed from their respective offices with or without cause by the vote of the holders of a majority of the shares entitled to vote in the election of directors or such officers, as the case may be, provided that the directors of a class elected by a particular class of stockholders and officers elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of the particular class of stockholders entitled to vote for the election of such directors or officers, as the case may be; (b) officers elected or appointed by the directors may be removed from their respective offices with or without cause by vote of a majority of the directors then in office; and (c) any director, and any officer elected by the stockholders, may be removed from office for cause by vote of a majority of the directors then in office. A director or officer may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove such director or officer. Under Bachman's By-Laws, however, directors may be removed only by a vote of at least eighty percent of Bachman's voting stock, provided that directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of two-thirds of the shares of such class.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Section 223 of the Delaware GCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office, even if the number of directors then in office is less than a quorum, or by a sole remaining director unless (i) otherwise provided in a corporation's certificate of incorporation or by-laws or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. In addition, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least ten percent of the shares outstanding at the time and entitled to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by the Delaware GCL. Unless otherwise provided in the certificate of incorporation or by-laws, when one or more directors resign from the board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy.

     The Cadre By-Laws provide that vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by a vote of the stockholders at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     Section 52 of the Massachusetts BCL provides that, unless otherwise provided in a corporation's articles of organization, any vacancy in the board of directors (including a vacancy resulting from the enlargement of the board) may be filled in the manner prescribed in the by-laws or in the absence of such a by-law, by the directors. The Bachman By-Laws provide that any such vacancy may be filled by the vote of the holders of not less than eighty percent of the capital stock issued and outstanding and entitled to vote or, in the absence of such stockholder action, by the directors then in office.

SPECIAL MEETINGS

     Under Section 211 of the Delaware GCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. Under the Cadre By-Laws, a special meeting of stockholders may be called by the President and shall be called by the President or Secretary at the written request of a majority of the Cadre Board, or at the written request of the holders of at least ten percent of all capital stock of the corporation issued and outstanding and entitled to vote at such meeting.

     Under Section 34 of the Massachusetts BCL, special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act may be called by the president or by the directors and, unless otherwise provided in the articles of organization or by-laws, shall be called by the clerk, or in case of the death, absence, incapacity or refusal of the clerk, by any other officer, upon written application of one or more stockholders who hold at least forty percent in interest of the capital stock entitled to vote thereat. In case none of the officers is able and willing to call a special meeting, the supreme judicial or superior court, upon application of one or more stockholders who hold at least forty percent in interest, or such other percentage as shall be specified in the corporation's articles of organization or by-laws, of the capital stock entitled to vote thereat, shall have jurisdiction in equity to authorize one or more of such stockholders to call a meeting by giving such notice as is required by law. The Bachman By-Laws set forth an advance notice procedure regarding the nomination, other than by or at the direction of the Bachman Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure") and regarding certain matters to be brought before an annual meeting of stockholders of Bachman (the "Business Procedure").

     The Nomination Procedure provides that the notice of proposed stockholder nominations for the election of directors (including certain information about the nominee and the nominating stockholder) must be given in writing to the Clerk of Bachman not less than 60 days, nor more than 120 days, prior to the date of the scheduled annual meeting. The Business Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by the Bachman Board or by a stockholder who has given notice (including certain information about the proposed business and the proposing stockholder) to the Clerk of Bachman not less than 60 days, nor more than 120 days, prior to the meeting. If less than seventy days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the Nomination Procedure provides that the required notice by the stockholder, to be timely, must be made within ten days following such public disclosure or mailing of such notice, whichever is earlier.

     The purpose of the Nomination Procedure is to afford the Bachman Board a meaningful opportunity to consider the qualifications of the proposed nominees and to inform stockholders about such qualifications. The purpose of the Business Procedure is to provide the Bachman Board with a meaningful opportunity to inform stockholders of any action proposed to be taken at such meeting and the Bachman Board's position as to the advisability of taking such action. These procedures may have the effect of precluding a nomination for the election of directors or precluding the taking of proposed actions at a particular meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Bachman.

     The Nomination Procedure and the Business Procedure may be amended only by a vote of holders of at least eighty percent of Bachman's voting stock or by the Bachman Board.

INSPECTION RIGHTS

     Section 220 of the Delaware GCL provides that any stockholder, upon written demand stating the purpose of the inspection, shall have the right to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records.

     Section 32 of the Massachusetts BCL provides that a stockholder may inspect a corporation's articles of organization, its by-laws, records of its meetings of incorporators and stockholders, a list of its stockholders, and its other stock and transfer records, provided that the actual purpose of the stockholder for the inspection is in the interest of the stockholder as such, relative to the affairs of the corporation.

ELECTION

     The Bachman By-Laws provide that Bachman's Board of Directors will consist of not less than three nor more than eighteen directors and that the number of directors will be determined from time to time by the stockholders and may be enlarged or reduced at any time by vote of a majority of the directors then in office.

     The number of directors constituting the full Bachman Board is fixed at seven. The Bachman Board is divided into three classes, each containing, insofar as possible, an equal number of directors. Directors are elected to serve for three-year terms, and until their respective successors are duly elected and qualified, with the term of one of the three classes expiring each year at Bachman's annual meeting or special meeting in lieu thereof.

     The Cadre By-Laws provide that Cadre's Board of Directors will consist of not less than one nor more than nine directors, that the stockholders at the annual meeting will determine the number of directors and that the number of directors may be increased or decreased at any time by the stockholders or the directors by a vote of a majority of directors then in office except that any such decrease by vote of the directors shall only be made to eliminate vacancies existing by reason of the death, resignation or removal of one or more directors. Each director holds office until the next annual meeting, and until such director's successor is elected and qualified.

                        THE BACHMAN NAME CHANGE PROPOSAL

     Changing Bachman's name to Cayenne Software, Inc. will reflect the new synergy of the resources of Bachman and Cadre joined in the mission to focus on delivery of a suite of practical solutions to the designated development needs of software teams. The Bachman Board unanimously recommends that holders of Bachman stock vote FOR the Bachman Name Change Proposal.

                  THE AUTHORIZED BACHMAN COMMON STOCK PROPOSAL

     The Authorized Bachman Common Stock Proposal will allow Bachman to acquire or invest in complementary businesses or technologies and have additional shares available for employee stock option, purchase and other benefit plans, and for other corporate purposes by the Board of Directors of Bachman. Bachman, however, has no agreement or understanding regarding any acquisition or investment.

     Bachman has issued shares in connection with acquisitions several times in the recent past, and the Board of Directors of Bachman may entertain proposals for additional acquisitions in the future. It is in the nature of acquisition discussions that they may arise and may be terminated on short notice, and the terms proposed may change rapidly. Accordingly, as a matter of policy, Bachman does not announce or discuss publicly either the existence or the status of negotiations relating to possible acquisitions in the absence of an agreement in principle as to all essential terms. No information can be given as to the nature or terms of any possible future transaction.

     If the Proposal is approved, Bachman will be authorized to issue up to a total of 52.4 million shares of Bachman Common Stock, of which fewer than approximately 18 million will be outstanding immediately following the closing of the Merger. Issuance of a significant number of additional shares of Bachman Common Stock in connection with future acquisitions would cause the holders of Bachman Common Stock to suffer an immediate and substantial dilution in the net tangible book value per share of the Bachman Common Stock. From 1993 through 1995, Bachman issued 650,000 shares of Bachman Common Stock and Cadre issued 2.2 million shares of Cadre Common Stock in connection with acquisitions. The availability of a large amount of shares that may be issued by action of the Board of Directors could also have the effect of discouraging a possible takeover of Bachman. See "Risk Factors -- Anti-Takeover Effect of Certain Provisions of Charter and By-Laws, Massachusetts Law and Employment Agreements."

     The Bachman Board unanimously recommends that Bachman Stockholders vote FOR the Authorized Bachman Common Stock Proposal.

                        THE BACHMAN ADJOURNMENT PROPOSAL

     It is Bachman's expectation that, at the Bachman Special Meeting, votes will be taken and the polls closed on all proposals submitted to the holders of Bachman Common Stock, including approval of the Merger/Stock Issuance Proposal, the Bachman Name Change Proposal, the Authorized Bachman Common Stock Proposal and the Bachman Adjournment Proposal. It is likely that the Bachman Special Meeting will then be adjourned to allow the votes to be counted. It is possible, however, that Bachman's management may propose one or more adjournments of the Bachman Special Meeting, without closing the polls on any of the proposals submitted to holders of Bachman stock, in order to permit further solicitation of proxies with respect to any such proposals or for other reasons.

     Any such adjournment would require the affirmative vote of the holders of a majority of the shares of Bachman Common Stock present in person or represented by proxy at the Bachman Special Meeting. See "The Bachman Special
Meeting -- Voting and Proxy Information."

     The Bachman Board unanimously recommends that stockholders vote FOR any such adjournments proposed by management. If proxies for any class of shares are returned properly signed but otherwise unmarked, the shares represented by such proxies will be voted at the Bachman Special Meeting for any such adjournment that management might propose but will not be considered a direction to vote for any adjournment proposed by others. If any adjournment is properly presented at the Bachman Special Meeting for action by any person or persons other than management, the persons named as proxies, acting in such capacity, will have discretion to vote on such matters in accordance with their best judgment.

                         THE CADRE ADJOURNMENT PROPOSAL

     It is Cadre's expectation that, at the Cadre Special Meeting, votes will be taken and the polls closed on all proposals submitted to the holders of Cadre Common Stock, including approval of the Merger Proposal and the Cadre Adjournment Proposal. It is likely that the Cadre Special Meeting will then be adjourned to allow the inspectors of election to count and report on the votes cast. It is possible, however, that Cadre's management may propose one or more adjournments of the Cadre Special Meeting, without closing the polls on any of the proposals submitted to holders of Cadre Common Stock, in order to permit further solicitation of proxies with respect to any such proposals or for other reasons.

     Any such adjournment would require the affirmative vote of the holders of a majority of the shares of Cadre Common Stock present in person or represented by proxy at the Special Meeting. See "The Cadre Special Meeting -- Voting and Proxy Information."

     The Cadre Board recommends that holders of Cadre Common Stock vote FOR any such adjournments proposed by management. If proxies for any class of shares are returned properly signed but otherwise unmarked, the shares represented by such proxies will be voted at the Cadre Special Meeting for any such adjournment that management might propose but will not be considered a direction to vote for any adjournment proposed by others. If any adjournment is properly presented at the Cadre Special Meeting for action by any person or persons other than management, the persons named as proxies, acting in such capacity, will have discretion to vote on such matters in accordance with their best judgment.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, neither the management of Bachman nor the management of Cadre knows of any matters to be presented for consideration at the Bachman Special Meeting or the Cadre Special Meeting, other than those described above. If any other matters properly come before the Special Meetings, the persons named in the accompanying proxy intend to vote their proxies to the extent entitled in accordance with their best judgment.

                                 LEGAL MATTERS

     The legality of the Bachman Common Stock to be issued in connection with the Merger and certain federal tax matters related to the Merger are being passed upon for Bachman by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Certain federal tax consequences of the Merger will be passed upon for Cadre stockholders by Testa, Hurwitz & Thibeault LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets as of June 30, 1995 and 1994 and the consolidated statements of operations, stockholders' equity, cash flows, and the related financial statement schedule for each of the three years in the period ended June 30, 1995 of Bachman incorporated by reference in this Prospectus/Joint Proxy Statement, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cadre as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus/Joint Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty regarding the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            CADRE TECHNOLOGIES INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets, December 31, 1995 and 1994 and March 31, 1996
  (unaudited).........................................................................  F-3
Consolidated Statements of Operations, Years Ended December 31, 1995, 1994 and 1993
  and Three Months Ended March 31, 1996 and 1995 (unaudited)..........................  F-4
Consolidated Statement of Stockholders' (Deficiency) Equity, Years Ended December 31,
  1995, 1994 and 1993 and Three Months Ended March 31, 1995 (unaudited)...............  F-5
Consolidated Statements of Cash Flows, Years Ended December 31, 1995, 1994 and 1993
  and Three Months Ended March 31, 1996 and 1995 (unaudited)..........................  F-6
Notes to Consolidated Financial Statements............................................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of Cadre Technologies Inc.:

     We have audited the accompanying consolidated balance sheets of Cadre Technologies Inc. and its subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' (deficiency) equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cadre Technologies Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations, cash used in operating activities, deficiency in working capital and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are outlined in
Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

February 2, 1996
Boston, MA

                            CADRE TECHNOLOGIES INC.

                          CONSOLIDATED BALANCE SHEETS
                 DECEMBER 31, 1995 AND 1994 AND MARCH 31, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE VALUE)



                                                                                           DECEMBER 31,
                                                                       MARCH 31,      ---------------------
                                                                         1996           1995         1994
                                                                      -----------     --------     --------
                                                                      (UNAUDITED)
                                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................    $  3,920      $  2,965     $  7,879
  Accounts receivable (net of allowance for doubtful accounts: 1996,
     $198; 1995, $224; 1994, $252)..................................       6,855         7,092        7,818
  Inventories.......................................................          16            39           68
  Prepaid expenses..................................................         792           963        1,134
                                                                        --------      --------     --------
          Total current assets......................................      11,583        11,059       16,899
                                                                        --------      --------     --------
PROPERTY:
  Leasehold improvements............................................         387           389          351
  Equipment.........................................................      13,709        13,768       12,281
  Office furniture and fixtures.....................................       2,307         2,322        2,046
                                                                        --------      --------     --------
          Total.....................................................      16,403        16,479       14,678
  Less accumulated depreciation and amortization....................     (14,770)      (14,450)     (11,954)
                                                                        --------      --------     --------
          Property -- net...........................................       1,633         2,029        2,724
                                                                        --------      --------     --------
OTHER ASSETS:
  Software development costs -- net.................................         653           693          525
  Other.............................................................         400           394          251
                                                                        --------      --------     --------
          Total other assets........................................       1,053         1,087          776
                                                                        --------      --------     --------
TOTAL...............................................................    $ 14,269      $ 14,175     $ 20,399
                                                                        ========      ========     ========
                             LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
CURRENT LIABILITIES:
  Factor borrowing..................................................    $  4,442            --           --
  Bank borrowing....................................................          --      $  3,000     $  2,400
  Current portion of long-term debt.................................         443           456           --
  Accounts payable..................................................       2,171         1,951        2,398
  Accrued payroll and benefits......................................       2,485         3,156        2,102
  Deferred income...................................................       9,454         8,523        7,577
  Other liabilities.................................................         964           999        1,094
                                                                        --------      --------     --------
          Total current liabilities.................................      19,959        18,085       15,571
                                                                        --------      --------     --------
OTHER DEFERRED LIABILITIES..........................................         397           406           --
                                                                        --------      --------     --------
LONG-TERM DEBT......................................................         387           477           --
                                                                        --------      --------     --------
LONG-TERM SHAREHOLDER LOAN..........................................       1,600         1,600           --
                                                                        --------      --------     --------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' (DEFICIENCY) EQUITY:
  Common stock -- $.01 par value, 25,000 shares authorized; issued and outstanding: 1996, 14,349 shares; 1995, 14,294 shares;
     1994,
     12,027 shares..................................................         145           143          120
  Additional paid-in capital........................................      31,267        31,220       27,827
  Cumulative translation adjustment.................................        (140)         (193)        (186)
  Accumulated deficit...............................................     (39,346)      (37,563)     (22,933)
                                                                        --------      --------     --------
          Total stockholders' equity (deficiency)...................      (8,074)       (6,393)       4,828
                                                                        --------      --------     --------
TOTAL...............................................................    $ 14,269      $ 14,175     $ 20,399
                                                                        ========      ========     ========

                See notes to consolidated financial statements.

                            CADRE TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                 AND THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE VALUE)

                                             THREE MONTHS
                                            ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                          -------------------     --------------------------------
                                           1996        1995         1995        1994        1993
                                          -------     -------     --------     -------     -------
                                              (UNAUDITED)
REVENUES:
  Software license......................  $ 3,004     $ 4,743     $ 18,585     $20,364     $21,523
  Maintenance...........................    3,788       3,740       16,906      15,575      15,192
  Consulting and education services.....    1,012       1,072        3,976       4,637       4,761
  Other.................................       --          --           --          --         798
                                          -------     -------     --------     -------     -------
          Total revenues................    7,804       9,555       39,467      40,576      42,274
                                          -------     -------     --------     -------     -------
COSTS AND EXPENSES:
  Cost of revenues:
     Cost of software licenses..........      640       1,291        4,055       3,667       2,444
     Cost of consulting and educational
       services and maintenance.........    1,188       1,478        6,143       5,504       6,312
  Research and development..............    1,579       2,099        8,383       9,357       8,966
  Purchased in-process research and
     development........................       --          --        7,300          --          --
  Marketing and selling.................    4,479       5,311       20,649      21,068      22,692
  General and administrative............    1,206         729        3,809       2,794       3,813
  Restructuring charges.................        0           0        3,483          --       3,428
                                          -------     -------     --------     -------     -------
          Total costs and expenses......    9,092      10,908       53,822      42,390      47,655
                                          -------     -------     --------     -------     -------
LOSS FROM OPERATIONS....................   (1,288)     (1,353)     (14,355)     (1,814)     (5,381)
                                          -------     -------     --------     -------     -------
OTHER INCOME (EXPENSE):
  Interest income.......................       35          89          259         350         383
  Interest expense......................     (410)        (70)        (517)       (227)       (256)
  Other -- net..........................     (120)         89           34          80         (91)
                                          -------     -------     --------     -------     -------
          Total other income
            (expense) -- net............     (495)        108         (224)        203          36
                                          -------     -------     --------     -------     -------
LOSS BEFORE PROVISION (BENEFIT) FOR
  INCOME TAXES..........................   (1,783)     (1,245)     (14,579)     (1,611)     (5,345)
PROVISION (BENEFIT) FOR INCOME TAXES....        0          10           51          50         (41)
                                          -------     -------     --------     -------     -------
NET LOSS................................  $(1,783)    $(1,255)    $(14,630)    $(1,661)    $(5,304)
                                          =======     =======     ========     =======     =======
NET LOSS PER COMMON SHARE...............  $ (0.12)    $ (0.10)    $  (1.08)    $ (0.14)    $ (0.46)
                                          =======     =======     ========     =======     =======
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING...........................   14,308      12,004       13,501      11,789      11,460
                                          =======     =======     ========     =======     =======

                See notes to consolidated financial statements.

                            CADRE TECHNOLOGIES INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY
               YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993 AND
                       THREE MONTHS ENDED MARCH 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                COMMON STOCK                         ADDITIONAL     CUMULATIVE
                              -----------------       DEFERRED        PAID-IN       TRANSLATION     ACCUMULATED
                              SHARES     AMOUNT     COMPENSATION      CAPITAL       ADJUSTMENTS       DEFICIT      TOTAL
                              ------     ------     ------------     ----------     -----------     -----------   --------
BALANCE, JANUARY 1, 1993....  11,439      $114          $(70)          $27,944         $(210)         $(15,968)   $ 11,810
  Stock options exercised...    502          5            --               465            --                --         470
  Repurchases of
    stock/warrants..........   (261 )       (2)           --              (653)           --                --        (655)
  Net loss..................     --         --            --                --            --            (5,304)     (5,304)
  Translation adjustment....     --         --            --                --            (2)               --          (2)
  Amortization of deferred
    compensation............     --         --            70                --            --                --          70
                              ------      ----          ----           -------         -----          --------    --------
BALANCE, DECEMBER 31,
  1993......................  11,680       117            --            27,756          (212)          (21,272)      6,389
  Stock options exercised...    127          1            --                73            --                --          74
  Cashless exercise of stock
    options.................    220          2            --                (2)           --                --          --
  Net loss..................     --         --            --                --            --            (1,661)     (1,661)
  Translation adjustment....     --         --            --                --            26                --          26
                              ------      ----          ----           -------         -----          --------    --------
BALANCE, DECEMBER 31,
  1994......................  12,027       120            --            27,827          (186)          (22,933)      4,828
  Issuance of warrants......     --         --            --                29            --                --          29
  Stock options exercised...     80          1            --                48            --                --          49
  Repurchases of
    stock/warrants..........    (26 )       --            --               (42)           --                --         (42)
  Cashless exercise of stock
    options.................     13         --            --                --            --                --          --
  Purchase of Westmount
    Technologies............  2,200         22            --             3,358            --                --       3,380
  Net loss..................     --         --            --                --            --           (14,630)    (14,630)
  Translation adjustment....     --         --            --                --            (7)               --          (7)
                              ------      ----          ----           -------         -----          --------    --------
BALANCE, DECEMBER 31,
  1995......................  14,294      $143          $ --           $31,220         $(193)         $(37,563)   $ (6,393)
                              ======      ====          ====           =======         =====          ========    ========
  Unaudited:
    Stock options
      exercised.............     55          2                              47                                          49
    Net loss................                                                                            (1,783)     (1,783)
    Translation
      adjustment............                                                              53                            53
                              ------      ----          ----           -------         -----          --------    --------
BALANCE, MARCH 31,
  1996 (unaudited)..........  14,349      $145          $ --           $31,267         $(140)         $(39,346)   $ (8,074)
                              ======      ====          ====           =======         =====          ========    ========

                See notes to consolidated financial statements.

                            CADRE TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                 AND THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                             THREE MONTHS
                                            ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                          -------------------     --------------------------------
                                           1996        1995         1995        1994        1993
                                          -------     -------     --------     -------     -------
                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................  $(1,783)    $(1,245)    $(14,630)    $(1,661)    $(5,304)
  Adjustments to reconcile net loss to
     net cash (used in) provided by
     operating activities:
     Depreciation and amortization......      419         453        1,890       2,172       2,609
     Deferred income and other
       liabilities......................      922       1,248          (91)       (457)       (355)
     Charge for purchased technology....       --          --        7,300          --          --
     Loss on disposal of property.......       --          --           --          14           9
     Reduction of carrying value of
       capitalized software.............       --          --          945       1,150          --
     Restructuring charges..............     (623)       (173)         996      (3,057)      3,320
  Changes in:
     Accounts receivable................      237        (508)         993          78         787
     Inventories........................       23          15           29          30         112
     Prepaid expenses...................      171        (350)         474        (581)        164
     Accounts payable...................     (207)       (244)      (1,351)        511        (999)
     Accrued payroll and benefits.......      713        (506)        (509)       (217)       (507)
     Other liabilities..................     (369)         96       (1,597)        266         173
                                          -------     -------     --------     -------     -------
       Net cash (used in) provided by
          operating activities..........     (497)     (1,214)      (5,551)     (1,752)          9
                                          -------     -------     --------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property.................      (43)       (328)        (814)     (1,649)     (1,464)
  Proceeds from sale of property........       50          --           --          --           6
  Software development costs............       --        (250)        (420)     (1,025)       (500)
  Purchase of Westmount, net of cash....       --          --         (508)         --          --
  Other -- net..........................        6        (115)        (114)       (160)         40
                                          -------     -------     --------     -------     -------
       Net cash provided by (used in)
          investing activities..........       13        (693)      (1,856)     (2,834)     (1,918)
                                          -------     -------     --------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of stock options and
     warrants...........................       49          33           49          74         657
  Repurchase of stock/warrants..........       --                      (42)         --        (655)
  Current and long-term financing:
     Borrowings.........................   10,695          --        3,200          --          19
     Repayments.........................   (9,361)         --         (720)         --          --
                                          -------     -------     --------     -------     -------
       Net cash provided by financing
          activities....................    1,383          33        2,487          74          21
                                          -------     -------     --------     -------     -------
                                                                                       (Continued)

                            CADRE TECHNOLOGIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
         AND THREE MONTHS ENDED MARCH 31, 1996 AND 1995 -- (CONTINUED)
                             (AMOUNTS IN THOUSANDS)

                                             THREE MONTHS
                                            ENDED MARCH 31,           YEAR ENDED DECEMBER 31,
                                           1996        1995         1995        1994        1993
                                          -------     -------     --------     -------     -------
                                              (UNAUDITED)
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH..................................       56         (31)           6          26          29
                                          -------     -------     --------     -------     -------
DECREASE IN CASH AND CASH EQUIVALENTS...      955      (1,905)      (4,914)     (4,486)     (1,859)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD................................    2,965       7,879        7,879      12,365      14,224
                                          -------     -------     --------     -------     -------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD................................  $ 3,920     $ 5,974     $  2,965     $ 7,879     $12,365
                                          =======     =======     ========     =======     =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for interest................  $   296     $    51     $    363     $   140     $   180
                                          =======     =======     ========     =======     =======
  Cash paid for income taxes............  $     4     $    20     $    111     $    99     $   126
                                          =======     =======     ========     =======     =======
NONCASH ACTIVITIES --
  Disposal of property included in
     restructuring accrual..............  $    --     $    --     $     --     $   222     $    --
                                          =======     =======     ========     =======     =======
  Warrants issued in connection with
     sale-leaseback.....................  $    --     $    --     $     29     $    --     $    --
                                          =======     =======     ========     =======     =======

                                                                     (Concluded)

     In 1995, the Company acquired $8,100 of assets, including $7,300 of in-process research and development, and assumed liabilities of approximately $4,300 in exchange for 2,200 shares of common stock valued at $3,080, and a warrant to purchase 600 shares of common stock valued at $300. In addition, the Company incurred $508 of expenses relating to this transaction.

                See notes to consolidated financial statements.

                            CADRE TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  NATURE OF BUSINESS AND BASIS OF PRESENTATION

     BUSINESS -- Cadre Technologies Inc. and subsidiaries (the "Company" or "Cadre") develop, market and support management and automation products, services and solutions to improve the productivity and quality of critical tasks in the process of developing complex software systems. The Company markets and supports its products and services through its direct sales organization and worldwide distribution network.

     BASIS OF PRESENTATION -- The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As a result of recurring losses from operations, cash used in operating activities, the Company's deficiency in working capital and its stockholders' deficiency, there is uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Cadre Technologies Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     ACCOUNTING ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     NET LOSS PER SHARE -- Net loss per share is computed based on the weighted average common shares outstanding during the period. Warrants and options outstanding are not included in the computation, as the effect of including these securities would be antidilutive.

     REVENUE RECOGNITION -- Revenue from the sale of products is recognized at the time of shipment. No significant vendor obligations remain at the time of shipment. Maintenance fees are recorded as deferred income when billed to customers and are recognized as revenue ratably over the term of the maintenance agreement (generally one year). Revenue earned from custom development contracts is recognized based on the percentage of contract completion. Revenue earned is based on the percentage that the incurred costs to date bear to total estimated costs for the contract.

     INVENTORIES -- Inventories are stated at the lower of cost or market. Cost is determined using the first-in, firstout method. Inventory consists of product media, documentation, and packaging.

     PROPERTY -- Property is stated at cost. Depreciation and amortization are provided using straight-line or accelerated methods over the estimated useful lives of the related assets (three to five years). The cost of fully depreciated property that remains in use at December 31, 1995 equals $6,500.

     SOFTWARE DEVELOPMENT COSTS -- The Company capitalizes, on a product-by-product basis, certain costs related to internally developed software products after technological feasibility has been established. In addition, the Company capitalizes the cost of purchased software technology when technological feasibility has been established for the product that the purchased software has been incorporated into and all research and development activities for the other components of the product have been completed or if the product has an alternative future use, the costs are capitalized when the product is acquired and accounted for in accordance with its intended use. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Software

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

development costs incurred prior to technological feasibility are charged to research and development expense in the period incurred. Capitalized software costs are amortized, on a product by product basis, on a straight-line basis over their useful economic lives (generally three to five years), or the ratio of current gross revenues to total gross current and future revenues, whichever is greater. Amortization of capitalized software costs was $107, $0 and $23 for the years ended December 31, 1995, 1994, and 1993, respectively. Accumulated amortization at December 31, 1995 and 1994 was $107 and $0, respectively. During 1995 and 1994, the Company reduced the carrying value of certain capitalized software development costs by $945 and $1,150, respectively, to their estimated net realizable value (see Notes 12 and 13).

     INCOME TAXES -- The Company follows the asset and liability method of accounting for income taxes, under which deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     CASH AND CASH EQUIVALENTS -- The Company considers all liquid investments purchased with remaining maturities of three months or less to be cash equivalents.

     OTHER LONG-TERM DEFERRED LIABILITIES -- In connection with the purchase of Westmount B.V. (Note 3) the Company assumed a liability to deliver software licenses to a distributor. The distributor has unused payments toward licenses of $406 at December 31, 1995.

     FOREIGN CURRENCY TRANSLATION -- The local currencies of the Company's foreign subsidiaries are predominantly determined to be the functional currencies. The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Revenue and expense accounts of these operations are translated at average exchange rates prevailing during the year. Translation gains and losses are included as an adjustment to stockholders' equity. Transaction gains and losses, primarily related to foreign currency denominated intercompany payables and receivables recorded in the financial statements of the Company's foreign subsidiaries, are reflected in income.

     RECLASSIFICATIONS -- Certain amounts in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

     OFF-BALANCE SHEET RISK -- The Company enters into forward exchange contracts as a hedge against the adverse impacts of fluctuations of foreign currency denominated receivables, payables, and other commitments. At December 31, 1995, the amount of the Company's forward exchange contracts outstanding was $0.

     RECENTLY ISSUED ACCOUNTING STANDARDS -- The Financial Accounting Standards Board (the "FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of." This statement, which will be required in 1996, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company has not yet determined the effect of implementing SFAS No. 121 on its financial position and results of operations in any future period.

     The FASB has also issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement, which will be required in 1996, establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company has not yet determined if it will adopt the income measurement provisions of SFAS No. 123, nor has it determined the effect of implementing SFAS No. 123 on its financial position and its results of operations in any future period.

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     CONCENTRATIONS OF CREDIT -- The Company's financial instruments subject to credit risk are primarily cash and cash equivalents and trade receivables. The Company places its cash equivalents with high credit financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

     The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. Aerospace, defense, and government industry sectors are some of the leading users of the Company's products and services. The Company believes the credit risk to be limited due to the large number of customers and the significant financial resources of these industry sectors. The balance of credit risk with respect to receivables is limited due to the large number of customers, generally short payment terms, and their dispersion across geographic areas and industry sectors.

     As of December 31, 1995 and 1994, the geographical breakdown of accounts receivable is as follows:

                                                                        1995         1994
                                                                       ------       ------
    United States....................................................  $2,968       $3,825
    United Kingdom...................................................   1,682        1,845
    Rest of Europe...................................................   2,345        1,789
    Asia and Rest of World...........................................      97          359
                                                                       ------       ------
                                                                       $7,092       $7,818
                                                                       ======       ======

     INTERIM RESULTS (UNAUDITED) -- The accompanying balance sheet at March 31, 1996, the statement of stockholders' (deficiency) equity for the three months ended March 31, 1996 and the statements of operations and cash flows for the three months ended March 31, 1995 and 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of financial data for such periods.

3.  WESTMOUNT PURCHASE

     On May 1, 1995, the Company acquired Westmount Technology, B.V. ("Westmount") which develops, markets and supports enterprise development tools for the client/server market. The consolidated statement of operations of Cadre for the year ended December 31, 1995 includes the results of operations of Westmount for the eight-month period Westmount was owned by Cadre. Cadre acquired all of the assets and assumed all of the liabilities of Westmount in exchange for 2,200 shares of common stock and a warrant to purchase 600 shares of Cadre common stock. Consideration given for the purchase transaction, including $508 of expenses related to the acquisition, was valued at approximately $3,800. As security for specific and general representations and warranties of the seller of Westmount, an escrow account was established at the date of purchase to hold the Cadre shares exchanged. The purchase and sale agreement calls for the escrowed shares to be released to the seller at various dates through July 1, 1999. The 2,200 shares are held to secure representations and warranties under the purchase and sale agreement with Westmount, and will be released at scheduled times, over a four year period, to the extent not transferred to Cadre. There is no contingent consideration. All of the 2,200 shares are included in computing loss per share and remain in escrow at December 31, 1995.

     The Company accounted for this transaction as a purchase. As such, the purchase price (and related transaction fees) were allocated to the estimated fair value of Westmount's assets and assumed liabilities of Westmount were recorded at market value. In connection with this transaction, the Company recorded assets purchased of approximately $8,100 and liabilities assumed of approximately $4,300. $7,300 of the recorded asset was attributed to in-process research and development and was charged to operations in 1995. The

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

technological feasibility of the in-process research and development had not yet been achieved nor did alternative future use exist.

     The following unaudited pro forma consolidated financial information of Cadre reflects the results of operations for the years ended December 31, 1995 and 1994 as though the acquisition of Westmount had occurred on January 1, 1994.
The amounts reflected in 1994 do not include the $7,300 purchased research and development charge. The $7,300 charge is included in the 1995 amounts only.

                                                                            1995        1994
                                                                          --------     -------
                                                                              (UNAUDITED)
Revenues................................................................  $ 40,202     $45,541
Loss before taxes.......................................................   (15,992)     (3,523)
Net loss................................................................   (16,043)     (3,573)
Net loss per common share...............................................  $  (1.13)    $ (0.25)

4.  BORROWINGS

     The Company had a bank agreement that consisted of a $3,000 revolving line loan commitment and provided for a $975 foreign exchange facility. The maximum available under the agreement at any one time was $3,000. The loan was collateralized by general intangibles, accounts receivable and inventory. The agreement contained covenants pertaining to tangible net worth, current ratio and debt to equity.

     The Company did not meet those covenants as of September 30, 1995. The bank agreed to forbear acting on the event of default, provided the Company terminate this agreement on January 5, 1996, repay the loan amount in full and pay a $10 fee. The Company has complied with these terms.

     A new financing arrangement ("Factoring Agreement") was used to repay the loan of $3,000 on January 5, 1996. The new agreement has a financing limit of $5,600 based on qualified accounts receivable. All assets including trademarks and copyrights collateralize this debt. Receivables generated in the United States and in foreign countries by its subsidiaries qualify for financing purposes, on an individual invoice-by-invoice basis. Up to an 80% advance rate may be granted for each invoice once liens are perfected in each country outside of the United States.

     The approval or qualification of each new account receivable is based on the lender's discretion. Receivables over 90 days from the date of invoice do not qualify. In addition, receivables that have not been paid within 90 days must either be replaced with new receivables or the loan advance corresponding to that receivable must be repaid. Payments from customers against qualified receivables are used to reduce the principal of the debt first, prior to any use of the funds for Company operating purposes. Accordingly, new invoices must be generated to finance new advances of funds to the Company.

     The Factoring Agreement contains events of default, which include covenants for net worth, payments of debts, and bankruptcy. The agreement expires December 8, 1996, unless terminated sooner by either party in writing, with 60 days notice. A finance charge of 18% based on the gross amount of receivables (100% of invoice amount) financed is payable monthly, together with an administrative fee of 0.5% for each receivable financed.

5.  SUBORDINATED SHAREHOLDER LOAN

     A shareholder trust of former Westmount shareholders granted the Company a $1,600 subordinated, convertible loan evidenced by a promissory note issued May 1, 1995 in connection with the purchase of Westmount (Note 3). The note accrues interest at a simple rate of 10%, payable annually in arrears. It has a three-year term and matures on May 1, 1998.

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The loan is subordinated to all financial institution debt and all leases. The note plus accrued interest is convertible, at the option of the holder, any time after the first anniversary date, which is May 1, 1996, at $2.50 until the second anniversary date, and it is convertible at $2.00 after the second anniversary date through maturity. The note is convertible automatically at the time of an initial public offering or change in control of the Company.

6.  SALES AND LEASEBACK FINANCING

     The Company sold and immediately leased back all of its fixed assets located in the United States in consideration for $1,000. In connection with this financing, the Company issued the lessor a warrant to purchase common stock (see Note 8). The Company granted the lessor security in all of its United States-based fixed assets, which had a net book value of $1,481 as of the date of the transaction. The transaction is accounted for as a financing, due to the Company retaining a bargain purchase option. As a result, the fixed assets remain on the books and will continue to be depreciated. The lease has a two-year term with annual payments of $591. This $1,000 of financing is included in the statement of cash flows as part of the $3,200 of borrowings.

     The long-term portion of the lease-back obligation is classified as long-term debt for $477 and the short-term portion is classified as current portion of long-term debt for $456. The imputed interest rate on this lease is approximately 23%.

7.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space primarily under noncancelable operating leases. Lease terms range from one to ten years. Rental expense under operating leases for the years ended December 31, 1995, 1994, and 1993 was $2,654, $2,268, and $2,391, respectively.

     Minimum future lease payments under noncancelable operating leases for the next five years as of December 31, 1995 were as follows:

                1996..............................................    $2,621
                1997..............................................     1,588
                1998..............................................       561
                1999..............................................       196
                2000..............................................       108
                                                                      ------
                Total.............................................    $5,074
                                                                      ======

     CONTINGENCIES -- The Company is not a party to any material litigation and is not aware of any pending or threatened litigation that would have a material adverse effect on the Company's business.

8.  STOCKHOLDERS' (DEFICIENCY) EQUITY

     STOCK OPTIONS -- The Company has stock option plans which provide for grants of incentive and nonstatutory stock options to employees and directors. Under the plans, the Board of Directors determines the option price at the time the option is granted; however, the option price for incentive options cannot be less than the fair value on the date of the grant. The options granted under the plan generally vest within five years and expire ten years from the date of grant or upon termination of employment and are exercisable over the period stated in each option. The Company has reserved 5,516 shares of common stock for issuance under the plans.

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Activity under stock option plans was as follows:

                                                                          OUTSTANDING OPTIONS
                                                                      ----------------------------
                                                                       NUMBER           PRICE
                                                                      OF SHARES       PER SHARE
                                                                      ---------     --------------
Outstanding January 1, 1993.........................................     2,975       $.50 - $2.50
  Granted...........................................................       391       1.60 - 2.50
  Exercised.........................................................      (502)       .50 - 2.50
  Canceled..........................................................      (120)       .50 - 2.50
                                                                        ------
Outstanding, December 31, 1993......................................     2,744        .50 - 2.50
  Granted...........................................................     1,964           1.60
  Exercised.........................................................      (447)       .50 - 2.50
  Canceled..........................................................    (1,554)       .50 - 2.50
                                                                        ------
Outstanding, December 31, 1994......................................     2,707        .50 - 1.60
  Granted...........................................................       398           1.60
  Exercised.........................................................      (113)       .50 - 1.60
  Canceled..........................................................      (158)       .50 - 1.60
                                                                        ------
Outstanding, December 31, 1995......................................     2,834        .50 - 1.60
                                                                        ======
Exercisable at December 31, 1995....................................     2,123
                                                                        ======

     In May 1994, due to a reduction in the fair market value of Cadre Technologies Inc. stock, the Company offered active employees holding outstanding options the opportunity to exchange these options for new options with an exercise price of $1.60 per share. As a result of the offer, holders of options for 521 shares returned their options for cancellation and they were granted in exchange options for 521 shares with the new exercise price.

     In connection with the purchase of Westmount (Note 3), the Company issued a warrant for 600 shares of common stock with an exercise price of $2.50 per share. This warrant will expire on October 31, 1998.

     The Company issued a warrant for 36 shares of common stock in connection with the sale-leaseback transaction (Note 6). The warrant expires on November 30, 2000 and its exercise price is $1.40 per share.

     The Company has issued warrants to purchase up to 625 shares and 115 shares of its common stock at $5 and $8, respectively, per share to PaineWebber R&D Partners II, L.P. ("PaineWebber II") and PaineWebber R&D Partners III, L.P. ("PaineWebber III"), respectively. The warrant to purchase 625 shares is exercisable on June 20, 1994 and expires on June 20, 1997. The warrant to purchase 115 shares is exercisable on July 12, 1995 and expires on July 12, 1998.

     Under certain circumstances, the exercise prices and terms of the Company's warrants are subject to adjustment.

     RIGHT TO REPURCHASE STOCK -- The Company has the right, under certain conditions, to repurchase its common stock.

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

9.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                                      1995    1994    1993
                                                                      ---     ---     ----
    Current:
      Federal.......................................................  $--     $--     $(18)
      State.........................................................   --      --      (23)
      Foreign.......................................................  $51     $50     $ --
                                                                      ---     ---     ----
    Provision (benefit) for income taxes............................  $51     $50     $(41)
                                                                      ===     ===     ====

     A reconciliation of income tax expense computed at the statutory federal income tax rates with the Company's effective income tax rates follows:

                                                               1995       1994       1993
                                                              -------     -----     -------
    Taxes at federal statutory rate.........................  $(4,974)    $(548)    $(1,817)
    Effect of nonutilization of net operating losses........    4,974       548       1,817
    State income taxes, net of federal benefit..............       --        --         (23)
    Foreign income taxes....................................       51        50          --
    Effect of alternative minimum tax.......................       --        --         (18)
                                                              -------     -----     -------
    Provision (benefit) for income taxes....................  $    51     $  50     $   (41)
                                                              =======     =====     =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1995 and 1994 are as follows:

                                                                        1995        1994
                                                                      --------     -------
    Accounts receivable.............................................  $     58     $    48
    Fixed assets....................................................     2,801         230
    Inventory.......................................................        24         115
    Compensation....................................................       188         483
    Restructuring...................................................       309         198
    Other temporary differences.....................................        29          63
    Net operating loss carryforwards................................     8,201       5,766
    Investment tax credit carryforwards.............................        90          90
    Research credit carryforwards...................................     1,815       1,825
    Alternative minimum tax credit carryforwards....................       187         187
    Foreign tax credit carryforwards................................       109         109
                                                                      --------      ------
    Total gross deferred tax assets.................................    13,811       9,114
    Less valuation allowances.......................................   (13,811)     (9,114)
                                                                      --------     -------
    Net deferred tax assets.........................................  $     --     $    --
                                                                      ========     =======

     A valuation allowance is provided against temporary deductible differences, net operating loss carryforwards and tax credits which are not more likely than not to be realized. During 1995, the net valuation allowance was increased to fully reserve gross deferred tax assets.

     As of December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of $20,502, which are available to offset future federal taxable income, if any, through 2010. The Company also had investment and research tax credit carryforwards for federal income tax purposes of $90

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

and $1,825, respectively, which are available to reduce future federal income taxes, if any, through 1999 and 2004, respectively. In addition, the Company has alternative minimum tax credit carryforwards of $187 which are available to reduce future federal regular income taxes, if any, over an indefinite period. The Company has $109 of foreign tax credit carryforwards which expire through 1998.

     The Company has accrued income taxes on all of the retained earnings of international subsidiaries, including withholding taxes expected when earnings and license fees are remitted.

10.  RESEARCH AND DEVELOPMENT

     In 1990 and 1991, the Company entered into research and development agreements with PaineWebber II and PaineWebber III to develop software technologies and products. Under the agreements, the Company was reimbursed for specified development costs of $5,430 and $1,500, respectively, and retained the right to use the resulting technologies for commercial purposes. Under the agreements, PaineWebber II and PaineWebber III own the underlying technologies until such time as the Company exercises its options to purchase such technologies by committing to pay PaineWebber II and PaineWebber III royalties on future sales. During 1993, the Company exercised its option to purchase the PaineWebber II technology. PaineWebber II and PaineWebber III also received warrants to purchase shares of the Company (see Note 8).

     The following schedule summarizes the revenue and expense under the PaineWebber agreements for the years ended December 31, 1995, 1994, and 1993:

                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Revenue:
      Amortization of retainer fees...............................  $ --     $ --     $101
      Reimbursement of product development costs..................    --       --      519
                                                                    ----     ----     ----
              Total revenue.......................................  $ --     $ --     $620
                                                                    ====     ====     ====
    Expenses:
      Product royalties paid to Paine Webber......................  $239     $247     $278
      Amortization of commitment and legal fees...................    --       --       76
      Product development costs...................................    --       --      519
                                                                    ----     ----     ----
              Total expenses......................................  $239     $247     $873
                                                                    ====     ====     ====

11.  EMPLOYEE BENEFIT PLAN

     The Company maintains a qualified defined contribution plan, under the provisions of Section 401(k) of the Internal Revenue Code, covering substantially all domestic employees. Under the terms of the plan, eligible employees may make contributions up to 15% of pay, subject to statutory limitations. Contributions not exceeding 6% of an employee's pay are matched 40% by the Company. The Company may, at its discretion, make an additional year-end contribution. Employee contributions are always fully vested. Company contributions vest 20% for each completed year of service, becoming fully vested after five years of service. Matching contributions by the Company under the plan were $213, $290, and $189 in 1995, 1994, and 1993, respectively. No discretionary contributions have been made to the plan.

12.  RESTRUCTURING CHARGES

     During 1995 and 1993, the Company restructured its operations to reduce costs and utilize resources more effectively. During 1995, following the Westmount Technology, B.V. acquisition, the Company restructured operations and wrote off redundant software investments. The software write-off of $945 was

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

attributable to acquiring similar products in the acquisition, with the result that several of the Company's products were de-emphasized or eliminated. The 1993 charges included $3,820 of estimated costs of centralizing the majority of U.S. operations to one location and a credit of $392 related to 1992 charges. The 1993 charges included estimated losses on a product line where resources for product development and marketing were downsized. Specifically, restructuring charges include write-offs of:

                                                                          1995       1993
                                                                         ------     ------
    Capitalized software development costs.............................  $  945     $   --
    Fixed assets.......................................................      --        174
    Employee severance.................................................   2,401      1,284
    Office closure costs...............................................      67      2,307
    Other..............................................................      70         55
    Credit related to 1992 charges.....................................      --       (392)
                                                                         ------     ------
              Total....................................................  $3,483     $3,428
                                                                         ======     ======

     Actual termination benefits paid in 1995 totaled $2,487. Included in accrued payroll and benefits at December 31, 1995 are accrued restructuring related charges of $1,490. The 1995 restructuring charges by geographic area are: $2,407 in the United States, $45 in the United Kingdom, and $1,031 in the Rest of Europe. All of the 1993 restructuring costs were incurred in the United States.

13.  PURCHASED SOFTWARE DEVELOPMENT COSTS

     The Company entered into a technology license agreement in 1992 to allow further development and distribution of modified technology. The agreement contained minimum payments of $1,150, which were met.

     During 1994 the Company reduced the carrying value of capitalized software development costs associated with this agreement by $1,150, which equaled the total amount paid and capitalized in accordance with the agreement. The write-off, which was charged to research and development expense, resulted from the Company's reassessment of anticipated near-term business levels in light of the anticipated product release date and the related impact on estimated revenue levels.

     Royalty payments begin upon the commercialization of a modified product and end on the seventh anniversary date, or after payment of $5,000 of royalties, if earlier. The 1994 minimum payment of $500 was used to reduce the maximum royalties of $5,000.

14.  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one business segment: design, development, marketing and support of software development automation products. The Company markets and supports its products and services through its direct sales organizations and distributors (which are independent product representatives) in the United States, Europe, Asia and rest of the world.

     Revenues from unaffiliated customers are based on the location of the unaffiliated customers. For the purposes of determining operating income, research and development expenses, marketing expenses and general and administrative expenses are allocated based on each region's percentage of total revenue

                            CADRE TECHNOLOGIES INC.

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

contribution. Geographic information for the years ended December 31, 1995, 1994, and 1993 is presented in the table below:

                                                             1995        1994        1993
                                                           --------     -------     -------
    Revenues from unaffiliated customers (except as
      otherwise noted):
      United States......................................  $ 21,934     $22,498     $25,352
      United States revenues to affiliated customers.....     4,800       6,042       5,758
      United Kingdom.....................................     5,641       6,630       4,868
      Rest of Europe.....................................     9,307       8,059       8,766
      Asia and Rest of World.............................     2,585       3,389       3,288
      Revenues eliminated from affiliated customers......    (4,800)     (6,042)     (5,758)
                                                           --------     -------     -------
                                                           $ 39,467     $40,576     $42,274
                                                           ========     =======     =======
    Loss from operations:
      United States......................................  $ (3,394)    $(1,363)    $(5,110)
      United Kingdom.....................................    (1,442)       (223)        (90)
      Rest of Europe.....................................   (10,421)     (1,580)     (1,428)
      Asia and Rest of World.............................       902       1,352       1,247
                                                           --------     -------     -------
                                                           $(14,355)    $(1,814)    $(5,381)
                                                           ========     =======     =======
    Identifiable assets:
      United States......................................  $  9,290     $16,330     $20,356
      United Kingdom.....................................     2,364       2,171       2,233
      Rest of Europe.....................................     2,348       1,811       2,362
      Asia and Rest of World.............................       173          87         185
                                                           --------     -------     -------
                                                           $ 14,175     $20,399     $25,136
                                                           ========     =======     =======

15.  PROPOSED MERGER

     In 1995, the Company signed a letter of intent to merge with Bachman Information Systems, Inc. of Burlington, Massachusetts. As of the date of this report, no formal merger agreement had been signed. The Company expects the merger to be completed in 1996.

16.  GOING CONCERN

     Management has formulated a plan to address the deficiency of working capital. As noted in Note 15 to the consolidated financial statements, the Company has signed a letter of intent to merge with Bachman Information Systems, Inc. Prior to the merger, the Company is attempting to obtain nontraditional financing and has reduced headcount and other fixed costs so that the current outflow of cash from operations will decrease, and as a result, current cash resources will be sufficient to fund the Company's working capital needs through June 30, 1996.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                       BACHMAN INFORMATION SYSTEMS, INC.
                             B.C. ACQUISITION CORP.
                                      AND
                            CADRE TECHNOLOGIES INC.

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
                                         ARTICLE 1
                                        DEFINITIONS
1.1.    CERTAIN MATTERS OF CONSTRUCTION.................................................     A-1
1.2.    CROSS REFERENCES................................................................     A-1
1.3.    CERTAIN DEFINITIONS.............................................................     A-3

                                        ARTICLE 2
                                       THE MERGER
2.1.    PROCEDURE FOR THE MERGER........................................................     A-5
2.2.    SURVIVING CORPORATION...........................................................     A-5
        2.2.1.    CORPORATE EXISTENCE...................................................     A-5
        2.2.2.    CERTIFICATE OF INCORPORATION AND BY-LAWS..............................     A-5
        2.2.3.    DIRECTORS.............................................................     A-5
        2.2.4.    EFFECT OF THE MERGER..................................................     A-5
2.3.    CONVERSION OF STOCK.............................................................     A-5
        2.3.1.    STOCK OF THE COMPANY..................................................     A-5
        2.3.2.    DEFINITION OF EXCHANGE RATIO..........................................     A-6
        2.3.3.    STOCK OF MERGER SUB...................................................     A-6
2.4.    STOCK OPTIONS...................................................................     A-6
2.5.    WARRANTS........................................................................     A-6
2.6.    FRACTIONAL SHARES...............................................................     A-6
2.7.    DISSENTING SHARES...............................................................     A-7
2.8.    HOLDER'S AGENT..................................................................     A-7
2.9.    ISSUANCE OF PARENT STOCK........................................................     A-7
        2.9.1.    STOCKHOLDER LIST......................................................     A-7
        2.9.2.    DELIVERY OF CERTIFICATES..............................................     A-8
        2.9.3.    CADMOUNT..............................................................     A-8
2.10.   CLOSING.........................................................................     A-8
2.11.   TRANSFERS OF OWNERSHIP..........................................................     A-8
2.12.   TAX AND ACCOUNTING CONSEQUENCES.................................................     A-8
2.13.   ADDITIONAL ACTIONS..............................................................     A-8

                                        ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1.    CORPORATE STATUS OF THE COMPANY.................................................     A-9
3.2.    CAPITAL STOCK...................................................................     A-9
        3.2.1.    AUTHORIZED STOCK OF THE COMPANY.......................................     A-9
        3.2.2.    OPTIONS AND CONVERTIBLE SECURITIES OF THE COMPANY.....................     A-9
3.3.    SUBSIDIARIES....................................................................     A-9
3.4.    AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.......................................    A-10
        3.4.1.    AUTHORITY.............................................................    A-10
        3.4.2.    NO CONFLICT...........................................................    A-10
3.5.    FINANCIAL STATEMENTS............................................................    A-10
3.6.    ABSENCE OF MATERIAL ADVERSE CHANGES AND UNDISCLOSED LIABILITIES.................    A-10
3.7.    COMPLIANCE WITH APPLICABLE LAW, ARTICLES AND BY-LAWS............................    A-11
3.8.    LITIGATION AND AUDITS...........................................................    A-11

                                                                                            PAGE
                                                                                            ----
3.9.    TAX MATTERS.....................................................................    A-11
        3.9.1.    FILING OF RETURNS.....................................................    A-11
        3.9.2.    PAYMENT OF TAXES......................................................    A-11
        3.9.3.    WITHHOLDING...........................................................    A-11
        3.9.4.    ASSESSMENTS...........................................................    A-11
        3.9.5.    ACCESS TO RETURNS.....................................................    A-12
        3.9.6.    DEFINITION OF TAXES...................................................    A-12
3.10.   EMPLOYEE BENEFIT PLANS..........................................................    A-12
        3.10.1.   LIST OF PLANS.........................................................    A-12
        3.10.2.   ERISA.................................................................    A-12
        3.10.3.   PLAN DETERMINATIONS...................................................    A-13
        3.10.4.   FUNDING...............................................................    A-13
3.11.   EMPLOYMENT-RELATED MATTERS......................................................    A-13
        3.11.1.   LABOR RELATIONS.......................................................    A-13
        3.11.2.   EMPLOYEE LIST.........................................................    A-14
3.12.   ENVIRONMENTAL...................................................................    A-14
        3.12.1.   ENVIRONMENTAL LAWS....................................................    A-14
        3.12.2.   ENVIRONMENTAL CLAIMS..................................................    A-14
        3.12.3.   NO BASIS FOR CLAIMS...................................................    A-14
3.13.   NO BROKER'S OR FINDER'S FEES....................................................    A-14
3.14.   ASSETS OTHER THAN REAL PROPERTY.................................................    A-14
        3.14.1.   TITLE.................................................................    A-14
        3.14.2.   INVENTORY.............................................................    A-15
        3.14.3.   CONDITION.............................................................    A-15
3.15.   REAL PROPERTY...................................................................    A-15
        3.15.1.   COMPANY REAL PROPERTY.................................................    A-15
        3.15.2.   COMPANY LEASES........................................................    A-15
        3.15.3.   CONDITION.............................................................    A-15
3.16.   AGREEMENTS, CONTRACTS AND COMMITMENTS...........................................    A-15
        3.16.1.   COMPANY AGREEMENTS....................................................    A-15
        3.16.2.   VALIDITY..............................................................    A-17
3.17.   INTELLECTUAL PROPERTY...........................................................    A-17
        3.17.1.   RIGHT TO INTELLECTUAL PROPERTY........................................    A-17
        3.17.2.   NO CONFLICT...........................................................    A-17
        3.17.3.   EMPLOYEE AGREEMENTS...................................................    A-18
3.18.   INSURANCE CONTRACTS.............................................................    A-18
3.19.   BANKING RELATIONSHIPS...........................................................    A-18
3.20.   REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS..............................    A-18
3.21.   POOLING.........................................................................    A-19

                                        ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.1.    CORPORATE STATUS OF PARENT AND ITS SUBSIDIARIES.................................    A-19
4.2.    CAPITAL STOCK...................................................................    A-19
        4.2.1.    AUTHORIZED STOCK OF PARENT............................................    A-19
        4.2.2.    AUTHORIZED STOCK OF MERGER SUB........................................    A-19
        4.2.3.    CONVERTIBLE SECURITIES OF PARENT......................................    A-19
4.3.    SUBSIDIARIES....................................................................    A-20
4.4.    AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.......................................    A-20
        4.4.1.    AUTHORITY OF PARENT...................................................    A-20
        4.4.2.    NO CONFLICT...........................................................    A-20
4.5.    SEC STATEMENTS, REPORTS AND DOCUMENTS...........................................    A-21
4.6.    ABSENCE OF MATERIAL ADVERSE CHANGES AND UNDISCLOSED LIABILITIES.................    A-21
4.7.    COMPLIANCE WITH APPLICABLE LAW, CHARTER AND BY-LAWS.............................    A-21
4.8.    LITIGATION AND AUDITS...........................................................    A-22

                                                                                            PAGE
                                                                                            ----
4.9.    TAX MATTERS.....................................................................    A-22
        4.9.1.    FILING OF RETURNS.....................................................    A-22
        4.9.2.    PAYMENT OF TAXES......................................................    A-22
        4.9.3.    WITHHOLDING...........................................................    A-22
        4.9.4.    ASSESSMENTS...........................................................    A-22
        4.9.5.    ACCESS TO RETURNS.....................................................    A-22
4.10.   EMPLOYEE BENEFIT PLANS; COMPLIANCE WITH ERISA...................................    A-22
        4.10.1.   LIST OF PLANS.........................................................    A-22
        4.10.2.   ERISA.................................................................    A-23
        4.10.3.   PLAN DETERMINATIONS...................................................    A-23
        4.10.4.   FUNDING...............................................................    A-23
4.11.   EMPLOYMENT-RELATED MATTERS......................................................    A-24
4.12.   ENVIRONMENTAL...................................................................    A-24
        4.12.1.   ENVIRONMENTAL LAWS....................................................    A-24
        4.12.2.   ENVIRONMENTAL CLAIMS..................................................    A-24
        4.12.3.   NO BASIS FOR CLAIMS...................................................    A-24
4.13.   NO BROKER'S OR FINDER'S FEES....................................................    A-24
4.14.   ASSETS OTHER THAN REAL PROPERTY.................................................    A-24
        4.14.1.   TITLE.................................................................    A-25
        4.14.2.   INVENTORY.............................................................    A-25
        4.14.3.   CONDITION.............................................................    A-25
4.15.   REAL PROPERTY...................................................................    A-25
        4.15.1.   PARENT REAL PROPERTY..................................................    A-25
        4.15.2.   PARENT LEASES.........................................................    A-25
        4.15.3.   CONDITION.............................................................    A-25
4.16.   AGREEMENTS, CONTRACTS AND COMMITMENTS...........................................    A-25
4.17.   INTELLECTUAL PROPERTY...........................................................    A-26
        4.17.1.   RIGHT TO INTELLECTUAL PROPERTY........................................    A-26
        4.17.2.   NO CONFLICT...........................................................    A-26
4.18.   INSURANCE CONTRACTS.............................................................    A-26
4.19.   POOLING.........................................................................    A-26
4.20.   REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS..............................    A-26

                                        ARTICLE 5
                           CONDUCT PRIOR TO THE EFFECTIVE TIME
5.1.    CONDUCT OF BUSINESS OF THE COMPANY..............................................    A-27
5.2.    CONDUCT OF BUSINESS OF PARENT...................................................    A-29

                                        ARTICLE 6
                                 ADDITIONAL AGREEMENTS
6.1.    PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT..............................    A-30
6.2.    MEETING OF STOCKHOLDERS.........................................................    A-30
6.3.    EXCLUSIVITY.....................................................................    A-30
6.4.    EXPENSES........................................................................    A-31
6.5.    POOLING ACCOUNTING..............................................................    A-31
6.6.    AFFILIATE AGREEMENTS............................................................    A-31
6.7.    BLUE SKY LAWS...................................................................    A-31
6.8.    STOCK OPTIONS...................................................................    A-31
        6.8.1.    EXERCISABLE FOR PARENT STOCK..........................................    A-31
        6.8.2.    FORM S-8..............................................................    A-31
6.9.    WARRANTS........................................................................    A-32
6.10.   BOARD REPRESENTATION............................................................    A-32
6.11.   TAX-FREE REORGANIZATION.........................................................    A-32
6.12.   ACCESS AND INFORMATION..........................................................    A-32
6.13.   PUBLIC DISCLOSURE...............................................................    A-32

                                                                                            PAGE
                                                                                            ----
6.14.   NO SOLICITATION OF EMPLOYEES....................................................    A-32
6.15.   ESCROW AGREEMENT................................................................    A-32
6.16.   COMPANY CLOSING CERTIFICATE.....................................................    A-32
6.17.   CADMOUNT ACKNOWLEDGMENT.........................................................    A-32
6.18.   OBTAINING LICENSE AGREEMENTS....................................................    A-32
6.19.   DIRECTORS AND OFFICERS INDEMNIFICATION..........................................    A-33
6.20.   NASDAQ LISTING..................................................................    A-33
6.21.   401(K) MATCHING CONTRIBUTION POLICY.............................................    A-33
6.22.   NO INCREASE IN DEBT.............................................................    A-33
6.23.   REASONABLE EFFORTS..............................................................    A-33

                                        ARTICLE 7
                                  CONDITIONS PRECEDENT
7.1.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY...........................    A-33
        7.1.1.    STOCKHOLDER APPROVAL..................................................    A-33
        7.1.2.    REGISTRATION STATEMENT EFFECTIVE......................................    A-33
        7.1.3.    NO INJUNCTION.........................................................    A-33
        7.1.4.    ILLEGALITY............................................................    A-34
        7.1.5.    ESCROW AGREEMENT......................................................    A-34
        7.1.6.    OPINION OF ACCOUNTANTS................................................    A-34
        7.1.7.    TAX OPINIONS..........................................................    A-34
        7.1.8.    FORMULA PRICE PER SHARE...............................................    A-34
7.2.    CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE           A-34
        MERGER..........................................................................
        7.2.1.    REPRESENTATIONS AND WARRANTIES........................................    A-34
        7.2.2.    AGREEMENTS AND COVENANTS..............................................    A-34
        7.2.3.    LEGAL OPINION.........................................................    A-34
        7.2.4.    CLOSING DOCUMENTS.....................................................    A-34
        7.2.5.    AFFILIATE AGREEMENTS..................................................    A-35
        7.2.6.    THIRD PARTY CONSENTS..................................................    A-35
        7.2.7.    MATERIAL ADVERSE EFFECT...............................................    A-35
        7.2.8.    COMPANY CLOSING CERTIFICATE...........................................    A-35
        7.2.9.    CADMOUNT NOTE.........................................................    A-35
        7.2.10.   CADMOUNT ACKNOWLEDGMENT...............................................    A-35
        7.2.11.   FAIRNESS OPINION......................................................    A-35
        7.2.12.   VOTING AGREEMENT......................................................    A-35
        7.2.13.   STOCKHOLDER LIST......................................................    A-35
        7.2.14.   ELIMINATION OF MATCHING CONTRIBUTION TO 401(K) PLAN...................    A-35
7.3.    CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER...................    A-35
        7.3.1.    REPRESENTATIONS AND WARRANTIES........................................    A-35
        7.3.2.    AGREEMENTS AND COVENANTS..............................................    A-35
        7.3.3.    LEGAL OPINION.........................................................    A-35
        7.3.4.    CLOSING DOCUMENTS.....................................................    A-35
        7.3.5.    AFFILIATE AGREEMENTS..................................................    A-36
        7.3.6.    MATERIAL ADVERSE EFFECT...............................................    A-36
        7.3.7.    NASDAQ LISTING........................................................    A-36

                                        ARTICLE 8
                       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
8.1.    SURVIVAL OF REPRESENTATIONS.....................................................    A-36
        8.1.1.    THE COMPANY'S REPRESENTATIONS.........................................    A-36
        8.1.2.    PARENT'S REPRESENTATIONS..............................................    A-36
8.2.    AGREEMENT TO INDEMNIFY..........................................................    A-36
8.3.    LIMITATION OF STOCKHOLDERS' LIABILITY...........................................    A-36

                                                                                            PAGE
                                                                                            ----
8.4.    PROCESS OF INDEMNIFICATION FOR PARENT CLAIMS....................................    A-37
        8.4.1.    NOTICE FROM PARENT....................................................    A-37
        8.4.2.    RECOVERY BY PARENT....................................................    A-37
        8.4.3.    THIRD-PARTY PARENT CLAIMS.............................................    A-37

                                        ARTICLE 9
                                       TERMINATION
9.1.    TERMINATION EVENTS..............................................................    A-38
9.2.    EFFECT OF TERMINATION...........................................................    A-38

                                        ARTICLE 10
                                       MISCELLANEOUS
10.1.   AMENDMENTS AND SUPPLEMENTS......................................................    A-38
10.2.   NO WAIVER.......................................................................    A-39
10.3.   GOVERNING LAW...................................................................    A-39
10.4.   NOTICE..........................................................................    A-39
10.5.   ENTIRE AGREEMENT................................................................    A-40
10.6.   ASSIGNABILITY...................................................................    A-40
10.7.   VALIDITY........................................................................    A-40
10.8.   SPECIFIC PERFORMANCE............................................................    A-40
10.9.   COUNTERPARTS....................................................................    A-40

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of March 25, 1996 (the "Agreement"), by and among BACHMAN INFORMATION SYSTEMS, INC., a Massachusetts corporation ("Parent"), B.C. ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent, ("Merger Sub") and CADRE TECHNOLOGIES INC., a Delaware corporation (the "Company"). Merger Sub and the Company together are sometimes referred to herein as the "Constituent Corporations."

                                   WITNESSETH

     WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that it is advisable that Merger Sub be merged with and into the Company (the "Merger") on the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Law of the State of Delaware (the "GCL");

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations and warranties and other agreements in connection with the Merger;

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"); and

     WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1. CERTAIN MATTERS OF CONSTRUCTION. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     1.2. CROSS REFERENCES. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

    TERM                                                                 DEFINITION
    ----                                                                 ----------
    Actual Negative Net Worth.........................................  Section 2.3.2.
    Aggregate Consideration Amount....................................  Section 2.3.2.
    Aggregate Exercise Price..........................................  Section 2.3.2.
    Agreement.........................................................  Preamble
    Balance Certificate...............................................  Section 2.9.2
    Cadmount Acknowledgment...........................................  Section 6.17.
    Cadmount Certificate..............................................  Section 2.9.3.
    Cadmount Escrow Agent.............................................  Section 2.9.3.
    Certificate of Merger.............................................  Section 2.1.
    Closing...........................................................  Section 2.10.
    Code..............................................................  Preamble
    Company...........................................................  Preamble
    Company Affiliate Agreements......................................  Section 6.6.
    Company Balance Sheet.............................................  Section 3.5.
    Company Closing Certificate.......................................  Section 6.16.

                                   TERM                                    DEFINITION
    ------------------------------------------------------------------  -----------------
    2.3.1.Company Financial Statements................................  Section 3.5.
    Company Insurance Contracts.......................................  Section 3.18.
    Company Meeting...................................................  Section 3.20.
    Company Proprietary Rights........................................  Section 3.17.1.
    Company Plans.....................................................  Section 3.10.1.
    Constituent Corporations..........................................  Preamble
    Dispute Notice....................................................  Section 8.4.2.
    Dissenting Shares.................................................  Section 2.7.
    Effective Date....................................................  Section 2.1.
    Effective Time....................................................  Section 2.1.
    Employee List.....................................................  Section 3.11.2.
    Encumbrances......................................................  Section 3.14.1.
    Escrow Agent......................................................  Section 2.9.2.
    Escrow Agreement..................................................  Section 2.9.2.
    Escrow Fund.......................................................  Escrow Agreement
    Exchange Ratio....................................................  Section 2.3.2.
    Fully-Diluted Shares..............................................  Section 2.3.2.
    GAAP..............................................................  Preamble
    GCL...............................................................  Preamble
    Governmental Entity...............................................  Section 3.4.2.
    Holder's Agent....................................................  Section 2.8
    Indemnified Parties...............................................  Section 6.19.
    Liabilities.......................................................  Section 3.6.
    Merger............................................................  Preamble
    Merger Sub........................................................  Preamble
    Merger Sub Stock..................................................  Section 2.3.3.
    Negative Net Worth Limit..........................................  Section 2.3.2.
    Net Worth Calculation Date........................................  Section 2.3.2.
    Parent............................................................  Preamble
    Parent Affiliate Agreements.......................................  Section 6.6.
    Parent Agreements.................................................  Section 4.16.
    Parent Balance Sheet..............................................  Section 4.5.
    Parent Claims.....................................................  Section 8.2.
    Parent Insurance Contracts........................................  Section 4.18.
    Parent Meeting....................................................  Section 3.20.
    Parent Plans......................................................  Section 4.10.1.
    Parent Proprietary Rights.........................................  Section 4.17.1.
    Parent Reports....................................................  Section 4.5.
    Parent Share Amount...............................................  Section 2.3.2.
    Parent Stock......................................................  Section 2.3.1.
    Parent Stock Plans................................................  Section 4.2.3.
    Permits...........................................................  Section 3.7.
    Per-Share Consideration Amount....................................  Section 2.3.2
    Proxy Statement...................................................  Section 3.20.
    Registration Statement............................................  Section 4.20.
    Stockholder List..................................................  Section 2.9.1.
    Stockholders......................................................  Section 2.9.1.

                                   TERM                                    DEFINITION
    ------------------------------------------------------------------  -----------------
    Stockholder's Share Amount........................................  Section 2.9.2.
    Surviving Corporation.............................................  Section 2.1.
    Taxes.............................................................  Section 3.9.6.
    Third-Party Parent Claims.........................................  Section 8.4.3.
    Transmittal Letter................................................  Section 2.9.2.

     1.3. CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings:

          Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

          Cadmount:  Stichting Administraitiekantoor Cadmount.

          Cadmount Note: the Convertible Promissory Note dated May 1, 1995 of the Company in the principal amount of $1,600,000 payable to Cadmount.

          COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

          Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to the Company (or, in the case of Section 4.17, to Parent) pursuant to End-User Licenses and which are used in the Company's business (or in Parent's business in the case of Section 4.17) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 4.17) products and related trademarks, technology and know-how.

          Company Leases: each lease, sublease, license or other agreement under which the Company or any of its Subsidiaries uses, occupies or has the right to occupy any real property or interest therein that (a) provides for future minimum payments of $50,000 or more (ignoring any right of cancellation or termination) or (b) the cancellation or termination of which would have a Company Material Adverse Effect.

          Company Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of the Company and its Subsidiaries considered on a consolidated basis.

          Company Option Plans: the Company's 1988 and 1989 Incentive and Non-Statutory Stock Option Plans.

          control (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          End-User Licenses: any object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

          Environmental Claim: any notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          Environmental Laws: any and all statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

          ERISA: the Employee Retirement Income Security Act of 1974, as amended.

          ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

          Exchange Act:  the Securities Exchange Act of 1934, as amended.

          Formula Price Per Share: a number rounded to two decimal places equal to the average of the closing bid and asked prices of Parent Stock as quoted on the Nasdaq National Market on the twenty trade days immediately prior to the Effective Date.

          Materials of Environmental Concern: petroleum and its by-products and all substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

          Parent Leases: each lease, sublease, license or other agreement under which Parent or any of its Subsidiaries uses, occupies or has the right to occupy any real property or interest therein that (a) provides for future minimum payments of $50,000 or more (ignoring any right of cancellation or termination) or (b) the cancellation or termination of which would have a Parent Material Adverse Effect.

          Parent Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of Parent and its Subsidiaries considered on a consolidated basis, other than continuing losses from operations.

          Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

          Person: an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

          SEC: the Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

          Securities Act:  the Securities Act of 1933, as amended.

          Stock Options: options to purchase Company Common Stock outstanding under the Company Option Plans.

          Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Parent, the Company or their respective Subsidiaries, as the case may be.

          Warrants:  the Warrants (First Set) and the Warrants (Second Set).

          Warrants (First Set): Warrants to purchase 115,000 shares of Company Common Stock dated July 12, 1991 to Painewebber R&D Partners III, L.P.; Warrants to purchase 625,000 shares of Company Common Stock dated July 12, 1991 granted to Painewebber R&D Partners II, L.P.; and Warrants to purchase 600,000 shares of Company Common Stock dated May 1, 1995 to Cadmount.

          Warrants (Second Set): Warrants to purchase 35,714 shares of Company Common Stock dated November 1995 to First Portland Corporation.

                                   ARTICLE 2

                                   THE MERGER

     2.1. PROCEDURE FOR THE MERGER. Merger Sub shall be merged, in accordance with section 251 of the GCL, with and into the Company, which shall be and is sometimes referred to herein to as the "Surviving Corporation". The Merger shall be effected by filing a certificate of merger, substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with section 251(c) of the GCL. The effective date of the Merger (the "Effective Date") shall be the date upon which the Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware and the effective time of the Merger (the "Effective Time") shall be the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

     2.2. SURVIVING CORPORATION.

          2.2.1. CORPORATE EXISTENCE. The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The separate corporate existence of Merger Sub shall cease at the Effective Time.

          2.2.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until the same shall be amended thereafter in accordance with the GCL and such certificate of incorporation, provided, however, that the first article of the certificate of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Cadre Technologies Inc." The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until the same shall be amended thereafter in accordance with the GCL, the certificate of incorporation of the Surviving Corporation and such by-laws.

          2.2.3. DIRECTORS. As of the Effective Time, Peter J. Boni shall be the sole director of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

          2.2.4. EFFECT OF THE MERGER. As of the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the GCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     2.3. CONVERSION OF STOCK.

          2.3.1. STOCK OF THE COMPANY. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Common Stock, $.01 par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Stock held in the Company's treasury or by any of the Company's Subsidiaries and (ii) Dissenting Shares (as defined in and to the extent provided in Section 2.7(a)) will be canceled and extinguished and be converted automatically into the right to receive the number of shares of the Common Stock, $.01 par value per share, of Parent ("Parent Stock") equal to the Exchange Ratio, provided, however, that a portion of the shares of Parent Stock issuable pursuant to the Merger in respect of shares of Company Common Stock shall be delivered into escrow and held as specified in Section 2.9. Each share of Parent Stock issued pursuant to the Merger shall be validly issued, fully paid and nonassessable.

          2.3.2. DEFINITION OF EXCHANGE RATIO. As used herein, the following terms shall have the following meanings:

             Actual Negative Net Worth: the Company's consolidated negative net worth (exclusive of the Cadmount Note) on the Net Worth Calculation Date (rounded to the nearest thousand dollars) as determined in accordance with GAAP consistently applied.

             Aggregate Consideration Amount: an amount equal to the Parent Share Amount multiplied by 6 (subject to adjustment to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, or like change with respect to Parent Stock occurring after the date hereof and prior to the Effective Time).

             Aggregate Exercise Price: an amount equal to the aggregate exercise price of all Stock Options and Warrants (Second Set) outstanding immediately prior to the Effective Time payable to the Company upon exercise thereof.

             Exchange Ratio: a number rounded to four decimal places equal to a fraction, the numerator of which is the Parent Share Amount, and the denominator of which is (a) Fully-Diluted Shares minus (b) the Aggregate Exercise Price divided by the Per-Share Consideration Amount.

             Fully-Diluted Shares: the aggregate number of shares of Company Common Stock outstanding at the Effective Time or issuable at the Effective Time upon the exercise in full of Stock Options and Warrants (Second Set) outstanding at the Effective Time.

             Negative Net Worth Limit:  $5,611,000.

             Net Worth Calculation Date: the last day of the month immediately preceding the Effective Time.

             Parent Share Amount: 4,850,000, subject to adjustment as follows: in the event that Actual Negative Net Worth is greater than the Negative Net Worth Limit, then the Parent Share Amount shall be equal to the quotient obtained from the division of a fraction, the numerator of which is (a) 29,100,000 minus (b) the amount that Actual Negative Net Worth is greater than the Negative Net Worth Limit, and the denominator of which is 6. The Parent Share Amount shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, or like change with respect to Parent Stock occurring after the date hereof and prior to the Effective Time.

             Per-Share Consideration Amount: a number rounded to four decimal places equal to (a) the Aggregate Consideration Amount divided by (b) Fully-Diluted Shares.

          2.3.3. STOCK OF MERGER SUB. At the Effective Time, each share of the Common Stock, par value $.01 per share, of Merger Sub ("Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     2.4. STOCK OPTIONS. At the Effective Time, all Stock Options then outstanding shall become options to purchase Parent Stock in accordance with
Section 6.8.1 hereof.

     2.5. WARRANTS. At the Effective Time, all Warrants then outstanding shall become warrants to purchase Parent Stock in accordance with Section 6.9 hereof.

     2.6. FRACTIONAL SHARES. Only whole shares of Parent Stock will be issued by virtue of the Merger. Any holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Stock (after aggregating all fractional shares of Parent Stock to be received by such holder) shall have such fractional share interest rounded up to the nearest whole share.

     2.7. DISSENTING SHARES.

     (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights for such shares in accordance with the GCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Stock pursuant to Section 2.3.1, but the holder thereof shall only be entitled to such rights as are granted by the GCL.

     (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Common Stock who demands appraisal of such shares under the GCL shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Stock, without interest thereon, upon surrender of the certificate representing such shares.

     (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the GCL and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the GCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle any such demands.

     2.8. HOLDER'S AGENT. James P. Lally shall, by virtue of the Merger and the resolutions to be adopted at the Company Meeting, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of Article 8 as they relate to the Stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, to act as the representative of the Stockholders to review and authorize all set-offs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with Parent and its Subsidiaries any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement (the above named representative, as well as any subsequent representative of the Stockholders appointed by him or after his death or incapacity elected by vote of holders of a majority of Company Common Stock outstanding immediately prior to the Effective Time being referred to herein as the "Holder's Agent"). The Holder's Agent shall not be liable to any Stockholder, Parent or its Subsidiaries and their respective Affiliates or any other person with respect to any action taken or omitted to be taken by the Holder's Agent under or in connection with this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith or the part of the Holder's Agent. Each of Parent and Merger Sub and each of their respective Affiliates (including, after the Closing, the Company) shall be entitled to rely on such appointment and treat such Holder's Agent as the duly appointed attorney-in-fact of each Stockholder. Each Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote, without any further action, and each Stockholder who receives shares of Parent Stock in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of the Parent and Merger Sub to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Stockholders.

     2.9. ISSUANCE OF PARENT STOCK.

          2.9.1. STOCKHOLDER LIST. The Company shall prepare a list (the "Stockholder List") setting forth the names and addresses of all Persons who are the record holders of Company Common Stock immediately prior to the Effective Time (the "Stockholders"), which it shall deliver to Parent at the Closing.

          2.9.2. DELIVERY OF CERTIFICATES. At or promptly after the Effective Time, Parent shall cause its transfer agent to prepare two certificates for each Stockholder (other than Cadmount), each such certificate registered in the name of such Stockholder and together representing the total number of shares of Parent Stock issuable pursuant to the Merger in respect of shares of Company Common Stock held by such Stockholder (the "Stockholder's Share Amount"), as follows: (a) one certificate shall represent ten percent of such Stockholder's Share Amount (rounded up to the nearest whole number of shares of Parent Stock), and shall be delivered by Parent to State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), as security for Parent Claims and (b) one certificate (the "Balance Certificate") shall represent the balance of such Stockholder's Share Amount after deducting therefrom the shares of Parent Stock being placed in escrow hereunder. At and after the Effective Time, each Stockholder (other than Cadmount) shall be entitled to receive such Stockholder's Balance Certificate upon delivery to Parent of a certificate or certificates representing the full number of shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time, together with a properly completed transmittal letter, substantially in the form of Exhibit B attached hereto (a "Transmittal Letter"). The Escrow Agent shall hold and administer the shares of Parent Stock delivered to it hereunder in accordance with the terms of an escrow agreement dated as of the Effective Date among Parent, the Holder's Agent and the Escrow Agent (the "Escrow Agreement"), such Escrow Agreement to be substantially in the form of Exhibit C attached hereto.

          2.9.3. CADMOUNT. The parties hereto acknowledge that the shares of Company Common Stock registered in the name of Cadmount are held in escrow pursuant to a Share Purchase Agreement between Cadmount and the Company dated May 1, 1995 and an Escrow Agreement among the Company, Cadmount and Mees Peirson Trust B.V., as escrow agent (the "Cadmount Escrow Agent") dated May 1, 1995. At or promptly after the Effective Time, Parent shall cause its transfer agent to prepare one certificate registered in the name of Cadmount and representing the total number of shares of Parent Stock issuable pursuant to the Merger in respect of shares of Company Common Stock registered in Cadmount's name (the "Cadmount Certificate"). Upon Parent's receipt of a certificate or certificates representing the full number of shares of Company Common Stock registered in Cadmount's name immediately prior to the Effective Time, together with a properly completed Transmittal Letter, Parent shall deliver the Cadmount Certificate to the Cadmount Escrow Agent, and the shares of Parent Stock represented by the Cadmount Certificate shall remain in escrow subject to the terms of such Share Purchase Agreement and Escrow Agreement.

     2.10. CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Foley, Hoag & Eliot in Boston, Massachusetts on the Effective Date simultaneously with the Effective Time, or at such other time and place or on such other date as the parties hereto agree.

     2.11. TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Stockholder requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of issuance of a certificate for shares of Parent Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     2.12. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and (b) qualify for accounting treatment as a pooling of interests under GAAP.

     2.13. ADDITIONAL ACTIONS. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in the Surviving Corporation title to or ownership or possession of any property, right, privilege, power, franchise or other asset of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows:

     3.1. CORPORATE STATUS OF THE COMPANY. Except as set forth on Schedule 3.1 hereto, the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company and its Subsidiaries are duly qualified or licensed to do business as foreign corporations and are in good standing in all jurisdictions in which the character of the properties owned or held under lease by each or the nature of the business transacted by each makes qualification necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which the Company and its Subsidiaries are qualified to do business are set forth on Schedule 3.1 hereto.

     3.2. CAPITAL STOCK.

          3.2.1. AUTHORIZED STOCK OF THE COMPANY. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 14,305,362 shares were issued and outstanding as of February 29, 1996. The outstanding shares of Company Common Stock are held of record and, to the knowledge of the Company, beneficially, by the Stockholders in the amounts set forth opposite their respective names as set forth on
     Schedule 3.2 hereto. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable.

          3.2.2. OPTIONS AND CONVERTIBLE SECURITIES OF THE COMPANY. Except as set forth on Schedule 3.2 or as set forth on the option schedule dated November 30, 1995 previously delivered by the Company to Parent, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Since February 29, 1996, the Company has not issued, sold or otherwise disposed of any shares of its capital stock, other than pursuant to the Company Option Plans. Except as set forth on Schedule 3.2, there are no voting trusts or other agreements or understandings to which the Company or any Stockholder is a party with respect to the voting of the shares of Company Common Stock and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Company Common Stock or other equity securities of the Company.

     3.3. SUBSIDIARIES. A list of the Company's Subsidiaries and their respective jurisdictions of incorporation is set forth on Schedule 3.3 hereto. Except as set forth on Schedule 3.3, immediately prior to the Closing, the Company will beneficially and of record own all of the outstanding securities of its Subsidiaries (except for directors qualifying shares, nominee shares and the like), free and clear of all liens, charges, pledges, security interests, encumbrances, and other restrictions and agreements with respect thereto. All of the outstanding shares of capital stock of the Company's Subsidiaries have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable. Except as contemplated by this Agreement, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of any shares of capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of capital stock, of any of the Company's Subsidiaries.

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     3.4. AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.

          3.4.1. AUTHORITY. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than the approval of the Merger by the vote of the holders of at least two-thirds of the Company Common Stock. This Agreement and the other agreements contemplated hereby to be signed by the Company have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          3.4.2. NO CONFLICT. Except as set forth on Schedule 3.4 hereto, neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will
     (a) conflict with or result in a violation of any provision of the charter documents or by-laws of the Company or its Subsidiaries, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a "Governmental Entity") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) any filings as may be required under applicable state securities laws and the laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Company Material Adverse Effect.

     3.5. FINANCIAL STATEMENTS. The Company has previously furnished Parent with an accurate and complete copy of the consolidated balance sheets of the Company as of December 31, 1995, 1994, 1993 and 1992 and the consolidated statements of operations, cash flows and changes in stockholders' equity of the Company and its Subsidiaries for the respective years then ended, as audited by Deloitte & Touche LLP, the Company's certified public accountants. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Company Financial Statements" and the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1995 is referred to herein as the "Company Balance Sheet." Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company and its Subsidiaries as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods therein set forth, in each case in accordance with GAAP consistently applied (except as otherwise stated therein).

     3.6. ABSENCE OF MATERIAL ADVERSE CHANGES AND UNDISCLOSED
LIABILITIES. Except as set forth on Schedule 3.6 hereto, since the date of the Company Balance Sheet, (a) the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Company Material Adverse Effect and (b) there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any of the shares of capital stock of the Company, or any commitment relating to any of the foregoing. Except as set forth on Schedule 3.6, the Company has no material liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, "Liabilities"), that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements, except (i) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) Liabilities permitted or contemplated by this Agreement, and (iii) Liabilities expressly disclosed on the Schedules delivered hereunder.

     3.7. COMPLIANCE WITH APPLICABLE LAW, ARTICLES AND BY-LAWS. Each of the Company and its Subsidiaries has all requisite licenses, permits and certificates from all Governmental Entities (collectively, "Permits") necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except as set forth on
Schedule 3.7 hereto. All of the Company's and its Subsidiaries' Permits are in full force and effect. Each of the Company and its Subsidiaries is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the knowledge of the Company, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. The business of the Company and its Subsidiaries is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity, except for any violations that, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor its Subsidiaries is in default or violation of any provision of its charter documents or its by-laws.

     3.8. LITIGATION AND AUDITS. Except for any claim, action, suit or proceeding set forth on Schedule 3.8 or 3.9 hereto, (a) there is no investigation by any Governmental Entity with respect to the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or any of its or their assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

     3.9. TAX MATTERS.

          3.9.1. FILING OF RETURNS. Except as set forth on Schedule 3.9 hereto, the Company and its Subsidiaries have prepared and filed on a timely basis with all appropriate governmental authorities all material returns in respect of Taxes that they are required to file on or prior to the Closing, and all such returns are correct and complete in all material respects.

          3.9.2. PAYMENT OF TAXES. Except as set forth on Schedule 3.9, the Company and its Subsidiaries have paid in full all Taxes due on or before the Closing and, in the case of Taxes accruing on or before the Closing that are not due on or before the Closing, the Company has made adequate provision in its books and records and financial statements for such payment.

          3.9.3. WITHHOLDING. Except as set forth on Schedule 3.9, the Company and its Subsidiaries have withheld from each payment made to any of its present or former employees, officers and directors all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities.

          3.9.4. ASSESSMENTS. Except as set forth on Schedule 3.9, there are no assessments of the Company or its Subsidiaries with respect to Taxes that have been issued and are outstanding. Except as set forth on

     Schedule 3.9, no Governmental Entity has examined or audited the Company in respect of Taxes. Except as set forth on Schedule 3.9, neither the Company nor any of its Subsidiaries has received any indication in writing from any Governmental Entity that an assessment in respect of the Company or any of its Subsidiaries is proposed. Neither the Company nor any of its Subsidiaries has executed or filed any agreement extending the period of assessment or collection of any Taxes.

          3.9.5. ACCESS TO RETURNS. Parent has been provided with a copy of or access to all federal, state, local and foreign income Tax returns filed by the Company and its Subsidiaries since January 1, 1990. Parent has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company or its Subsidiaries by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full unless being contested in good faith by the Company or its Subsidiaries.

          3.9.6. DEFINITION OF TAXES. As used herein, "Taxes" means all taxes, levies and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax including unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Entity (including federal, state, municipal and foreign Governmental Entities), and whether disputed or not.

     3.10. EMPLOYEE BENEFIT PLANS.

          3.10.1. LIST OF PLANS. Schedule 3.10 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by the Company or in which any person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time in the last five calendar years by the Company or any ERISA Affiliate (collectively, the "Company Plans"). The Company has made available to Parent complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has made available to Parent complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans that are in the possession of the Company as of the date hereof. The Company does not have any "defined benefit plans" as defined in Section 3(35) of ERISA.

          3.10.2. ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Neither the Company nor any ERISA Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Section 4980B of the Code or to any state law conversion rights. No plan previously maintained by the Company or its ERISA Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by the Company or its ERISA Affiliates. Except as set forth on Schedule 3.10, with respect to all the Company Plans, the Company and every ERISA Affiliate of the Company are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. Neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, have engaged in or been a party to any "prohibited transaction" as defined in
     Section 4975 of the Code and Section 406 of ERISA which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Except as set forth on Schedule 3.10, neither the Company Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

          3.10.3. PLAN DETERMINATIONS. Each Company Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to the Company; and, to the knowledge of the Company, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and applicable law have been made.

          3.10.4. FUNDING.  Except as set forth on Schedule 3.10:

             (a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet;

             (b) there are no actions, liens, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan;

             (c) to the knowledge of the Company, no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Company Plan;

             (d) each Company Plan that is a "group health plan" (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

             (e) with respect to any Company Plan that is qualified under
        Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that is reasonably likely to have a Company Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

     3.11. EMPLOYMENT-RELATED MATTERS.

          3.11.1. LABOR RELATIONS.  Except to the extent set forth on Schedule
     3.11 hereto: (a) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any of its Subsidiaries; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or threatened against or otherwise affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced the same since January 1, 1992; (c) neither the Company nor any of its Subsidiaries have closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time from or after January 1, 1992, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future with respect to which the Company has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation payable by the Company or its Subsidiaries to the employees of the Company and its Subsidiaries before the date hereof have been paid in all material respects as of the date hereof.

          3.11.2. EMPLOYEE LIST. The Company has heretofore delivered to Parent a list (the "Employee List") dated as of January 18, 1996 containing the name of each employee of the Company and its Subsidiaries, and each such employee's position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim, or, to the knowledge of the Company, has any reasonable basis to assert any valid claim, against the Company or its Subsidiaries that either the continued employment by, or association with, the Company or its Subsidiaries of any of the present officers or employees of, or consultants to, the Company or its Subsidiaries contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

     3.12. ENVIRONMENTAL.

          3.12.1. ENVIRONMENTAL LAWS. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) the Company and each of its Subsidiaries have not received any written communication that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) to the knowledge of the Company, there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all material Permits and other governmental authorizations currently held by the Company and each of its Subsidiaries pursuant to the Environmental Laws are in full force and effect, the Company and its Subsidiaries are in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company or its Subsidiaries for the conduct of its and their business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by the Company and each of its Subsidiaries of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

          3.12.2. ENVIRONMENTAL CLAIMS. Except as set forth on Schedule 3.12 hereto and except for Environmental Claims which, individually or in the aggregate, would not have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          3.12.3. NO BASIS FOR CLAIMS. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, to the knowledge of the Company, there are no past or present actions or activities by the Company or any of its Subsidiaries, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries may have retained or assumed either contractually or by operation of law.

     3.13. NO BROKER'S OR FINDER'S FEES. The Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

     3.14. ASSETS OTHER THAN REAL PROPERTY.

          3.14.1. TITLE. The Company or one of its Subsidiaries has good and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, "Encumbrances"), except for (a) assets disposed of since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.14 hereto.

          3.14.2. INVENTORY. Except as set forth on Schedule 3.14, the inventory reflected on the Company Balance Sheet contains no material amount of slow-moving or obsolete items that have not been reserved for. The values at which such inventories are carried on the Company Balance Sheet reflect the normal inventory valuation policies of the Company and are carried in accordance with GAAP, consistently applied.

          3.14.3. CONDITION. Except as set forth on Schedule 3.14, all receivables shown on the Company Balance Sheet and all receivables accrued by the Company since the date of the Company Balance Sheet, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the Company Balance Sheet, any additional allowance in respect thereof calculated in a manner consistent with the allowance reflected in the Company Balance Sheet. All material plant, equipment and personal property owned by the Company and its Subsidiaries and regularly used in its and their businesses is in good operating condition and repair, ordinary wear and tear excepted.

     3.15. REAL PROPERTY.

          3.15.1. COMPANY REAL PROPERTY. Neither the Company nor any of its Subsidiaries owns any real property.

          3.15.2. COMPANY LEASES. Schedule 3.15 hereto lists all of the Company Leases. Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.15), have been made available by the Company to Parent. The Company Leases grant leasehold estates free and clear of all Encumbrances granted by or caused by the actions of the Company. To the knowledge of the Company, the Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on Schedule 3.15, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor are there any facts or circumstances that would reasonably indicate that the Company or any of its Subsidiaries is likely to be in material breach or default thereunder. Schedule 3.15 correctly identifies each Company Lease the provisions of which would be materially and adversely affected by the transactions contemplated hereby and each Company Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company or any of its Subsidiaries. No Company Leases have an unexpired term which including any renewal or extensions of such term provided for in the Company Lease could exceed fifty years.

          3.15.3. CONDITION. All buildings, structures and fixtures, or parts thereof, used by the Company or any of its Subsidiaries in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the terms of the Company Leases, to be insured by third parties.

     3.16. AGREEMENTS, CONTRACTS AND COMMITMENTS.

          3.16.1. COMPANY AGREEMENTS. Except as set forth on Schedule 3.16 hereto or any other Schedule hereto, neither the Company nor any of its Subsidiaries is a party to:

             (a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

             (b) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by the Company or any of its Subsidiaries);

             (c) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services or employment in which the Company or any of its Subsidiaries has agreed on the termination of such agreement to make any payments greater than those that would otherwise be imposed by law;

             (d) any agreement of guarantee or indemnification in an amount that is material to the Company and its Subsidiaries taken as a whole;

             (e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company or any of its Subsidiaries to compete with any person in any geographic area or to engage in any line of business;

             (f) any lease other than the Company Leases under which the Company or any of its Subsidiaries is lessee that involves payments of $50,000 or more per annum or is material to the conduct of the business of the Company;

             (g) any joint venture or profit-sharing agreement (other than with employees);

             (h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to the Company or any of its Subsidiaries or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $50,000 or more;

             (i) any license agreement, either as licensor or licensee, involving payments (including past payments) of $50,000 or more, or any material distributor, dealer, reseller, franchise, manufacturer's representative, or sales agency or any other similar material contract or commitment;

             (j) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

             (k) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of the Company or any of its Subsidiaries;

             (l) any agreement for the sale by the Company or its Subsidiaries of materials, products, services or supplies that involves future payments to the Company or its Subsidiaries of more than $50,000;

             (m) any agreement for the purchase by the Company or any of its Subsidiaries of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by the Company or any of its Subsidiaries to make future payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months' notice or
        (ii) was not entered into in the ordinary course of business;

             (n) any agreement or arrangement with any third party to develop any intellectual property or other asset expected to be used or currently used or useful in the business of the Company and its Subsidiaries;

             (o) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company or any of its Subsidiaries that involves future payments by it of more than $50,000;

             (p) any agreement or commitment to which present or former directors, officers or Affiliates of the Company (or directors or officers of an Affiliate of the Company) are also parties;

             (q) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company or any of its Subsidiaries of more than $100,000, other than the Company Leases; or

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             (r) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

          3.16.2. VALIDITY. Except as set forth on Schedule 3.16, to the knowledge of the Company, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.16 are valid and in full force and effect and the Company has not, nor, to the knowledge of the Company, has any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or have been cured or waived. Schedule 3.16 identifies each contract and other document set forth on Schedule 3.16 or disclosed by the Company on another Schedule hereto that requires the consent of a third party in connection with the transactions contemplated hereby.

     3.17. INTELLECTUAL PROPERTY.

          3.17.1. RIGHT TO INTELLECTUAL PROPERTY.  Except as set forth on
     Schedule 3.17 hereto, the Company and its Subsidiaries own, or have perpetual, fully paid, worldwide rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of the Company and its Subsidiaries as currently conducted (the "Company Proprietary Rights").

          3.17.2. NO CONFLICT. Set forth on Schedule 3.17 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.17, none of the Company's or its Subsidiaries' currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company or any of its Subsidiaries been requested to make any such registration. Set forth on
     Schedule 3.17 is a complete list of all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries or any other person is authorized to use any Company Proprietary Right (excluding End-User Licenses) or other trade secret material to the business of the Company and its Subsidiaries, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither the Company nor any of its Subsidiaries is in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company or its Subsidiaries' rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company nor any of its Subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth on Schedule 3.17, the Company or one of its Subsidiaries is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all liens, claims and encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used. No claims with respect to the Company Proprietary Rights have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of the Company and its Subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company and its Subsidiaries infringes on any copyright, patent, trademark, service mark

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     or trade secret, (b) against the use by the Company or any of its
     Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's or any of its Subsidiaries' business as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries, or (c) challenging the ownership by the Company or any of its Subsidiaries, validity or effectiveness of any of the Company Proprietary Rights. All material registered trademarks, service marks and copyrights held by the Company and its Subsidiaries are valid and subsisting. To the knowledge of the Company there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. No Company Proprietary Right or product of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or its Subsidiaries are restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company's products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

          3.17.3. EMPLOYEE AGREEMENTS. Except as set forth on Schedule 3.17, each employee, officer and consultant of the Company and its Subsidiaries has executed a confidentiality agreement in substantially the form attached hereto as Schedule 3.17.3, providing the Company or one of its Subsidiaries with title and ownership to the Company Proprietary Rights developed or used by the Company and its Subsidiaries in their business. No employee, officer or consultant of the Company and its Subsidiaries is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

     3.18. INSURANCE CONTRACTS. Schedule 3.18 hereto lists all contracts of insurance and indemnity (not shown in any other Schedule to this Agreement) in force at the date hereof with respect to the Company and its Subsidiaries. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the "Company Insurance Contracts") insure against such risks, and are in such amounts, as appropriate and reasonable considering the Company and its Subsidiaries' property, business and operations. All of the Company Insurance Contracts are in full force and effect, with no default thereunder by the Company or its Subsidiaries which could permit the insurer to deny payment of claims thereunder. The Company has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

     3.19. BANKING RELATIONSHIPS. Schedule 3.19 hereto shows the names and locations of all banks and trust companies in which the Company or any of its Subsidiaries has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

     3.20. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company and stockholders of Parent in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Meeting") and in connection with the meeting of Parent's stockholders to consider the issuance of shares of Parent Stock pursuant to the Merger (the "Parent Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Parent's stockholders, at the time of the Company Meeting or

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

Parent Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or Parent Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     3.21. POOLING. To the knowledge of the Company, based on consultation with the Company's independent accountants, neither the Company nor any of its directors, officers or shareholders has taken any action that would prevent Parent from accounting for the Merger as a pooling of interests under GAAP.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, represent and warrant to the Stockholders as follows:

     4.1. CORPORATE STATUS OF PARENT AND ITS SUBSIDIARIES. Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Parent and its Subsidiaries are duly qualified or licensed to do business as foreign corporations and are in good standing in all jurisdictions in which the character of the properties owned or held under lease by each or the nature of the business transacted by each makes qualification necessary, except where failure to be so qualified would not have a Parent Material Adverse Effect.

     4.2. CAPITAL STOCK.

          4.2.1. AUTHORIZED STOCK OF PARENT. The authorized capital stock of Parent consists of (a) 26,200,000 shares of Parent Stock, of which 12,474,686 shares are issued and outstanding as of February 29, 1996 and
     (b) 1,600,000 shares of Preferred Stock, $1.00 par value per share, of which no shares are issued and outstanding. All of the outstanding shares of Parent Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable. Each share of Parent Stock issued pursuant to the Merger shall be validly issued, fully paid and nonassessable.

          4.2.2. AUTHORIZED STOCK OF MERGER SUB. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Merger Sub Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable.

          4.2.3. CONVERTIBLE SECURITIES OF PARENT. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Parent to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than (a) the transactions contemplated by this Agreement, (b) as disclosed in Schedule 4.2.3 hereto or (c) pursuant to the Parent's Amended and Restated 1986 Incentive and Nonqualified Stock Option Plan and Parent's 1992 Stock Purchase Plan (together, the "Parent Stock Plans"). Since February 9, 1996, Parent has not issued, sold or otherwise disposed of any shares of its capital stock, other than as described on Schedule 4.2.3 hereto and pursuant to the Parent Stock Plans. Except (a) for the transactions contemplated by this Agreement, (b) as set forth on Schedule 4.2.3 and (c) for options and rights granted pursuant to the

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     Parent Stock Plans, neither Parent nor any Subsidiary is a party to or bound by any outstanding options, restrictions or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of capital stock or other equity securities of Parent or any Subsidiary. 2,006,524 shares of Parent Stock are subject to options outstanding as of March 11, 1996 under Parent's Amended and Restated 1986 Incentive and Nonqualified Stock Option Plan and 4,550,000 shares of Parent Stock are reserved for issuance under the Parent Stock Plans.

     4.3. SUBSIDIARIES. A list of Parent's Subsidiaries and their respective jurisdictions of incorporation is set forth on Schedule 4.3 hereto. Except as set forth on Schedule 4.3, immediately prior to the Closing, Parent will beneficially and of record own all of the outstanding securities of its Subsidiaries (except for directors qualifying shares, nominee shares and the like), free and clear of all liens, charges, pledges, security interests, encumbrances, and other restrictions and agreements with respect thereto. All of the outstanding shares of capital stock of Parent's Subsidiaries have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable. Except as contemplated by this Agreement, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Parent or any of its Subsidiaries to issue, sell or otherwise dispose of any shares of capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of capital stock, of any of Parent's Subsidiaries.

     4.4. AUTHORITY FOR AGREEMENT; NONCONTRAVENTION.

          4.4.1. AUTHORITY OF PARENT. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and the stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than the approval of the issuance of the shares of Parent Stock pursuant to the Merger by the vote of the holders of a majority of Parent Stock. This Agreement and the other agreements contemplated hereby to be signed by Parent or Merger Sub have been duly executed and delivered by Parent and Merger Sub, as the case may be, and constitute valid and binding obligations of Parent and Merger Sub, as the case may be, enforceable against Parent and Merger Sub in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          4.4.2. NO CONFLICT. Except as set forth on Schedule 4.4.2 hereto, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the performance by Parent or Merger Sub of its obligations hereunder, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of Parent or its Subsidiaries (including Merger Sub), or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Merger Sub or any of Parent's other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a Form 8-K and Form 10-C with the SEC within fifteen days and ten days, respectively, after the Closing, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (v) any

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

     filings as may be required under applicable state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

     4.5. SEC STATEMENTS, REPORTS AND DOCUMENTS. Parent has timely filed all required forms, reports, statements and documents with the SEC since January 1, 1993. Parent heretofore has delivered or made available to counsel for the Company true and complete copies of (a) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1994 and 1995, respectively, (b) its Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1995 and December 31, 1995, respectively, (c) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since June 30, 1994,
(d) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since June 30, 1994, and (e) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the documents referred to in clauses (a), (b), (c), (d) and (e) being hereinafter referred to as the "Parent Reports"). As of their respective dates, the Parent Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Parent included in the Parent Reports were prepared in conformity with GAAP applied on a consistent basis (except as otherwise stated in the financial statements), and present fairly the consolidated financial position, results of operations and changes in financial position of Parent and its consolidated Subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to
(i) the absence of certain notes thereto and (ii) normal year-end audit adjustments which are not in the aggregate material. The consolidated balance sheet of Parent and its Subsidiaries as at December 31, 1995, including the notes thereto, is hereinafter referred to as the "Parent Balance Sheet." Parent has heretofore furnished or made available to the Company a correct and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     4.6. ABSENCE OF MATERIAL ADVERSE CHANGES AND UNDISCLOSED LIABILITIES. Since the date of the Parent Balance Sheet, (a) Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Parent Material Adverse Effect and (b) there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by Parent or its Subsidiaries of, any of the shares of capital stock of Parent or its Subsidiaries, or any commitment related to the foregoing except as contemplated by this Agreement and the transactions contemplated hereby. Parent and its Subsidiaries, considered as a whole, have no material Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the Parent Balance Sheet or elsewhere in the Parent Reports, except (i) Liabilities incurred in the ordinary course of business since the date of the Parent Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect, (ii) Liabilities permitted or contemplated by this Agreement, and (iii) Liabilities expressly disclosed on the Schedules delivered hereunder.

     4.7. COMPLIANCE WITH APPLICABLE LAW, CHARTER AND BY-LAWS. Each of Parent and its Subsidiaries has all requisite Permits from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except as set forth on Schedule 4.7 hereto. All of Parent's and its Subsidiaries' Permits are in full force and effect. Each of Parent and its Subsidiaries is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the knowledge of Parent, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. The business of Parent and its Subsidiaries is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity (including the applicable provisions of the Securities Act and the Exchange Act),

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except for any violations that, in the aggregate, do not and could not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is in default or violation of any provision of its charter documents or its by-laws.

     4.8. LITIGATION AND AUDITS. Except for any claim, action, suit or proceeding disclosed in the Parent Reports or set forth on Schedule 4.8 hereto,
(a) there is no investigation by any Governmental Entity with respect to Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated to Parent or any of its Subsidiaries an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or threatened against or involving Parent or any of its Subsidiaries, or any of its or their assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any arbitrator or Governmental Entity outstanding against Parent or any of its Subsidiaries.

     4.9. TAX MATTERS.

          4.9.1. FILING OF RETURNS. Except as set forth on Schedule 4.9 hereto, Parent and its Subsidiaries have prepared and filed on a timely basis with all appropriate governmental authorities all returns and other documents in respect of Taxes that they are required to file on or prior to the Closing, and all such returns or other documents are correct and complete in all material respects.

          4.9.2. PAYMENT OF TAXES. Parent and its Subsidiaries have paid in full all Taxes accruing due on or before the Closing and, in the case of Taxes accruing on or before the Closing that are not due on or before the Closing, Parent has made adequate provision in its books and records and financial statements for such payment.

          4.9.3. WITHHOLDING. Parent and its Subsidiaries have withheld from each payment made to any of their present or former employees, officers and directors all amounts required by law to be withheld and have, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities.

          4.9.4. ASSESSMENTS. There are no assessments of Parent or its Subsidiaries with respect to Taxes that have been issued and are outstanding. Except as set forth on Schedule 4.9, no Governmental Entity has examined or audited Parent or its Subsidiaries in respect of Taxes. Except as set forth on Schedule 4.9, neither Parent nor any of its Subsidiaries has received any indication in writing from any Governmental Entity that an assessment in respect of Parent or any of its Subsidiaries is proposed. Neither Parent nor any of its Subsidiaries have executed or filed any agreement extending the period of assessment or collection of any Taxes.

          4.9.5. ACCESS TO RETURNS. The Company has been provided with a copy of or access to all federal, state, local and foreign income Tax returns filed by Parent and its Subsidiaries since January 1, 1992. The Company has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of Parent or its Subsidiaries by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full unless being contested in good faith by Parent or its Subsidiaries.

     4.10. EMPLOYEE BENEFIT PLANS; COMPLIANCE WITH ERISA.

          4.10.1. LIST OF PLANS. Schedule 4.10 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs, or agreements, and every material written personnel policy relating to any persons employed by Parent or in which any person employed by parent is eligible to participate and which is currently maintained or was maintained at any time in the last five calendar years by Parent or by any ERISA

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

     Affiliate (collectively, the "Parent Plans"). Parent has made available to the Company complete copies, as of the date hereof, of all of the Parent Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. Parent has made available to the Company complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Parent Plans that are in the possession of Parent as of the date hereof. Parent does not have any "defined benefit plans" as defined in Section 3(35) of ERISA.

          4.10.2. ERISA. Neither Parent nor any ERISA Affiliate has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Neither Parent nor any ERISA Affiliate has ever maintained a Parent Plan providing health or life insurance benefits to former employees, other than as required pursuant to Section 4980B of the Code or to any state law conversion rights. No plan previously maintained by Parent or its ERISA Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Parent Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by Parent or its ERISA Affiliates. With respect to all the Parent Plans, Parent and every ERISA Affiliate are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. Neither Parent nor any ERISA Affiliate, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Parent Plans, have engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and
     Section 406 of ERISA which could subject Parent or its affiliates, directors or employees or the Parent Plans or the trusts relating thereto or any party dealing with any of the Parent Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Except as set forth on Schedule 4.10, neither the Parent Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

          4.10.3. PLAN DETERMINATIONS. Each Parent Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Parent; and, to the knowledge of Parent, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each Parent Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Parent Plan terms and applicable law have been made.

          4.10.4. FUNDING.  Except as set forth on Schedule 4.10:

             (a) all contributions, premiums or other payments due or required to be made to the Parent Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Parent Balance Sheet;

             (b) there are no actions, liens, suits or claims pending or, to the knowledge of Parent, threatened (other than routine claims for benefits) with respect to any Parent Plan;

             (c) to the knowledge of Parent, no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Parent Plan;

             (d) each Parent Plan that is a "group health plan" (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

             (e) with respect to any Parent Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any liability that is reasonably likely to have a Parent Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

     4.11. EMPLOYMENT-RELATED MATTERS. (a) Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Parent or any of its Subsidiaries; (b) there is no labor strike, dispute, slowdown, work stoppage, lockout or other labor controversy that is pending or threatened against or otherwise affecting Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has experienced the same since January 1, 1992; and (c) all salaries, wages, vacation pay, bonuses, commissions and other compensation payable by Parent or its Subsidiaries to the employees of Parent and its Subsidiaries before the date hereof have been paid in all material respects as of the date hereof.

     4.12. ENVIRONMENTAL.

          4.12.1. ENVIRONMENTAL LAWS. Except for matters which, individually or in the aggregate, would not have a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) Parent and each of its Subsidiaries have not received any written communication that alleges that Parent or any of its Subsidiaries is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) to the knowledge of Parent, there are no circumstances that may prevent or interfere with full compliance in the future with all applicable Environmental Laws; (d) all material Permits and other governmental authorizations currently held by Parent and each of its Subsidiaries pursuant to the Environmental Laws are in full force and effect, Parent and its Subsidiaries are in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by Parent or its Subsidiaries for the conduct of its and their business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by Parent and each of its Subsidiaries of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

          4.12.2. ENVIRONMENTAL CLAIMS. Except for Environmental Claims which, individually or in the aggregate, would not have a Parent Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Parent, threatened against or involving Parent or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          4.12.3. NO BASIS FOR CLAIMS. Except for matters which, individually or in the aggregate, would not have a Parent Material Adverse Effect, to the knowledge of Parent, there are no past or present actions or activities of Parent or any of its Subsidiaries, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against Parent or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries may have retained or assumed either contractually or by operation of law.

     4.13. NO BROKER'S OR FINDER'S FEES. Except as set forth on Schedule 4.13 hereto, Parent has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

     4.14. ASSETS OTHER THAN REAL PROPERTY.

          4.14.1. TITLE. Parent or one of its Subsidiaries has good and marketable title to all of the tangible assets shown on the Parent Balance Sheet, in each case, free and clear of any Encumbrances, except for (a) assets disposed of since the date of the Parent Balance Sheet in the ordinary course of business and in a manner consistent with past practices,
     (b) liabilities, obligations and Encumbrances reflected in the Parent Balance Sheet or otherwise in the Parent Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 4.14 hereto.

          4.14.2. INVENTORY. The inventory reflected on the Parent Balance Sheet contains no material amount of slow-moving or obsolete items that have not been reserved for. The values at which such inventories are carried on the Parent Balance Sheet reflect the normal inventory valuation policies of Parent and are carried in accordance with GAAP, consistently applied.

          4.14.3. CONDITION. All receivables shown on the Parent Balance Sheet and all receivables accrued by Parent since the date of the Parent Balance Sheet, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the Parent Balance Sheet, any additional allowance in respect thereof calculated in a manner consistent with the allowance reflected in the Parent Balance Sheet. All material plant, equipment and personal property owned by Parent and its Subsidiaries and regularly used in its and their businesses is in good operating condition and repair, ordinary wear and tear excepted.

     4.15. REAL PROPERTY.

          4.15.1. PARENT REAL PROPERTY. Neither Parent nor any of its Subsidiaries owns any real property.

          4.15.2. PARENT LEASES. Schedule 4.15 lists all of the Parent Leases. Complete copies of the Parent Leases, and all material amendments thereto (which are identified on Schedule 4.15), have been made available by Parent to the Company. The Parent Leases grant leasehold estates free and clear of all Encumbrances granted by or caused by the actions of Parent or its Subsidiaries. To the knowledge of Parent, the Parent Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on Schedule 4.15, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any other party to a Parent Lease, has committed a material breach or default under any Parent Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor are there any facts or circumstances that would reasonably indicate that Parent or any of its Subsidiaries is likely to be in material breach or default thereunder. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Parent Leases remains to be paid for or to be performed by Parent or any of its Subsidiaries. No Parent Leases have an unexpired term which including any renewal or extensions of such term provided for in the Parent Lease could exceed fifty years.

          4.15.3. CONDITION. All buildings, structures and fixtures, or parts thereof, used by Parent or any of its Subsidiaries in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the terms of the Parent Leases, to be insured by third parties.

     4.16. AGREEMENTS, CONTRACTS AND COMMITMENTS. All contracts, leases, instruments, licenses and other agreements required to be filed as an exhibit to the Parent Reports or disclosed by Parent on a Schedule hereto (collectively, "Parent Agreements") are valid and in full force and effect and neither Parent nor any of its Subsidiaries has, nor has any other party thereto, breached any provision of, or defaulted under the terms of, nor, to the knowledge of Parent, are there any facts or circumstances that would reasonably indicate that Parent or any of its Subsidiaries is likely to be in breach or default under any such contract, lease, instrument, license or agreement, except for any breaches or defaults that, in the aggregate, do not have and could not reasonably be expected to have a Parent Material Adverse Effect.

     4.17. INTELLECTUAL PROPERTY.

          4.17.1. RIGHT TO INTELLECTUAL PROPERTY.  Except as set forth on
     Schedule 4.17.1 hereto, Parent and its Subsidiaries own, or have perpetual, fully paid, worldwide rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in and are material to the business of Parent and its Subsidiaries as currently conducted (the "Parent Proprietary Rights").

          4.17.2. NO CONFLICT. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent nor any of its Subsidiaries to be in violation or default under any material license, sublicense or agreement to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries or any other person is authorized to use any Parent Proprietary Right (excluding End-User Licenses) or other trade secret material to the business of Parent and its Subsidiaries, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. No claims with respect to the Parent Proprietary Rights have been asserted or, to the knowledge of Parent, are threatened by any person nor are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of Parent and its Subsidiaries as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by Parent and its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (b) against the use by Parent or any of its Subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Parent's or any of its Subsidiaries' business as currently conducted or as proposed to be conducted by Parent or any of its Subsidiaries, or (c) challenging the ownership by Parent or any of its Subsidiaries, validity or effectiveness of any of the Parent Proprietary Rights. To the knowledge of Parent there is no material unauthorized use, infringement or misappropriation of any of the Parent Proprietary Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries. No Parent Proprietary Right or product of Parent or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has entered into any agreement (other than exclusive distribution or third party reseller agreements) under which Parent or its Subsidiaries are restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     4.18. INSURANCE CONTRACTS. Schedule 4.18 hereto lists all contracts of insurance and indemnity (not shown in any other Schedule to this Agreement) in force at the date hereof with respect to Parent and its Subsidiaries. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the "Parent Insurance Contracts") insure against such risks, and are in such amounts, as appropriate and reasonable considering Parent and its Subsidiaries' property, business and operations. All of the Parent Insurance Contracts are in full force and effect, with no default thereunder by Parent or its Subsidiaries which could permit the insurer to deny payment of claims thereunder. Parent has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Parent Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Parent has not received or given a notice of cancellation with respect to any of the Parent Insurance Contracts.

     4.19. POOLING. To the knowledge of Parent, based on consultation with Parent's independent accountants, neither Parent nor any of its directors, officers or shareholders has taken any action that would prevent Parent from accounting for the Merger as a pooling of interests under GAAP.

     4.20. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of the Company made in Section 3.20, the registration statement on Form S-4 (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Parent

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

Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information in the Proxy Statement to be sent to the stockholders of the Company and stockholders of Parent in connection with the Company Meeting and the Parent Meeting shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Parent's stockholders, at the time of the Company Meeting or Parent Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or Parent Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub shall promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE 5
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1. CONDUCT OF BUSINESS OF THE COMPANY.  Except as set forth on Schedule
5.1 hereto, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use all reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company's and each of its Subsidiaries' goodwill and ongoing business be unimpaired at the Effective Time, and (ii) promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company and each of its Subsidiaries which will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company and each of its Subsidiaries shall not, except to the extent that Parent shall otherwise consent in writing:

          (a) amend its charter documents or by-laws;

          (b) declare or pay any dividends or distributions on the Company's outstanding shares of capital stock nor purchase, redeem or otherwise acquire for consideration any shares of the Company's capital stock or other securities except in accordance with agreements existing as of the date hereof or as permitted under the Company Option Plans;

          (c) issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than the issuance of shares of Company Common Stock pursuant to the conversion, exercise or exchange of securities therefor outstanding as of the date hereof in accordance with their terms;

          (d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability, except (i) obligations incurred in the ordinary course of business consistent with past practices and (ii) obligations under the Company's line of credit with Silicon Valley Bank (and its line of credit, if any, with any other lender reasonably acceptable to Parent) (A) not to exceed $5.5 million in the aggregate outstanding at any time from the date hereof through the day immediately preceding the Net Worth Calculation Date and (B) not to exceed $5.0 million in the aggregate outstanding at any time from the Net Worth Calculation Date through the Effective Time;

          (e) pay, discharge or satisfy any claim, obligation or Liability in excess of $50,000 (in any one case) or $100,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Company Balance Sheet, or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices or in connection with this transaction;

          (f) except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

          (g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, except in the ordinary course of business consistent with past practices and except with respect to securing its obligations to Silicon Valley Bank (and another lender reasonably acceptable to Parent) and Parent;

          (h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, except in the ordinary course of business consistent with past practices;

          (i) subject to Section 5.1(o), increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, ten percent (10%) of the director's or officer's salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

          (j) dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company or any of its Subsidiaries to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

          (k) sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

          (l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have a Company Material Adverse Effect;

          (m) amend in any material respect any agreement to which the Company or any of its Subsidiaries is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

          (n) waive, release, transfer or permit to lapse any claims or rights
     (i) that has a value, or involves payment or receipt by it, of more than $50,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Company Material Adverse Effect;

          (o) intentionally take any action, including the acceleration of vesting of any options or other rights to acquire shares of the capital stock of the Company, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests under GAAP;

          (p) take any action that would materially decrease the Company's net worth, provided, however, that payments by the Company of reasonable legal and accounting fees related to the Merger shall not be deemed to be a breach of this Section 5.1(p);

          (q) make any change in any method of accounting or accounting practice other than changes required to be made in order that the Company's financial statements comply with GAAP; or

          (r) agree, whether in writing or otherwise, to take any action described in this Section 5.1.

     5.2. CONDUCT OF BUSINESS OF PARENT. Between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and each of its Subsidiaries shall, except to the extent that the Company shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use all reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that Parent's and each of its Subsidiaries' goodwill and ongoing business be unimpaired at the Effective Time, and (ii) promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent and each of its Subsidiaries which will have or could reasonably be expected to have a Parent Material Adverse Effect. In addition, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and each of its Subsidiaries shall not, except to the extent that the Company shall otherwise consent in writing:

          (a) amend the charter documents or by-laws of Parent or Merger Sub;

          (b) declare or pay any dividends or distributions on Parent's outstanding shares of capital stock nor purchase, redeem or otherwise acquire for consideration any shares of Parent's capital stock or other securities except in accordance with agreements existing as of the date hereof or as permitted under the Parent Stock Plans;

          (c) issue or sell any shares of Parent's capital stock, effect any stock split or otherwise change Parent's capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating Parent to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than (i) the issuance of shares of Parent Stock pursuant to the conversion, exercise or exchange of securities therefor outstanding as of the date hereof in accordance with their terms and (ii) options to purchase shares of Parent Stock to be granted consistent with past practice;

          (d) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of Parent and its Subsidiaries, except in the ordinary course of business consistent with past practices;

          (e) dispose of, permit to lapse, or otherwise fail to preserve the rights of Parent and its Subsidiaries to use the Parent Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Parent Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure,

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

     settlement or modification that does not have and could not reasonably be expected to have a Parent Material Adverse Effect;

          (f) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have a Parent Material Adverse Effect, other than guaranteeing payment of indebtedness of the Company;

          (g) amend in any material respect any agreement to which Parent or any of its Subsidiaries is a party the amendment of which will have or could reasonably be expected to have a Parent Material Adverse Effect;

          (h) waive, release, transfer or permit to lapse any claims or rights
     (i) that has a value, or involves payment or receipt by it, of more than $100,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Parent Material Adverse Effect;

          (i) intentionally take any action, including the acceleration of vesting of any options or other rights to acquire shares of the capital stock of Parent, which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests under GAAP; or

          (j) agree, whether in writing or otherwise, to take any action described in this Section 5.2.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

     6.1. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to have the Registration Statement declared effective as soon thereafter as practicable; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Proxy Statement shall include the recommendations of (i) the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board under applicable law and (ii) the Board of Directors of Parent in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of Parent's Board under applicable law.

     6.2. MEETING OF STOCKHOLDERS. Promptly after the Registration Statement is declared effective by the SEC, the Company shall take all action necessary in accordance with the GCL and its certificate of incorporation and by-laws to convene the Company Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The Company shall consult with Parent and use all reasonable efforts to hold the Company Meeting on the same day as the Parent Meeting. Promptly after the Registration Statement is declared effective by the SEC, Parent shall take all action necessary in accordance with the Massachusetts Business Corporation Law and its articles of organization and by-laws to convene the Parent Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the issuance of shares of Parent Stock to the Stockholders in the Merger as contemplated hereby. Parent shall consult with the Company and use all reasonable efforts to hold the Parent Meeting on the same day as the Company Meeting.

     6.3. EXCLUSIVITY. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article 9 hereof, the Company and its Subsidiaries will not, directly or indirectly, through their respective affiliates, agents, officers and directors,
(a) solicit, initiate, participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to any person, entity or group concerning, any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving the Company or any of its Subsidiaries or (b) effect, or enter into any agreement to effect, any such transaction. The Company will

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promptly communicate to Parent the terms of any proposal or offer or request for information which it or any of its Subsidiaries may receive in respect of any such proposed transaction.

     6.4. EXPENSES. Each party hereto shall be responsible for its own costs and expenses in connection with the Merger, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants.

     6.5. POOLING ACCOUNTING. Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests under GAAP. Each of Parent and the Company shall use its best efforts to cause its Affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests under GAAP.

     6.6. AFFILIATE AGREEMENTS. Set forth on Schedule 6.6 is a list of those persons who are, in Parent's or the Company's reasonable judgment, as the case may be, Affiliates of Parent or the Company, as the case may be. Each of Parent and the Company shall provide the other such information and documents as the other shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent prior to the Closing from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit D (each a "Company Affiliate Agreement", collectively, the "Company Affiliate Agreements"). Parent shall use its best efforts to deliver or cause to be delivered to the Company prior to the Closing from each of the Affiliates of Parent, an executed Affiliate Agreement in the form attached hereto as Exhibit E (each a "Parent Affiliate Agreement", collectively, the "Parent Affiliate Agreements"). Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Stock, consistent with the terms of the Company Affiliate Agreements.

     6.7. BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of shares of Parent Stock pursuant hereto and the transactions contemplated hereby except that it will not be required to execute a general consent to service of process in jurisdictions where it has not already done so. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Stock pursuant hereto.

     6.8. STOCK OPTIONS.

          6.8.1. EXERCISABLE FOR PARENT STOCK. Parent agrees that, at the Effective Time, each outstanding Stock Option, whether vested or unvested, will become an option exercisable into Parent Stock. Each such Stock Option shall continue to have, and be subject to, the same terms and conditions set forth in the option agreement for such Stock Option and the Company Option Plan, except that (a) such Stock Option shall be exercisable (when vested) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (b) the per share exercise price for shares of Parent Stock issuable upon exercise of such Stock Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent or the Surviving Corporation shall issue to each holder of an outstanding Stock Option a document evidencing the foregoing. Parent intends that the assumption and substitution of Stock Options that constitute "incentive stock options," as defined in Section 422(b) of the Code, will not constitute a modification of such options, as defined in Section 424 of the Code.

          6.8.2. FORM S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Stock issuable with respect to Stock Options no later than sixty days after the Closing Date, and Parent shall use its best efforts to cause such registration statement to become effective then and remain effective for as long as the Stock Options are outstanding.

     6.9. WARRANTS. Parent agrees that, at the Effective Time, each outstanding Warrant will become a warrant exercisable for Parent Stock. Each such Warrant shall continue to have, and be subject to, the same terms and conditions set forth in the agreement for such Warrant, except that (a) such Warrant shall be exercisable (when vested) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (b) the per share exercise price for shares of Parent Stock issuable upon exercise of such Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time (after giving effect to any adjustment to such exercise price required by such Warrant as a result of the Merger) by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent or the Surviving Corporation shall issue to each holder of an outstanding Warrant a document evidencing the foregoing.

     6.10. BOARD REPRESENTATION. As of the date hereof, Parent's Board of Directors has five members and two vacancies. The Board of Directors of Parent shall take appropriate action so that, effective upon the Effective Time, (a) one vacancy shall be filled by William Goddard and (b) the other vacancy shall be filled by a person selected by Parent and the Holder's Agent, provided, however, if Parent and the Holder's Agent are unable to agree on a person to fill such vacancy, then the vacancy shall remain unfilled until the stockholders of Parent elect a person to fill such vacancy.

     6.11. TAX-FREE REORGANIZATION. Parent and the Company shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

     6.12. ACCESS AND INFORMATION. The Company and Parent shall afford to the other and to its officers, employees, accountants, counsel and other authorized representatives full and complete access, upon 24 hours advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, to its offices, properties, books and records and those of its Subsidiaries, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to the other party such additional financial and operating data and other information as to its business, customers, vendors and properties and those of its Subsidiaries as the other party may from time to time reasonably request.

     6.13. PUBLIC DISCLOSURE. Except as otherwise required by law, any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Merger and the terms and existence of this Agreement) shall be developed by Parent, subject to the Company's review. The Company and Parent agree that each party's non-disclosure obligations contained in the Nondisclosure Agreement dated October 11, 1995 signed by the Company and Parent shall remain in full force and effect in accordance with the terms of such Agreement.

     6.14. NO SOLICITATION OF EMPLOYEES. Parent and the Company agree that between the date of this Agreement and the Effective Time or the date one year after the date, if any, on which this Agreement is earlier terminated pursuant to its terms, neither party shall solicit, induce or recruit any of the other party's employees to leave their employment.

     6.15. ESCROW AGREEMENT. At the Closing, Parent and the Holder's Agent shall enter into the Escrow Agreement with the Escrow Agent.

     6.16. COMPANY CLOSING CERTIFICATE. At or prior to the Closing, the Company shall deliver to Parent a certificate signed on behalf of the Company by the President and Chief Financial Officer of the Company (the "Company Closing Certificate"), which shall set forth the Actual Negative Net Worth.

     6.17. CADMOUNT ACKNOWLEDGMENT. At or prior to the Closing, Cadmount shall execute an acknowledgment (the "Cadmount Acknowledgment"), such acknowledgment to be substantially in the form of Exhibit F attached hereto.

     6.18. OBTAINING LICENSE AGREEMENTS. The Company acknowledges that, from time to time, certain of its customers have obtained software and other Company Proprietary Rights from the Company and its

Subsidiaries without entering into or becoming subject to written license agreements. Between the date of this Agreement and the Closing, the Company shall use all commercially reasonable efforts to identify those customers, and to obtain from such customers, where possible when such customers order additional products or services from the Company or renew maintenance with the Company, signed license agreements in a form substantially similar to the standard license agreements the Company now uses to license its software and other Company Proprietary Rights.

     6.19. DIRECTORS AND OFFICERS INDEMNIFICATION. From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (the "Indemnified Parties") to the same extent that such Indemnified Parties are currently indemnified by the Company pursuant to the Company's Certificate of Incorporation and By-Laws for acts or omissions in their capacities as officers or directors of the Company occurring on or prior to the Effective Time.

     6.20. NASDAQ LISTING. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Stock issuable in connection with the Merger, upon official notice of issuance.

     6.21. 401(K) MATCHING CONTRIBUTION POLICY. The Company shall eliminate, effective at or before the Effective Time and in a manner reasonably satisfactory to Parent, any requirement or policy that the Company provide matching contributions to participants in its 401(k) plan.

     6.22. NO INCREASE IN DEBT. From the Net Worth Calculation Date through the Effective Time, the Company shall not increase its aggregate obligations under the Company's line of credit with Silicon Valley Bank (and its line of credit, if any, with any other bank reasonably acceptable to Parent) above the aggregate amount of such obligations as of the Net Worth Calculation Date.

     6.23. REASONABLE EFFORTS. Subject to terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and Parent each will use all reasonable efforts to obtain all approvals, authorizations, consents and waivers from, and give all notices to, any public or private third parties that are necessary on its part in order to effect the transactions contemplated hereby.

                                   ARTICLE 7

                              CONDITIONS PRECEDENT

     7.1. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          7.1.1. STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote under applicable law of the stockholders of the Company. The issuance of the shares of Parent Stock pursuant to the Merger shall have been approved by the stockholders of Parent by the vote required by Section 6(i) of Part III of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc.

          7.1.2. REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

          7.1.3. NO INJUNCTION. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Merger or the other transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to

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

     have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Merger or any of the other transactions contemplated hereby.

          7.1.4. ILLEGALITY. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency that would prohibit or materially restrict the consummation of the Merger or the other transactions contemplated hereby.

          7.1.5. ESCROW AGREEMENT. Parent, the Holder's Agent and the Escrow Agent shall have entered into the Escrow Agreement as contemplated by
     Section 6.15 hereof.

          7.1.6. OPINION OF ACCOUNTANTS. Parent shall have received a letter from Coopers & Lybrand L.L.P. regarding that firm's concurrence with the conclusions of Parent's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

          7.1.7. TAX OPINIONS. Parent shall have received a written opinion from its counsel, Foley, Hoag & Eliot in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The Company and the Stockholders shall have received a written opinion from the Company's counsel, Testa, Hurwitz & Thibeault, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the Stockholders solely upon their receipt of Parent Stock in the Merger in exchange for Company Common Stock. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          7.1.8. FORMULA PRICE PER SHARE. The Formula Price Per Share shall not be less than $3.28 (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, or like change with respect to Parent Stock occurring after the date hereof and prior to the Effective Time).

     7.2. CONDITIONS PRECEDENT TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          7.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Company Material Adverse Effect; and the Company shall have delivered to Parent a certificate to that effect, dated the date of the Closing and signed on behalf of the Company by the President and Chief Financial Officer of the Company.

          7.2.2. AGREEMENTS AND COVENANTS. The Company shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Effective Time; and the Company shall have delivered to Parent a certificate to that effect, dated the date of the Closing and signed on behalf of the Company by the President and Chief Financial Officer of the Company.

          7.2.3. LEGAL OPINION. Parent and Merger Sub shall have received an opinion from Testa, Hurwitz & Thibeault, counsel to the Company, in substantially the form attached hereto as Exhibit G hereto.

          7.2.4. CLOSING DOCUMENTS. The Company and the Holder's Agent shall have delivered to Parent and Merger Sub such closing documents as Parent shall reasonably request (other than additional opinions of counsel).

          7.2.5. AFFILIATE AGREEMENTS. Each of the parties identified by the Company pursuant to Section 6.6 hereof as being an Affiliate of the Company shall have delivered to Parent an executed Company Affiliate Agreement which shall be in full force and effect.

          7.2.6. THIRD PARTY CONSENTS. All third party consents or approvals listed in Schedule 7.2.6 hereto shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

          7.2.7. MATERIAL ADVERSE EFFECT. Since the date of this Agreement, the Company shall not have suffered a Company Material Adverse Effect.

          7.2.8. COMPANY CLOSING CERTIFICATE. The Company shall have delivered the Company Closing Certificate to Parent.

          7.2.9. CADMOUNT NOTE. The Cadmount Note shall have been converted into Company Common Stock and there shall be no amounts due under the Cadmount Note.

          7.2.10. CADMOUNT ACKNOWLEDGMENT The Company and Cadmount shall have entered into the Cadmount Acknowledgment as contemplated by Section 6.17 hereof.

          7.2.11. FAIRNESS OPINION. Parent shall have received at the time of the mailing by Parent of the Proxy Statement to its stockholders an update from Stratagem of Stratagem's written opinion dated February 16, 1996 that the Merger is fair to Parent's stockholders from a financial point of view.

          7.2.12. VOTING AGREEMENT. The Amended and Restated Voting Agreement dated May 1, 1995 between the Company and Cadmount shall have been terminated.

          7.2.13. STOCKHOLDER LIST. The Company shall have delivered to Parent the Stockholder List.

          7.2.14. ELIMINATION OF MATCHING CONTRIBUTION TO 401(K) PLAN. The Company shall have eliminated any requirement or policy to provide matching contributions for its 401(k) plan as contemplated by Section 6.21 hereof.

     7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          7.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and Parent shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the President and Chief Financial Officer of Parent.

          7.3.2. AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Effective Time; and Parent shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the President and Chief Financial Officer of Parent.

          7.3.3. LEGAL OPINION. The Company shall have received an opinion from Foley, Hoag & Eliot, counsel to Parent, in substantially the form attached hereto as Exhibit H hereto.

          7.3.4. CLOSING DOCUMENTS. Parent and Merger Sub shall have delivered to the Company such closing documents as the Company shall reasonably request (other than additional opinions of counsel).

          7.3.5. AFFILIATE AGREEMENTS. Each of the parties identified by Parent pursuant to Section 6.6 hereof as being an Affiliate of Parent shall have delivered to the Company an executed Parent Affiliate Agreement which shall be in full force and effect.

          7.3.6. MATERIAL ADVERSE EFFECT. Since the date of this Agreement, Parent shall not have suffered a Parent Material Adverse Effect.

          7.3.7. NASDAQ LISTING. The shares of Parent Stock issuable to stockholders of the Company in connection with the Merger shall have been authorized for listing and eligible for trading on the Nasdaq National Market upon official notice of issuance.

                                   ARTICLE 8

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1. SURVIVAL OF REPRESENTATIONS.

          8.1.1. THE COMPANY'S REPRESENTATIONS. All representations and warranties made by the Company in this Agreement or any certificate or other writing delivered by the Company pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the first anniversary of the Effective Date (except that Parent Claims pending on the first anniversary of the Effective Date shall continue until resolved pursuant to this Article 8). The covenants made by the Company, the Stockholders and the Holder's Agent in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates, the Stockholders or the Holder's Agent pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent.

          8.1.2. PARENT'S REPRESENTATIONS. All representations and warranties made by Parent and Merger Sub in this Agreement or any certificate or other writing delivered by Parent, Merger Sub or any of their respective Affiliates pursuant hereto or in connection herewith shall terminate at the Effective Time, and only the covenants of Parent, Merger Sub and their respective Affiliates that by their terms survive the Effective Time shall survive the Effective Time.

     8.2. AGREEMENT TO INDEMNIFY.  Subject to the terms and conditions of this
Article 8, the Stockholders agree to indemnify, defend and hold harmless Parent and its Subsidiaries from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys' fees and disbursements) suffered, incurred or paid by Parent or any of its Subsidiaries which would not have been suffered, incurred or paid if all the representations and warranties of the Company contained in this Agreement or any certificate or other writing delivered by the Company pursuant hereto or in connection herewith had been true, complete and correct in all material respects (collectively, "Parent Claims").

     8.3. LIMITATION OF STOCKHOLDERS' LIABILITY.

          8.3.1. LIMITATION OF PARENT CLAIMS. The obligations and liabilities of the Stockholders hereunder with respect to indemnification for Parent Claims shall be subject to the following limitations:

             (a) The Stockholders shall be obligated to indemnify Parent only with respect to those Parent Claims as to which Parent has given the Holder's Agent written notice on or prior to a date one year after the Closing.

             (b) No indemnification shall be required to be made by the Stockholders hereunder unless the amount of Parent Claims exceeds $100,000 in the aggregate, in which case the Stockholders' indemnification obligations shall apply to the amount of such Parent Claims in excess of $100,000.

             (c) All claims for indemnification pursuant to Section 8.2 hereof shall be brought and recovered by Parent solely by the return to Parent of property from the Escrow Fund. Without limiting the generality of the foregoing, Parent shall not have any recourse against any Stockholder individually, or any Stockholder's assets or property, for Parent Claims, except for recovery against the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement.

             (d) For purposes of determining the amount of property recoverable from the Escrow Fund sufficient to satisfy a Parent Claim subject to indemnification hereunder, the value of a share of Parent Stock shall be equal to the Formula Price Per Share.

             (e) Parent, the Surviving Corporation and the Stockholders acknowledge and agree that any distribution of property from the Escrow Fund to satisfy a Parent Claim hereunder shall be done so as to reduce each Stockholder's interest in the Parent Stock in the Escrow Fund in a pro rata manner based on the Stockholders' respective ownership interests in the Parent Stock in the Escrow Fund.

          8.3.2. EXCLUSIVE REMEDY. The indemnification provided in this Article 8 shall be Parent's and its Subsidiaries' exclusive remedy for any breach by the Company of a representation or warranty contained in this Agreement or any certificate or other writing delivered by the Company pursuant hereto or in connection herewith. Notwithstanding the foregoing, nothing contained herein shall limit a party's rights or remedies with respect to claims resulting from or arising out of willful misconduct or fraud.

     8.4. PROCESS OF INDEMNIFICATION FOR PARENT CLAIMS.

          8.4.1. NOTICE FROM PARENT. Parent shall promptly notify the Holder's Agent in writing of the assertion of any Parent Claim by a third party or the discovery of any fact upon which Parent intends to base a Parent Claim hereunder. Such notice shall set forth the amount of the Parent Claim and specify the alleged basis of the Parent Claim. The delay or failure of Parent to provide notice hereunder shall not in any way limit Parent's indemnification rights hereunder except to the extent that the Stockholders shall have been materially adversely affected by such delay or failure and except that in any event such notice shall be made within the one year period provided in Section 8.3.1(a) hereof.

          8.4.2. RECOVERY BY PARENT. If the Holder's Agent does not dispute the basis or amount of any Parent Claim within 30 days of receiving written notice thereof, Parent shall have the right promptly to recover indemnity as and to the extent provided herein and in the Escrow Agreement. If the Holder's Agent disagrees with the basis of the Parent Claim or the amount of damages caused thereby, then within 30 days of receiving written notice thereof, the Holder's Agent shall give notice to Parent of such disagreement (the "Dispute Notice") and, in that case, Parent shall have no right to recover indemnity hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Parent's recovery, in which case Parent shall have the right promptly to recover the amount so specified (subject to the limitations contained in Section 8.3 hereof) and (b) Parent and the Holder's Agent agree in writing to the amount of Parent's recovery, in which case Parent shall have the right promptly to recover the amount so agreed. In the event Parent receives a Dispute Notice and the Parent Claim that is the subject of the Dispute Notice has not been resolved by agreement of Parent and the Holder's Agent, then Parent shall, not later than six months after its receipt of the Dispute Notice, commence a proceeding before a court of competent jurisdiction to adjudicate the Parent Claim that is the subject of the Dispute Notice.

          8.4.3. THIRD-PARTY PARENT CLAIMS. Parent agrees promptly to notify the Holder's Agent of any Parent Claims asserted by third parties that are reasonably likely to give rise to indemnification hereunder ("Third-Party Parent Claims"). The Holder's Agent shall have the right to conduct and control, through counsel of his own choosing, any Third-Party Parent Claim, and Parent agrees to cooperate with the Holder's Agent and their counsel in that regard. Parent agrees that it will not settle any Third-Party Parent Claims without the consent of the Holder's Agent, which consent shall not be unreasonably withheld. Parent further agrees that if the Holder's Agent wishes to enter into a settlement with respect to a Third-Party Parent Claim, Parent will cooperate in such settlement, provided that such settlement includes as an unconditional term thereof the giving by the third party to Parent of a release from all liability in respect of such Third-Party Parent Claim.

                                   ARTICLE 9

                                  TERMINATION

     9.1. TERMINATION EVENTS. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of Parent and the Company;

          (b) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten business days after written notice to the Company (provided, that neither Parent nor Merger Sub is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in
     Section 7.2.1 or Section 7.2.2 hereof, as the case may be, will not be satisfied;

          (c) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within ten business days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3.1 or Section 7.3.2 hereof, as the case may be, will not be satisfied;

          (d) by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business or assets of the Company, or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger;
     (iii) if the Company's stockholders do not approve this Agreement and the transactions contemplated hereby at the Company Meeting; (iv) if Parent's stockholders do not approve this Agreement and the issuance of shares of Parent Stock to the Stockholders in the Merger as contemplated hereby at the Parent Meeting; or

          (e) by any party hereto if the Merger shall not have been consummated by June 30, 1996, provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

     Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

     9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parent, Merger Sub, the Company or their respective officers, directors, stockholders or Affiliates, except to the extent that a party hereto is in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Sections 6.4, 6.13 and 6.14 hereof and Article 10 hereof shall remain in full force and effect and survive any termination of this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

     10.1. AMENDMENTS AND SUPPLEMENTS. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of each of the parties hereto personally or by their duly authorized officers or representatives.

     10.2. NO WAIVER. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

     10.3. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

     10.4. NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

     To Parent or Merger Sub:

        Bachman Information Systems, Inc.
        Eight New England Executive Park
        Burlington, Massachusetts 01803
        Attn: President

     With a copy to:

        John D. Patterson, Jr., Esq.
        Foley, Hoag & Eliot
        One Post Office Square
        Boston, Massachusetts 02109

     To the Company:

        Cadre Technologies Inc.
        222 Richmond Street
        Providence, Rhode Island 02903
        Attn: President

     With a copy to:

        William B. Simmons, Jr., Esq.
        Testa, Hurwitz & Thibeault
        High Street Tower
        125 High Street
        Boston, Massachusetts 02110

     To the Holder's Agent:

        James P. Lally
        Kleiner Perkins Caufield & Byers
        2750 Sandhill Road
        Menlo Park, California 94025

     With a copy to:

        William B. Simmons, Jr., Esq.
        Testa, Hurwitz & Thibeault
        High Street Tower
        125 High Street
        Boston, Massachusetts 02110

     10.5. ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (including the Nondisclosure Agreement dated October 11, 1995 between Parent and the Company) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent dated December 6, 1995, as amended, between Parent and the Company. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

     10.6. ASSIGNABILITY. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto, except that certain rights and obligations of Merger Sub and the Company may be assigned and delegated to the Surviving Corporation as a result of the Merger without any further consent hereunder.

     10.7. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     10.8. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

     10.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

                                   * * * * *

     IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Merger as of the date first above written.

                                          BACHMAN INFORMATION SYSTEMS, INC.

                                          By: /s/  Peter J. Boni
                                              ---------------------------------
                                              Title: President

                                          B.C. ACQUISITION CORP.

                                          By: /s/  Peter J. Boni
                                              ---------------------------------
                                              Title: President

                                          CADRE TECHNOLOGIES INC.

                                          By: /s/ William H. D. Goddard
                                              ---------------------------------
                                              Title: Director

                                                                         ANNEX B

                   DELAWARE GENERAL CORPORATION LAW SEC. 262

SEC. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX C

CONFIDENTIAL                          February 16, 1996

The Board of Directors
Bachman Information Systems, Inc.
8 New England Executive Park
Burlington, MA 01803

To the Members of the Board of Directors:

     Bachman Information Systems, Inc. ("Bachman" or the "Company") is contemplating entering into an Agreement and Plan of Merger with B.C. Acquisition Corp., a wholly owned subsidiary of Bachman (the "Merger Sub") and Cadre Technologies Inc. ("Cadre") ("the Merger Agreement"). Pursuant to the Merger Agreement, the Merger Sub shall be merged with and into Cadre and Cadre shall continue as the surviving corporation (the "Transaction"). In connection with the Transaction, Bachman will pay the common stockholders of Cadre an aggregate of approximately 4,850,000 shares of Bachman common stock (subject to certain adjustments), plus conversion rights for the outstanding Cadre Warrants and Options as specified in the Merger Agreement. The Transaction is expected to be accounted for as a pooling of interests.

     You have requested our opinion as to the fairness of the Transaction, from a financial point of view, to the Company's stockholders. Stratagem Partnering, Inc. ("Stratagem"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, financial restructurings and other financial services. As you are aware, Stratagem has provided investment banking services to the Company and will receive a fee if the Transaction is consummated. As you are also aware, Stratagem has been engaged by the Company to provide the opinion contained herein, and will receive a fee for the provision of such opinion.

     In rendering its opinion, Stratagem has, among other things, (i) reviewed a draft of the Merger Agreement (including the Exhibits thereto), the Letter of Intent between Bachman and Cadre dated December 6, 1995, as amended, and certain financial and other information that was publicly available or furnished by the Company, including certain internal financial analyses, budgets, reports and other information prepared by the Company's management; (ii) discussed with representatives of the management of Bachman the business, properties and prospects of the Company and undertaken such other reviews, analyses and inquiries relating to the Company as we deemed appropriate; (iii) conducted discussions with representatives of the management of Cadre as to the past and current operations, financial condition and prospects of Cadre; (iv) analyzed the pro forma impact of the Transaction on Bachman's earnings per share; (v) compared the financial performance of Cadre with that of certain comparable publicly traded companies and their securities; (vi) reviewed the reported prices and trading activity of the Bachman Common Stock; (vii) compared the financial performance of Bachman Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) reviewed and discussed with the senior management of Bachman the strategic rationale for the Transaction and the benefits of the Transaction to Bachman; and (x) performed such other studies, analyses and inquires and considered such other information as Stratagem deemed relevant.

CONFIDENTIAL
BACHMAN INFORMATION SYSTEMS, INC.
FEBRUARY 16, 1996 PAGE 2

     In our review and analysis and in rendering the opinion contained herein, we have relied upon and have not independently verified, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by or on behalf of Bachman or Cadre or that was publicly available, and such opinion is conditioned upon such information (whether written or oral) being complete, accurate and fair in all material respects. With respect to any financial forecasts reviewed relating to the prospectus of the Company and Cadre, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of their respective management teams as to their future financial performance. We have not made an independent evaluation or appraisal or conducted a physical inspection of any of the assets of the Company or Cadre nor have we been furnished with any such appraisals. Our opinion is based on economic, monetary, political, market and other conditions existing and which can be evaluated as of the date of this opinion. However, such conditions are subject to rapid and unpredictable change.

     With your permission, in rendering such opinion we have also assumed that
(i) the terms and provisions contained in the definitive Merger Agreement (including the Exhibits thereto), will not differ materially from those contained in the drafts of those documents we have heretofore reviewed; (ii) the conditions to the consummation of the Merger Agreement set forth in the Merger Agreement will be satisfied; and (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be any default, or event of default, under any indenture, credit agreement or other material instrument to which the Company or any of its subsidiaries or affiliates is a party that would materially and adversely affect the Company.

     Finally, in rendering the opinion set forth below we note that; (i) the consummation of the Merger Agreement is conditioned upon the approval of Bachman's stockholders; (ii) we did not consider the tax effects of the Agreement upon the stockholders of the Company's Common Stock; (iii) the provision of such opinion does not constitute a recommendation as to any action the Company, its Board of Directors or any of its security holders should take in connection with the Transaction; and (iv) we are not opining as to the prices at which any of the securities of the Company may trade following the consummation of the Transaction.

     Based upon and subject to the foregoing, and upon such other matters as we consider relevant, it is our opinion as investment bankers that, as of the date hereof, the Transaction from a financial point of view is fair to the stockholders of Bachman.
                                            Sincerely,

                                            /S/ BRIAN MUTERT
                                            ....................................
                                            Stratagem Partnering Inc.
                                            Brian Mutert
                                            President

                       BACHMAN INFORMTION SYSTEMS, INC.

                         8 NEW ENGLAND EXECUTIVE PARK
                       BURLINGTON, MASSACHUSETTS 01803

    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 18, 1996

The undersigned hereby constitutes and appoints Peter J. Boni and Eugene J. DiDonato, and each of them acting singly, as proxies of the undersigned, each with full power to appoint his substitute, and authorizes each of them, and each substitute so appointed, to represent and vote all shares of Common Stock of Bachman Informtion Systems, Inc. ("Bachman") held of record by the undersigned at the close of business on June 7, 1996 at the Special Meeting of Stockholders of Bachman to be held at the offices of Foley, Hoag & Eliot LLP located at One Post Office Square, Boston, Massachusetts on July 18, 1996 at 10:00 a.m. local time and of any adjournments thereof (the "Special Meeting").

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. A stockholder wishing to vote in accordance with the recommendations of the Board of Directors need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and of the Proxy Statement relating thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

 ----------------------------------------------------------------------------
 PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
 ----------------------------------------------------------------------------

Please sign this proxy exactly as your name(s) appear on your stock certificate. Joint owners should sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or partnership, this signature should be that of an authorized officer or other person who should state his or her title.
- -------------------------------------------------------------------------------

LIST ANY ADDRESS CHANGES HERE:          COMMENTS:

- -----------------------------------     --------------------------------------

- -----------------------------------     --------------------------------------

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE
                                                For  Against  Abstain
1. Proposal to adopt and approve the           /  /   /  /     /  /
   Agreement and Plan of Merger dated
   as of March 25, 1996 (the "Merger
   Agreement") by and among Bachman
   B.C. Acquisition Corp. and Cadre
   Technologies, Inc., and to approve the
   issuance of up to 4,850,000 shares of
   Bachman's Common Stock, par value
   $.01 per share (subject to adjustment
   as provided in the Merger Agreement),
   as contemplated by the Merger
   Agreement.
                                                 For  Against  Abstain
2. Proposal to change Bachman's name to         /  /    /  /     /  /
   Cayenne Software, Inc. Upon consummation of the proposed merger.

                                                 For  Against  Abstain
3. Proposal to increase the number of shares    /  /    /  /     /  /
   of Bachman's Common Stock, par value
   $.01 per share, that Bachman shall have the authority to issue by 26.2 million shares.

                                                 For  Against  Abstain
4. Proposal to approve in advance one or more   /  /    /  /     /  /
   adjournments of the Special Meeting if and to the extent such adjournments are proposed by the management of Bachman.

   RECORD DATE SHARES:


                                              -------------------------------
Please complete, sign and date this Proxy     Date
- -----------------------------------------------------------------------------


  Stockholder sign here----------------Co-owner sign here--------------------

Mark box at right if comments or address changes have been noted on the reverse
side of this card.       /  /

DETACH CARD                                                     DETACH CARD

                           CADRE TECHNOLOGIES INC.

                             222 RICHMOND STREET
                        PROVIDENCE, RHODE ISLAND 02903

                  PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JULY 18, 1996

The undersigned hereby constitutes and appoints Lawrence T. Suttor and Edson
H. Whitehurst, Jr. and each of them acting singly, as proxies of the undersigned, each with full power to appoint his substitute, and authorizes each of them, and each substitute so appointed, to represent and vote all shares of Common Stock of Cadre Technologies Inc. ("Cadre") held of record by the undersigned at the close of business on May 31, 1996 at the Special Meeting of Stockholders of Cadre to be held at the offices of Testa, Hurwitz & Thibeault L.L.P., 125 High Street, Boston, Massachusetts on July 18, 1996 at 10:00 a.m. local time and at any adjournments thereof (the "Special Meeting").

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. A stockholder wishing to vote in accordance with the recommendations of the Board of Directors need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Special Meeting of Stockholders and of the Proxy Statement relating thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

- -----------------------------------------------------------------------------
 PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
- -----------------------------------------------------------------------------
Please sign exactly as name appears on your stock certificate. When there is more than one holder, each must sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such.
If executed on behalf of a corporation, the proxy should be signed by a duly authorized person, stating his title or authority.
- -------------------------------------------------------------------------------

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE





RECORD DATE SHARES:



                                              -------------------------------
Please be sure to sign and date this Proxy     Date
- -----------------------------------------------------------------------------


- --Stockholder sign here----------------Co-owner sign here--------------------


                                              FOR        AGAINST     ABSTAIN
1.)  Proposal to adopt and approve the        / /          / /         / /
     Agreement and Plan of Merger dated
     March 25, 1996 (the "Merger
     Agreement") by and among Bachman
     Information Systems, Inc., B.C.
     Acquisition Corp. and Cadre.

                                              FOR        AGAINST     ABSTAIN
2.)  Proposal to approve in advance one or    / /          / /         / /
     more adjournments of the Special
     Meeting if and to the extent such
     adjournments are proposed by the
     management of Cadre.




DETACH CARD                                                      DETACH CARD

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Paragraph D of Article 6 of the Bachman Articles provides that, to the maximum extent permitted by Massachusetts law (as the same exists or is subsequently amended), no director shall be personally liable to Bachman or any of its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of Bachman. Section 13(b)(l 1/2) of the Massachusetts BCL provides that a Massachusetts corporation's articles of organization may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under specified sections of the Massachusetts BCL establishing the liability of directors for certain unauthorized distributions and loans to insiders or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 6 of Article VII of the Bachman By-Laws provides that Bachman shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers or trustees of any organization in which Bachman has an interest as a stockholder, creditor or otherwise), against all liabilities and expenses reasonably incurred by such persons in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or with which they may be threatened by reason of being or having been such a director or officer, except with respect to any matter as to which they shall have been adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interests of Bachman. Section 67 of the Massachusetts BCL authorizes a Massachusetts corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

     The effect of these provisions would be to permit indemnification by Bachman for, among other liabilities, (a) liabilities arising out of the Securities Act in connection with this Registration Statement (see Item 22 below) and (b) certain liabilities incurred by individuals serving as directors and officers of Acquisition Corp., all of whom serve at the request of Bachman.

     Section 67 of the Massachusetts BCL also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors, officers, employees and agents against liabilities incurred by them in those capacities or out of their status as such, whether or not the corporation would have the power to indemnify them against those liabilities. Bachman has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Bachman against losses (in excess of a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Bachman against losses (in excess of a deductible amount) arising from any such claims, but only if Bachman is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of Bachman's articles of organization or by-laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS

 2.1   Agreement and Plan of Merger (the "Merger Agreement") by and among Bachman,
       Acquisition Corp. and Cadre, dated as of March 25, 1996, and form of Transmittal
       Letter (Exhibit B), form of Escrow Agreement (Exhibit C), form of Cadre Affiliate
       Agreement (Exhibit D), Form of Bachman Affiliate Agreement (Exhibit E), and form of
       Cadmount Amendment (Exhibit F)
 5.1   Legal Opinion of Foley, Hoag & Eliot LLP, counsel to the Registrant
 8.1   Form of tax opinion of Foley, Hoag & Eliot LLP, counsel to the Registrant
 8.2   Form of tax opinion of Testa, Hurwitz & Thibeault LLP, counsel to Cadre

23.1   Consent of Coopers & Lybrand L.L.P., independent accountants
23.2   Consent of Deloitte & Touche LLP, independent accountants
23.3   Consent of counsel (included in Exhibit 5.1 hereto)
24.1   Powers of Attorney (see page II-4)

  (B) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules of the Registrant for the years ended June 30, 1995, 1994 and 1993 are incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1995.

     REPORT OF INDEPENDENT ACCOUNTS

          Schedule II; Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Joint Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Massachusetts, on June 13, 1996.

                                     BACHMAN Information Systems, Inc.

                                     By: /S/ PETER J. BONI
                                         -------------------------------------
                                         Peter J. Boni
                                         President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Peter J. Boni and Eugene J. DiDonato, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing he may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                      DATE
                ---------                               -----                      ----
/S/ PETER J. BONI                           President and                        June 13, 1996
- ------------------------------------------  Chief Executive Officer,
Peter J. Boni                               Director

/S/ EUGENE J. DIDONATO                      Vice President -- General            June 13, 1996
- ------------------------------------------  Counsel, Treasurer, and Chief
Eugene J. DiDonato                          Financial and Accounting
                                            Officer

/S/ CHARLES W. BACHMAN                      Chairman of the Board                June 10, 1996
- ------------------------------------------  of Directors
Charles W. Bachman

/S/ JOHN J. ALEXANDER                       Director                             June 13, 1996
- ------------------------------------------
John J. Alexander

/S/ R. JOHN FLETCHER                        Director                             June 13, 1996
- ------------------------------------------
R. John Fletcher

/S/ ALLYN C. WOODWARD, JR.                  Director                             June 13, 1996
- ------------------------------------------
Allyn C. Woodward, Jr.